Exhibit (a)(1)(H)

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION
among:
INNOVATE BIOPHARMACEUTICALS, INC.,
INNT MERGER SUB 1 LTD.,
RDD PHARMA LTD.
ORBIMED ISRAEL PARTNERS, LIMITED PARTNERSHIP,
as the Shareholder Representative
Dated as of October 6, 2019

TABLE OF CONTENTS
Page

Section 1.	DESCRIPTION OF TRANSACTION 2

1.1	Structure of the Merger 2

1.2	Closing; Effective Time 2

1.3	Effects of the Merger 2

1.4	Articles of Association; Certificate of Incorporation and Bylaws;
Directors and Officers                            2

1.5	Effect of the Merger on Share Capital; Exchange of Certificates 3

1.6	Payment Procedures 6

1.7	Lost Certificates 8

1.8	Transfers; No Further Ownership Rights 8

1.9	Further Action 8

1.10	Withholding Tax 8

1.11	Appraisal Rights 10

1.12	Escrow. 10

Section 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 10

2.1	Organization 10

2.2	Capitalization 11

2.3	Authority 12

2.4	Non-Contravention; Consents 13

2.5	Financial Statements 13

2.6	Absence of Changes 13

2.7	Title to Assets 14

2.8	Properties 15

2.9	Intellectual Property 15

2.10	Material Contracts 17

2.11	Absence of Undisclosed Liabilities 19

2.12	Compliance with Laws; Regulatory Compliance 19

2.13	Taxes and Tax Returns 23

2.14	Employee Benefit Programs 25

2.15	Labor and Employment Matters 27

2.16	Environmental Matters 29

2.17	Insurance 29

2.18	Government Programs 29

2.19	Transactions with Affiliates 29

2.20	Legal Proceedings; Orders 30

2.21	Anticorruption and Anti-Bribery Laws 30

2.22	Product Liability 30

2.23	Inapplicability of Anti-takeover Statutes 30

2.24	Vote Required 30

2.25	No Financial Advisor 31

2.26	No Other Representations or Warranties; Disclaimer of Other Representations and Warranties 31

Section 3.	REPRESENTATIONS AND WARRANTIES OF INNOVATE AND

MERGER SUB	31

3.1	Organization 31

3.2	Capitalization 31

3.3	Authority 33

3.4	Non-Contravention; Consents 33

3.5	SEC Filings; Financial Statements 34

3.6	Absence of Changes 36

3.7	Title to Assets 37

3.8	Properties 37

3.9	Intellectual Property 37

3.10	Material Contracts 39

3.11	Absence of Undisclosed Liabilities 41

3.12	Compliance with Laws; Regulatory Compliance 41

3.13	Taxes and Tax Returns 45

3.14	Employee Benefit Programs 46

3.15	Labor and Employment Matters 47

3.16	Environmental Matters 48

3.17	Insurance 48

3.18	Government Programs 48

3.19	Transactions with Affiliates 49

3.20	Legal Proceedings; Orders 49

3.21	Anticorruption and Anti-Bribery Laws 49

3.22	Product Liability 49

3.23	Antitrust 49

3.24	Inapplicability of Anti-takeover Statutes 50

3.25	Vote Required 50

3.26	No Financial Advisor 50

3.27	No Other Representations or Warranties; Disclaimer of Other Representations and Warranties 50

Section 4.	CERTAIN COVENANTS OF THE PARTIES 50

4.1	Access and Investigation 50

4.2	Operation of Innovate’s Business 51

4.3	Operation of the Company’s Business 52

4.4	Negative Obligations 52

4.5	Non-Solicitation by Innovate 55

4.6	Notification of Solicitation by Innovate 58

4.7	Standstill 58

4.8	Non-Solicitation by the Company 58

4.9	Innovate Warrants 58

4.10	Voting Agreements 59

Section 5.	ADDITIONAL AGREEMENTS OF THE PARTIES 59

5.1	Disclosure Documents; Merger Proposal; Registration 59

5.2	Shareholder Approval 59

5.3	Regulatory Approvals 61

5.4	Company Options and Company Warrants 62

5.5	Innovate Stock Options 63

5.6	Indemnification of Officers and Directors 63

5.7	Additional Agreements 64

5.8	Disclosure 65

5.9	Listing 65

5.10	Tax Matters 65

5.11	Directors and Officers 66

5.12	Section 16 Matters 67

5.13	Allocation Certificate 67

5.14	Shareholder Litigation 68

5.15	Confidentiality 68

5.16	Effect of Knowledge 68

5.17	Reservation of Innovate Common Stock; Issuance of Shares of Innovate Common Stock 68

5.18	Private Placement 68

Section 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY 68

6.1	No Restraints 69

6.2	Shareholder Approval 69

6.3	Listing 69

6.4	Statutory Waiting Periods 69

6.5	Equity Term Sheet 69

6.6	Certificate Certifying the RDD Share Portion and Stock Ratio 69

6.7	Required Consents and Approvals 69

Section 7.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF INNOVATE AND MERGER SUB 69

7.1	Accuracy of Representations 69

7.2	Performance of Covenants 70

7.3	Documents 70

7.4	No Company Material Adverse Effect 70

7.5	Cash Balance 70

7.6	Escrow Agreement 70

7.7	Surrender Agreements 70

7.8	Company Lock-Up Agreements 70

Section 8.	ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY 70

8.1	Accuracy of Representations 70

8.2	Performance of Covenants 70

8.3	Voting Agreements 71

8.4	Amendment to Innovate Note 71

8.5	Certificate of Designation 71

8.6	Documents 71

8.7	No Innovate Material Adverse Effect 71

8.8	Tax Rulings 71

8.9	Cash Balance 71

8.10	Escrow Agreement 71

8.11	Innovate Lock-Up Agreements 71

Section 9.	TERMINATION 71

9.1	Termination 71

9.2	Effect of Termination 73

9.3	Expenses; Termination Fees 73

Section 10.	INDEMNIFICATION 74

10.1	Survival. 74

10.2	Indemnification by the Company Shareholders 74

10.3	Indemnification by Innovate 74

10.4	Payment from Escrow Account 75

10.5	Payment from Innovate 75

10.6	Limitations and General Indemnification Provisions. 75

10.7	Indemnification Procedures. 76

10.8	Exclusive Remedy 77

Section 11.	MISCELLANEOUS PROVISIONS 77

11.1	Intentionally Omitted. 77

11.2	Amendment 77

11.3	Waiver 77

11.4	Entire Agreement; Counterparts; Exchanges by Facsimile 78

11.5	Governing Law; Jurisdiction; Waiver of Trial by Jury 78

11.6	Expenses 78

11.7	Assignability 78

11.8	Notices 79

11.9	Cooperation 80

11.10	Severability 80

11.11	Other Remedies; Specific Performance 80

11.12	Shareholder Representative. 80

11.13	Construction 81

EXHIBIT A        Definitions
EXHIBIT B        Voting Agreement
EXHIBIT C        Innovate Lock-Up Agreement
EXHIBIT D        Company Lock-Up Agreement
EXHIBIT E        Articles of Association of the Surviving Company
EXHIBIT F        Form of Certificate of Designation
EXHIBIT G        Minimum Cash Balances
EXHIBIT H        Share Surrender Agreement
EXHIBIT I        Option Surrender Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of October 6, 2019, by and among INNOVATE BIOPHARMACEUTICALS, INC., a Delaware corporation (“Innovate”), INNT MERGER SUB 1 LTD., a company organized under the laws of Israel and a direct, wholly-owned subsidiary of Innovate (“Merger Sub”), RDD PHARMA LTD., a company organized under the laws of Israel (the “Company”) and OrbiMed Israel Partners, Limited Partnership, in the capacity as the representative from and after the Effective Time for the shareholders of the Company as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Shareholder Representative”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
(A)    Innovate and the Company intend to merge Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations thereunder, the “ICL”). Upon consummation of the Merger, Merger Sub will cease to exist, the Company will become a wholly-owned subsidiary of Innovate, and all Company Ordinary Shares, Company Ordinary A Shares and Company Preferred Shares issued and outstanding immediately prior to the Effective Time will be exchanged for shares of Innovate Common Stock and Innovate Preferred Stock, all subject to and in accordance with the provisions set forth herein.
(B)    The Board of Directors of Innovate (i) has determined that the Merger is advisable, and in the best interests of Innovate and its shareholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Innovate Common Stock and Innovate Preferred Stock to the security holders of the Company pursuant to the terms of this Agreement and to the investors pursuant to the terms of the Equity Term Sheet, and the other actions contemplated by this Agreement and has deemed this Agreement advisable and (iii) has determined to recommend that the shareholders of Innovate vote to approve the Innovate Shareholder Proposals, and such other actions as contemplated by this Agreement.
(C)    The Board of Directors of Merger Sub (i) has determined that the Merger is advisable, fair and in the best interests of Merger Sub and its sole shareholder, (ii) has approved this Agreement, the Merger, and the other actions contemplated by this Agreement and has deemed this Agreement advisable, fair and in the best interests of Merger Sub and its sole shareholder, (iii) has determined that, considering the financial conditions of the merging companies, no reasonable concern exists that the Surviving Company (as defined below) will be unable to fulfill the obligations of the Company or Merger Sub, as applicable, to its creditors, and (iv) has determined to recommend that the sole shareholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.
(D)    The Board of Directors of the Company (i) has determined that the Merger is advisable, fair and in the best interests of the Company and its shareholders, (ii) has approved this Agreement, the Merger and the other actions contemplated by this Agreement and has deemed this Agreement advisable, fair and in the best interests of the Company and its shareholders, (iii) has determined that, considering the financial conditions of the merging companies, no reasonable concern exists that the Surviving Company (as defined below) will be unable to fulfill the obligations of the Company or Merger Sub, as

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applicable, to its creditors and (iv) has determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the shareholders of the Company.
(E)    In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated certain shareholders of Innovate listed on Schedule I-A hereto, are executing voting agreements in favor of the Company concurrently with, or within twenty (20) days following, the execution and delivery of this Agreement representing at least 40% of the Innovate Common Stock issued and outstanding as of the date hereof in the form substantially attached hereto as Exhibit B (the “Voting Agreements”).
(F)    In order to induce the Company to cause the Merger to be consummated, certain of Innovate’s executive officers and directors of Innovate listed on Schedule I-B are executing lock-up agreements in favor of the Company concurrently with the execution and delivery of this Agreement relating to sales and certain other dispositions of shares of Innovate Common Stock and certain other securities after the Closing in substantially the form attached hereto as Exhibit C (the “Innovate Lock-up Agreements”).
(G)    In order to induce Innovate and Merger Sub to cause the Merger to be consummated, certain holders of Company Share Capital listed on Schedule I-C are executing lock-up agreements in favor of Innovate concurrently with, or within twenty (20) days following, the execution and delivery of this Agreement relating to sales and certain other dispositions of Innovate Common Stock and certain other securities after the Closing in substantially the form attached hereto as Exhibit D (the “Company Lock-up Agreements” and together with the Innovate Lock-Up Agreements, the “Lock-Up Agreements”).
AGREEMENT
The parties to this Agreement, intending to be legally bound, agree as follows:
Section 1.DESCRIPTION OF TRANSACTION
1.1    Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the ICL, at the Effective Time (as defined in Section 1.2), Merger Sub (as the target company (Chevrat Ha’Ya’ad) in the Merger) shall be merged with and into the Company (as the absorbing company (HaChevra Ha’Koletet) in the Merger), and the separate existence of Merger Sub shall cease. The Company will continue as the surviving company in the Merger (the “Surviving Company”).
1.2    Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Section 6, Section 7 and Section 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton, LLP, 30 Rockefeller Plaza, New York, NY, 10112, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6, Section 7 and Section 8, other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of each of such conditions), or at such

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other time, date and place as Innovate and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” As soon as practicable after the determination of the date on which the Closing is to take place, each of the Company and Merger Sub shall (and Innovate shall cause Merger Sub to), in coordination with each other, deliver to the Registrar of Companies of the State of Israel (the “Companies Registrar”) a notice which shall inform the Companies Registrar that all conditions to the Merger under the ICL and this Agreement have been met and set forth the proposed date of the Closing on which the Companies Registrar is requested to issue a certificate evidencing the Merger in accordance with Section 323(5) of the ICL (the “Certificate of Merger”). The Merger shall become effective upon the issuance by the Companies Registrar of the Certificate of Merger in accordance with Section 323(5) of the ICL (such date and time being hereinafter referred to as the “Effective Time”).
1.3    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the ICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Merger and without any further action on the part of Innovate, Merger Sub, the Company or any shareholder of the Company, (a) the Company will become a direct wholly-owned subsidiary of Innovate, (b) the Company will continue to be governed by the laws of the State of Israel, (c) the Company will maintain a registered office in the State of Israel, (d) Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company, (e) all the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and (f) all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
1.4    Articles of Association; Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:
(a)    the articles of association of the Surviving Company, shall be, subject to and conditioned upon the consummation of the Merger, amended and restated, by means of Company shareholder action, to be in the form attached hereto as Exhibit E, until thereafter amended as provided by the ICL and such articles of association;
(b)    the Innovate Charter shall be the certificate of incorporation of Innovate immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Innovate shall file an amendment to its certificate of incorporation to (i) change the name of Innovate to “9 Meters Biopharma, Inc.” and (ii) make such other changes as are mutually agreeable to Innovate and the Company.
1.5    Effect of the Merger on Share Capital; Exchange of Certificates.
(a)    Background. Prior to entering this Agreement, the Company was in the process of conducting a private placement financing. Upon entering into this Agreement, the Company and Innovate agreed that any new investments should be made directly into Innovate rather than into the Company. However, Innovate and the Company also agreed the first Ten Million Dollars ($10,000,000) of any new investment from Insider Investors (less any cash on hand of the Company at the Effective Time) should be dilutive only to the former securityholders of the Company, and the remaining portion of

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the new investment should be dilutive to all securityholders of Innovate (on a post-Closing basis). As a result of these agreements, the RDD Share Portion depends on the aggregate amount of the Innovate Post-Closing Financing and the cash on hand of the Company as of the Effective Time, and the amount of the RDD Merger Shares depends on the Dilution Variable. The proportion of Innovate Common Stock and Innovate Preferred Stock issued in the Innovate Post-Closing Financing will be issued in amounts that are consistent with the Stock Ratio. The number of shares of Innovate Preferred Stock calculated based on the definitions in this Section 1.5 are calculated on an as-converted to Innovate Common Stock basis.
(b)    Definitions. For purposes of this Agreement, the following terms have the meanings ascribed to them as set forth below:
(1)    “Combined Company Amount” means the number of shares of Innovate capital stock equal to the Innovate Fully Diluted Shares divided by the Innovate Fully Diluted Ownership Ratio.
(2)    “Common Stock Derivative Amount” means the portion of the Common Stock Merger Amount, if any, allocable to the Company Options pursuant to Section 5.4.
(3)    “Common Stock Financing Amount” means the Common Stock Limit multiplied by the Dilution Variable.
(4)    “Common Stock Issued Amount” means the number of shares of Innovate Common Stock equal to the Common Stock Merger Amount minus the Common Stock Derivative Amount.
(5)     “Common Stock Limit” means the number of shares of Innovate Common Stock that represent 19.5% of the voting power of Innovate as of immediately prior to the Effective Time.
(6)    “Common Stock Merger Amount” means the Common Stock Limit minus the Common Stock Financing Amount.
(7)     “Dilution Variable” means a percentage determined based on the percentage of the Company Share Capital the Inside Investors are deemed to acquire pursuant to the Innovate Post-Closing Financing. For purposes of determining this percentage, the Inside Investors will be deemed to acquire a percentage of the Company Shares Capital in respect of the first $10 million of the Post-Closing Financing less any cash on hand of the Company at the Effective Time.
(8)    “Innovate Fully Diluted Ownership Ratio” means a percentage equal to 100% minus the RDD Fully Diluted Ownership Ratio.
(9)    “Innovate Fully Diluted Shares” means the number of shares of Innovate capital stock, on a fully diluted basis, immediately prior to the Effective Time.

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(10)    “Insider Shares” means an amount of Innovate capital stock equal to the RDD Share Portion multiplied by the Dilution Variable, which shares are issuable to the Insider Investors in respect of their investment in Innovate pursuant to the Innovate Post-Closing Financing.
(11)    “Investment Kicker” means an amount equal to 0.5% per $1.0 million (calculated linearly for amounts less than $1.0 million) committed in excess of $10 million (less the amount of cash on hand, if any, of the Company at the Effective Time) pursuant to the Equity Term Sheet.
(12)    “Merger Consideration” means the RDD Merger Shares, as allocated among and issued to (or subject to and issuable in respect of) the Company Share Capital and Company Options pursuant to this Agreement.
(13)    “Preferred Stock Aggregate Amount” means the number of shares of Innovate Preferred Stock equal to (i) the RDD Share Portion minus the Common Stock Limit.
(14)    “Preferred Stock Derivative Amount” means the portion of the Preferred Stock Merger Amount, if any, allocable to the Company Options pursuant to Section 5.4.
(15)     “Preferred Stock Financing Amount” means the number of shares of Innovate Preferred Stock equal to the Preferred Stock Aggregate Amount multiplied by the Dilution Variable.
(16)    “Preferred Stock Issued Amount” means the number of shares of Innovate Preferred Stock equal to the Preferred Stock Merger Amount minus the Preferred Stock Derivative Amount.
(17)    “Preferred Stock Merger Amount” means the number of shares of Innovate Preferred Stock equal to the Preferred Stock Aggregate Amount minus the Preferred Stock Financing Amount.
(18)    “RDD Fully Diluted Ownership Ratio” means a percentage equal to 41.5% plus the Investment Kicker.
(19)    “RDD Merger Shares” means an amount of Innovate capital stock equal to the RDD Share Portion minus the Insider Shares.
(20)    “RDD Share Portion” means a number of shares of Innovate Capital stock equal to the Combined Company Amount multiplied by the RDD Fully Diluted Ownership Ratio. For the avoidance of doubt, the RDD Share Portion includes the Insider Shares.
(21)    “Stock Ratio” means the ratio of the Common Stock Limit to the Preferred Stock Aggregate Amount.

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(c)    Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Innovate, Merger Sub, the Company or the holders of any securities of the Company or Merger Sub:
(i)    Surrender and Exchange of Company Ordinary Shares, Company Ordinary A Shares and Company Preferred Shares. Subject to the remaining provisions of this Section 1.5, all of the Company Share Capital issued and outstanding immediately prior to the Effective Time (other than shares described in Section 1.5(c)(iii)) shall be deemed to have been transferred to Innovate solely in consideration for the right to receive from Innovate, in accordance with the terms of this Agreement and the Allocation Certificate, (i) the number of shares of validly issued, fully paid and nonassessable shares of Innovate Common Stock equal to the Common Stock Issued Amount (ii) the number of shares of validly issued, fully paid and nonassessable shares of Innovate Preferred Stock equal to the Preferred Stock Issued Amount. The allocation of the Common Stock Issued Amount and Preferred Stock Issued Amount among the Company Share Capital will be determined pursuant to the Allocation Certificate and consistent with the Stock Ratio. The Allocation Certificate calculates the portions of the Common Stock Issued Amount and Preferred Stock Issued Amount issuable in respect of the Company Share Capital consistent with the Company Charter, taking into account the liquidation preferences set forth in the Company Charter.
(ii)    Innovate Preferred Stock; Effect on Company Share Capital. Each share of Innovate Preferred Stock shall be convertible into one share of Innovate Common Stock, subject to and contingent upon the affirmative vote of a majority of the Innovate Common Stock present or represented and entitled to vote at a meeting of stockholders of Innovate to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of shares of Innovate Common Stock to the stockholders of the Company upon conversion of the shares of Innovate Preferred Stock in accordance with the terms of the Certificate of Designation in substantially the form attached hereto as Exhibit F (the “Preferred Stock Conversion Proposal”). Each Company Ordinary Share and each Company Preferred Share shall be deemed to have been transferred to Innovate solely in consideration for the portion of the Merger Consideration allocable to such share as provided in this Section 1.5(c)(i), shall no longer be held by the applicable former Company shareholder and shall be deemed to have been transferred to Innovate, and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”), which immediately prior to the Effective Time represented such Company Ordinary Shares or Company Ordinary A Shares or Company Preferred Shares, shall cease to have any rights with respect to such Company Ordinary Shares, Company Ordinary A Shares and Company Preferred Shares other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 1.6, the portion of the Merger Consideration allocable to such share as set forth above.
(iii)    Treasury Stock (Dormant Shares) and Innovate-Owned Company Share Capital. No consideration or payment shall be due or delivered with respect to any and all Company Share Capital held by the Company as treasury stock (dormant shares) or held directly by Innovate or Merger Sub immediately prior to the Effective Time.
(iv)    Share Capital. Each ordinary share of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to exist at the Effective Time and no consideration or payment shall be due or delivered thereof or in respect thereof. Each share of the Company issued and outstanding immediately prior to the Effective Time shall by virtue of the

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shareholder action set forth in Section 1.4(a), subject to and conditioned upon the consummation of the Merger, be reclassified at the Effective Time into an ordinary share of the Surviving Company par value NIS 0.01 each.
(v)    Fractional Shares. No fraction of a share of Innovate Common Stock or Innovate Preferred Stock will be issued in connection with the Merger, and any fractional shares will be rounded down to the nearest whole share (based on each Company Shareholder’s aggregate holdings). Company Shareholders will not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a shareholder of Innovate with respect to any such fraction of a share that would have otherwise been issued to such Company Shareholder.
(d)    Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and up to and including the Effective Time, any change in the number or type of outstanding shares of Innovate Common Stock or Company Share Capital shall occur as a result of a reclassification, recapitalization, exchange, stock split (including a reverse stock split), combination or readjustment of shares or any stock dividend or stock distribution with a record date during such period, the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Share Capital the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 1.5(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
(e)    Treatment of Company Options and Company Warrants. Each Company Option that is outstanding and unexercised immediately prior to the Effective Time will be treated in accordance with Section 5.4. Each Company Warrant that is outstanding immediately prior to the Effective Time will be exercised or cancelled in accordance with Section 5.4.
1.6    Payment Procedures.
(a)    Designation of Exchange Agent; Deposit of Exchange Fund. Prior to the Closing, Innovate shall enter into one or more exchange agreements in customary form and reasonably satisfactory to the Company with one or more of the transfer agent of Innovate, the transfer agent of the Company or another financial institution or trust company designated by Innovate that is recognized in Israel and the United States and reasonably acceptable to the Company (the “Exchange Agent”) for the payment of the Merger Consideration as provided in Section 1.5(c)(i) and to assist, inter alia, in obtaining any requisite residency certificate and/or other declaration for Tax withholding purposes and such other documentation as may be required to be delivered pursuant to the Withholding Tax Ruling or the Options Tax Ruling, as applicable. Prior to or substantially concurrently with the Effective Time, Innovate shall deposit or cause to be deposited with the Exchange Agent, for payment to the holders of Company Share Capital (excluding Company Ordinary Shares issued upon previous exercise or settlement of Company 102 Options and held by the 102 Trustee (“Company 102 Shares”) in respect of which payment shall, subject to the Options Tax Ruling, be transferred directly to the 102 Trustee) in accordance with this Section 1 through the Exchange Agent, book-entry shares representing the full number of whole shares of Innovate Common Stock and Innovate Preferred Stock issuable pursuant to Section 1.5(c)(i) in exchange for outstanding Company Share Capital (such aggregate number of shares of Innovate Common Stock, together with any such dividends or other distributions with respect thereto, the “Exchange Fund”). In

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the event the Exchange Fund shall at any time be insufficient to make the payments contemplated by Section 1.5(c)(i), Innovate shall promptly deposit, or cause to be deposited, additional shares, with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 1.6.
(b)    Payment Procedures with Respect to Company Share Capital.
(i)    Promptly following the Effective Time, and in no event later than the third (3rd) Business Day thereafter, Innovate shall cause the Exchange Agent to mail to each holder of record of Certificates and Book-Entry Shares as of immediately prior to the Effective Time, in each case, whose shares were deemed transferred to Innovate solely in consideration for the right to receive the Merger Consideration pursuant to Section 1.5(c)(i) (in each case, other than Company 102 Shares which, for the avoidance of doubt, will be eligible to receive the applicable Merger Consideration pursuant to Section 1.6(f) not this Section 1.6(b)), (A) in the case of such holders of Certificates, a letter of transmittal in customary form and reasonably satisfactory to the Company, Innovate and the Exchange Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.7 below), to the Exchange Agent), including any IRS Forms W-8 or W-9 that may be required under applicable Law, (B) a declaration in which the beneficial owner of Company Share Capital provides certain information necessary for Innovate and the Exchange Agent to determine whether any amounts need to be withheld from the Merger Consideration payable to such beneficial owner pursuant to the terms of the Ordinance (subject to the provisions of Section 1.6(f), Section 1.10 and Sections 5.10(d), (e) and (f)), the Code, or any applicable provision of state, local, Israeli, U.S. or foreign Law, (C) instructions for use in effecting the surrender of the Certificates and Book-Entry Shares in exchange for the number of shares of Innovate Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates and/or Book-Entry Shares pursuant to Section 1.5(c)(i) and (D) a share surrender agreement substantially in the form attached hereto as Exhibit H (“Share Surrender Agreement”).
(ii)    In the case of Certificates, upon surrender of a Certificate for cancellation (or delivery of an affidavit of loss in lieu thereof) to the Exchange Agent, together with a letter of transmittal, the declaration for Tax withholding purposes, a Valid Tax Certificate and the Share Surrender Agreement, in each case, duly completed and validly executed in accordance with the instructions thereto, the Withholding Tax Ruling and Section 1.10, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, and Innovate shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable the number of shares of Innovate Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificate pursuant to Section 1.5(c)(i).
(iii)    In the case of Book-Entry Shares, upon receipt of the declaration for Tax withholding purposes, a Valid Tax Certificate, the Share Surrender Agreement and any other relevant documentation, in each case, duly completed and validly executed in accordance with the instructions thereto, the Withholding Tax Ruling and Section 1.10, and such other documents as may be required pursuant to such instructions, the holder of such Book-Entry Shares shall be entitled to receive in

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exchange therefor, and Innovate shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as reasonably practicable the number of shares of Innovate Common Stock (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Book-Entry Shares pursuant to Section 1.5(c)(i).
(iv)    Until surrendered, in the case of a Certificate, or in the case of a Book-Entry Share, in each case, as contemplated by this Section 1.6(b), each Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration as contemplated by this Section 1.6(b). The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and make such payments and deliveries with respect to Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable hereunder. Innovate shall cause the Exchange Agent to accept such Certificates and transferred Book-Entry Shares upon compliance with the foregoing exchange procedures. Notwithstanding anything to the contrary in this Section 1.6(b), any Merger Consideration payable in respect of Company 102 Shares shall be, subject to the Options Tax Ruling, transferred by Innovate to the 102 Trustee in accordance with Section 1.6(f).
(c)    If any payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share so surrendered is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer (or the Book-Entry Share so surrendered shall be in proper form for transfer) and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share (as applicable) surrendered or shall have established to the reasonable satisfaction of Innovate that such Tax either has been paid or is not required to be paid.
(d)    Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates or Book-Entry Shares for one (1) year after the Effective Time shall be delivered to Innovate or its designee upon demand, and any such holders prior to the Merger who have not theretofore complied with this Section 1 shall thereafter look only to Innovate as general creditors thereof for payment, without interest, of their claims for Merger Consideration.
(e)    No Liability. None of Innovate, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any shares of Innovate Common Stock, or dividends or distributions with respect thereto, delivered to a Governmental Authority pursuant to and as required by any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered or Book-Entry Share not paid, in each case, in accordance with Section 1.6(b)(i), immediately prior to the date on which any Merger Consideration, or dividends or distributions with respect thereto, in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such Merger Consideration, or dividends or distributions with respect thereto, in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Innovate free and clear of all claims or interest of any Person previously entitled thereto.

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(f)    Payment Procedures with Respect to Company 102 Shares. Immediately after the Effective Time, subject to the Options Tax Ruling, Innovate shall transfer the aggregate Merger Consideration with respect to Company 102 Shares to the 102 Trustee, on behalf of the holders of Company 102 Shares, in accordance with Section 102 of the Ordinance and the Options Tax Ruling (the “102 Amount”). The 102 Amount shall be held in trust by the 102 Trustee pursuant to the applicable provisions of Section 102 of the Ordinance and the Options Tax Ruling and shall be released by the 102 Trustee to the beneficial holders of the Company 102 Shares in accordance with the terms and conditions of Section 102 of the Ordinance, the Options Tax Ruling, and the trust agreement between the Company and the 102 Trustee.
1.7    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed or is missing, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, destroyed or missing, in a form reasonably satisfactory to Innovate, but not posting by such Person of a bond as indemnity against any claim that may be made against Innovate with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, destroyed or missing Certificate the Merger Consideration and any other required amounts to which the holder thereof is entitled pursuant to this Section 1.
1.8    Transfers; No Further Ownership Rights. From and after the Effective Time, all issued and outstanding Company Share Capital shall automatically be deemed to have been transferred to Innovate, and each holder of a Certificate or Book-Entry Share theretofore representing any Company Share Capital shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender or acknowledgment of the conversion or deemed transfer thereof in accordance with the provisions of Section 1.5(c)(i). The Merger Consideration paid in accordance with the terms of this Section 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Share Capital. From and after the Effective Time, there shall be no registration of transfers on the shareholders register of the Company of Company Share Capital immediately prior to the Effective Time of Company Share Capital that was outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Shares are presented to the Surviving Company, Innovate or the Exchange Agent following the Effective Time, they shall be deemed to have been transferred to Innovate as of the Effective Time against delivery of the Merger Consideration and other required amounts, as provided for in Section 1.5(c)(i), for the Company Share Capital formerly represented by such Certificates or Book-Entry Shares.
1.9    Further Action. If, at any time after the Effective Time, any further action is determined by Innovate or the Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Innovate with full right, title and possession of and to all rights and property of Merger Sub and the Company with respect to the Merger, the officers and managers of Innovate shall be fully authorized (in the name of Merger Sub, the Company, the Surviving Company and otherwise) to take such action.
1.10    Withholding Tax.
(a)    Each of the 102 Trustee and the Exchange Agent (each, a “Withholding Payor”) shall deduct and withhold from the Merger Consideration otherwise payable in connection with the transactions contemplated by this Agreement such amounts as shall be reasonably determined by

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Innovate according to any applicable law that each Withholding Payor is required to deduct and withhold under the Withholding Tax Ruling and the Options Tax Ruling or under any applicable Tax Law with respect to (i) the payment or delivery of the Merger Consideration in accordance with Section 1 to each holder of Company Share Capital and (ii) the securities that each holder of Company Options receives in accordance with Section 5.4. With respect to the withholding of Israeli Tax, in the event any holder of record of Company Share Capital or Company Options provides the Withholding Payor with a Valid Tax Certificate issued by the ITA regarding the withholding (or exemption from withholding) of Israeli Tax from the consideration payable then the deduction and withholding of any amounts under the Ordinance or any other provision of Israeli Law or requirement, if any, from the Merger Consideration payable to such holder of record of Company Share Capital, Company Options shall be made only in accordance with the provisions of such Valid Tax Certificate. To the extent amounts are so withheld, they shall be subsequently paid over to the appropriate Taxing Authority on or prior to the last day on which such payment is required under any applicable Law. To the extent any Withholding Payor withholds any amounts, such Withholding Payor shall provide the affected Person within 30 days following payment of such amounts with (i) confirmation of such withholding, and (ii) evidence regarding payment to of such withheld amounts to the appropriate Taxing Authority. To the extent that amounts are so withheld by a Withholding Payor and paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such affected Person in respect of which such deduction and withholding was made.
(b)    Notwithstanding the provisions of Section 1.10(a) with respect to Israeli Taxes and subject to the provisions of Withholding Tax Ruling or the Options Tax Ruling, as applicable, the consideration payable to each holder of Company Share Capital, Company Options (other than the 102 Trustee with respect to Company 102 Options and Company 102 Shares) shall be retained by the Exchange Agent for a period of up to the later of: (i) one hundred eighty (180) days from Closing and (ii) the date upon which shares comprising the Merger Consideration have been registered pursuant to an effective registration statement (the “Withholding Drop Date”) (during which time no Withholding Payor shall make any payments to any holder of Company Share Capital, Company Options (other than to the 102 Trustee) or withhold any Israeli Taxes in respect of said consideration, except as instructed by the ITA, including via the Withholding Tax Ruling or the Options Tax Ruling, as applicable, unless required to make such payments subject to the provisions herein). If no later than five (5) Business Days prior to the Withholding Drop Date a Valid Tax Certificate is delivered to the Withholding Payor, then, except and subject to any different instructions by the ITA, including by way of the Withholding Tax Ruling or the Options Tax Ruling, as applicable, with respect to the affected holders, the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate (and, unless otherwise provided in the Withholding Tax Ruling or the Options Tax Ruling, as applicable, together with such Valid Tax Certificate, the holder of Company Share Capital, Company Options shall deliver an amount in cash equal to the amount of the applicable withholding Tax), and the balance of the payment that is not withheld shall be paid to such holders subject to any non-Israeli withholding that is applicable to the payment (if any). If any such holder (i) does not provide the Withholding Payor with, or is not the subject of a Valid Tax Certificate, by no later than five (5) Business Days before the Withholding Drop Date, or (ii) submits a written request to the Withholding Payor to release its portion of the consideration prior to the Withholding Drop Date (together with an amount in cash equal to the amount of the applicable withholding Tax) and fails to submit a Valid Tax Certificate at or before such time, then the amount to be withheld from such holder’s portion of the consideration shall be calculated

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according to the applicable withholding rate as reasonably determined by Innovate in accordance with applicable Law increased by interest plus linkage differences, as defined in Section 159A of the Ordinance, for the period between the fifteenth (15th) day of the calendar month following the month during which the Closing occurs and the time the relevant payment is made, and calculated in NIS based on a $ to NIS exchange rate not lower than the effective exchange rate at the Closing Date as reasonably determined by the Withholding Payor in consultation with the Exchange Agent and otherwise deducted, withheld and paid in accordance with Section 1.10(a). If the amount in cash as aforesaid was not provided by such holder, in the event such shares so withheld have been registered pursuant an effective registration statement under the United States securities laws, then the Exchange Agent shall be entitled to sell such shares and remit the proceeds therefrom to the ITA, all in accordance with the Withholding Tax Ruling and the Ordinance. To the extent that amounts are so withheld by a Withholding Payor and in due course paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such affected Person in respect of which such deduction and withholding was made.
(c)    In the event that Innovate or the Exchange Agent receives a demand from the ITA to withhold any amount out of the consideration payable to any of the holders of Company Share Capital, Company Options and transfer it to the ITA prior to the Withholding Drop Date, Innovate or the Exchange Agent (i) shall notify such holder in writing of such matter promptly after receipt of such demand and provide such holder a reasonable time (but not less than 30 days, unless otherwise explicitly required by the ITA or under applicable Law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA; and (ii) to the extent that any such certificate, ruling or confirmation is not timely provided by such holder to Innovate or the Exchange Agent, transfer to the ITA any amount so demanded, and such amounts as are paid to the ITA, shall be treated for all purposes of this Agreement as having been delivered and paid to such holder.
(d)    It is clarified that any payments made to the 102 Trustee will be subject to deduction or withholding of Israeli Tax in accordance with the Ordinance, the Option Tax Ruling and the Withholding Tax Ruling.
1.11    Appraisal Rights. In accordance with Israeli law, no statutory dissenters’ or statutory appraisal rights shall be available with respect to the Merger or the Contemplated Transactions.
1.12    Escrow.
(a)    At or prior to the Closing, Innovate, the Shareholder Representative, and a mutually agreeable escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Parties (the “Escrow Agreement”), pursuant to which Innovate shall deposit Preferred Stock Consideration in an amount comprising ten percent (10%) of the Merger Consideration otherwise deliverable to the Company Shareholders (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”); to be held and disbursed by the Escrow Agent in a segregated escrow account (the “Escrow Account”) in accordance with the terms hereof and of the Escrow Agreement. The Escrow Shares shall be allocated among the Company Shareholders pro rata based on their respective Pro Rata Shares. The Escrow Shares shall serve

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as a security for, and a source of payment of, the Innovate Indemnified Parties’ indemnity rights pursuant to Section 10. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Merger Consideration received by the Company Shareholders pursuant to Section 1 hereof.
(b)    The Escrow Shares shall no longer be subject to any indemnification claim after the date which is six (6) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any indemnification claims made in accordance with Section 10 hereof prior to the Expiration Date that remain unresolved at the time of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Shares reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by Innovate under Section 10) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved pursuant to the provisions of Section 10. After the Expiration Date, any remaining Escrow Shares remaining in the Escrow Account that are not subject to Pending Claims, if any, shall be disbursed by the Escrow Agent to the Company Shareholders, with each such Company Shareholder receiving its Pro Rata Share of such Escrow Shares (and any dividends, distributions or other income thereon). Promptly after the final resolution of all Pending Claims and payment of all indemnification obligations in connection therewith, the Escrow Agent shall disburse any remaining Escrow Shares remaining in the Escrow Account to the Exchange Agent for distribution to the Company Shareholders, with each Company Shareholder receiving its Pro Rata Share of such Escrow Shares (and any dividends, distributions or other income thereon).
Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Innovate and Merger Sub as follows, except as set forth in the written schedule of exceptions delivered by the Company to Innovate (the “Company Schedule of Exceptions”). The Company Schedule of Exceptions shall be arranged in parts and subparts corresponding to the numbered and lettered Sections and subsections contained in this Section 2. The disclosures in any part or subpart of the Company Schedule of Exceptions shall qualify other Sections and subsections in this Section 2 only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections herein.
2.1    Organization. The Company is a private company, duly organized and validly existing under the Laws of the State of Israel and is not a “defaulting company” as defined under the ICL, and each of the Company’s Subsidiaries is a corporation or legal entity validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. The Company and each of its Subsidiaries have all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries are duly licensed or qualified to do business, to the extent applicable, and each is, to the extent applicable, in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and, to the extent applicable, in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
2.2    Capitalization.

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(a)    As of the date of this Agreement, the authorized share capital of the Company consists of 1,446,058 Company Ordinary Shares, 92,089 Company Ordinary A Shares, 238,470 Company Preferred A Shares, 108,400 Company Preferred A-1 Shares, 1,000,000 Company Preferred B Shares and 114,983 Company Preferred B-1 Shares. As of the date of this Agreement, there are 48,895 Company Ordinary Shares issued and outstanding, 92,089 Company Ordinary A Shares issued and outstanding, 198,725 Company Preferred A Shares issued and outstanding, 54,200 Company Preferred A-1 Shares issued and outstanding, 253,952 Company Preferred B Shares issued and outstanding, and 95,587 Company Preferred B-1 Shares issued and outstanding. As of the date of this Agreement, there are 1,397,563 Company Ordinary Shares and 859,389 Company Preferred Shares which are dormant or held in the treasury of the Company. The Company has no Company Ordinary Shares or Company Preferred Shares reserved for issuance other than as described above and in Section 2.2(b) and Section 2.2(d) below. The outstanding Company Ordinary Shares, Company Ordinary A Shares and Company Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon the Company at the time at which they were issued and were issued in compliance with the Company Charter in effect upon such issuance and in accordance with all applicable Laws. Other than as set forth in Sections 2.2(a) and 2.2(b) of the Company Schedule of Exceptions the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for the Company to issue, deliver, or sell, or cause to be issued, delivered, or sold any Company Ordinary Shares or any other equity security of the Company or any Subsidiary of the Company or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any Company Ordinary Shares or any other equity security of the Company or any Subsidiary of the Company or obligating the Company or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. Other than as set forth in Section 2.2(a) of the Company Schedule of Exceptions or as contemplated by this Agreement, there are no registration rights, repurchase or redemption rights, anti-dilution rights, voting agreements, voting trusts, preemptive rights or contractual restrictions on transfer relating to any share capital of the Company. Other than the Company Charter and as set forth in Section 2.2(a) of the Company Schedule of Exceptions, the Company is not a party to or bound by or subject to any shareholder agreement or other agreement governing the affairs of the Company or the relationships, rights and obligations of shareholders and is not subject to a shareholder rights plan or similar plan. Except as disclosed in Section 2.2(a) of the Company Schedule of Exceptions, there are no agreements, arrangements or understandings among holders of any of the Share Capital of the Company with respect to Innovate Common Stock which would cause such shareholders to be deemed a group for purposes of Section 13(d) of the Exchange Act after the Effective Time. As of the date of this Agreement, there are 150,577 Company Ordinary Shares authorized for issuance under the Company Option Plan, of which: (i) 95,103 Company Ordinary Shares are issuable upon exercise of all outstanding Company Options, subject to vesting restrictions and subject to adjustment on the terms set forth in the Company Option Plan; (ii) no Company Ordinary Shares were issued prior to the date of this Agreement upon exercise of Company Options; and (iii) no Company Ordinary Shares remain available for issuance under the Company Option Plan (as it is no longer in effect). Section 2.2(a) of the Company Schedule of Exceptions sets forth a true, correct and complete list, as of the date of this Agreement, of all issued and outstanding Company Ordinary Shares, Company Ordinary A Shares and Company Preferred Shares, on a holder-by-holder basis and with respect to affiliated partnerships, on a group by group basis.

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(b)    Section 2.2(b) of the Company Schedule of Exceptions sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the name of the holder of each Company Option, (ii) the date each Company Option was granted, (iii) the number and type of securities subject to each such vested or unvested Company Option, (iv) the expiration date of each such Company Option, (v) the number of vested Company Options, (vi) the price at which each such Company Option (or each component thereof, if applicable) may be exercised, (vii) the number of shares of Company Ordinary Shares issuable upon the exercise of such, or upon the conversion of all securities issuable upon the exercise of such, Company Options, (viii) the vesting schedule of each Company Option granted; and (ix) whether such Company Option is non-qualified, or qualifies as a Company 102 Option or is subject to Tax pursuant to Section 3(i) of the Ordinance. To the Knowledge of the Company, each Company Option intended to qualify for a preferential Tax rate under Section 102 of the Ordinance so qualifies. All Company 102 Options have been deposited with the 102 Trustee in accordance with the requirements of Section 102 of the Ordinance and applicable Law. To the Knowledge of the Company, each grant of a Company Option was duly authorized by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or by unanimous written consent, and to the Knowledge of the Company the award agreement governing such grant (if any) was executed and delivered by each party thereto. The Company does not have any outstanding restricted stock or restricted stock units.
(c)    As of the date of this Agreement, there are no shares of the Company Share Capital outstanding subject to any vesting schedule or subject to a repurchase option or risk of forfeiture.
(d)    As of the date of this Agreement, there are issuable upon exercise of all outstanding Company Warrants, no shares of Company Ordinary Shares and 36,072 shares of Company Preferred Shares, out of which 16,676 are Company Preferred A Shares and 19,396 are Company Preferred B-1 Shares. Section 2.2(d) of the Company Schedule of Exceptions sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the name of the holder of each Company Warrant, (ii) the date each Company Warrant was issued, (iii) the number and type of securities subject to each such Company Warrant, (iv) the price at which each such Company Warrant (or each component thereof, if applicable) may be exercised, (v) the number of shares of Company Preferred Shares issuable upon the exercise of such Company Warrant and (vi) whether any consent of the holders of Company Warrants shall be required to effect the transactions under Section 5.4(b) below, at the Effective Time.
(e)    Section 2.2(e) of the Company Schedule of Exceptions lists each Subsidiary of the Company as of the date of this Agreement and indicates for each such Subsidiary as of such date (i) the percentage of equity securities owned or controlled, directly or indirectly, by the Company and (ii) the jurisdiction of incorporation or organization. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem, or otherwise acquire any of its capital stock or other

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equity interests. Other than as set forth in Section 2.2(e)(ii) of the Company Schedule of Exceptions, all of the shares of capital stock of each of the Company’s Subsidiaries (i) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (ii) are owned by the Company free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (iii) were not issued in violation of the material terms of any agreement or understanding binding upon the Company or any of its Subsidiaries at the time at which they were issued and (iv) were issued in compliance with the applicable governing documents and all applicable Laws.
2.3    Authority. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and to perform its obligations hereunder. The Board of Directors of the Company (a) has determined that the Merger is advisable, fair and in the best interests of the Company and its shareholders, (b) has approved this Agreement, the Merger and the Contemplated Transactions and has deemed this Agreement advisable, fair and in the best interests of the Company and its shareholders, (c) has determined that, considering the financial conditions of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company or Merger Sub, as applicable, to its creditors, (d) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the shareholders of the Company; and (e) has duly authorized the execution and delivery of each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. Except as otherwise explicitly provided in this Agreement, no other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Contemplated Transactions, other than the Company Shareholder Approval. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery by Innovate, this Agreement and the Ancillary Agreements to which it is a party constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to: (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of Law governing specific performance, injunctive relief and other equitable remedies.
2.4    Non-Contravention; Consents.
(a)    Except as set forth in Section 2.4 of the Company Schedule of Exceptions, the execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the performance by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Company Material Contract, permit, license or authorization to which the Company is a party or by which its assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of the Company’s or its Subsidiaries’ organizational documents; or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements set forth in Section 2.4(b), violate or result in a violation of, or constitute a default by the Company (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any order of, or any restriction imposed by, any Governmental Authority

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applicable to the Company or any of its Subsidiaries, provided however, that in the cases of clause (i) and (iii) of this Section 2.4(a), except for any such conflicts, violations, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not material.
(b)    Except as set forth in Section 2.4 of the Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Contemplated Transactions, except for: (i) obtaining the Company Shareholder Approval; (ii) the filings and notifications required by the ICL; (iii) receipt of a Certificate of Merger from the Companies Registrar in accordance with the ICL; (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the laws of any foreign country and (v) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in a Company Material Adverse Effect.
2.5    Financial Statements. Section 2.5 of the Company Schedule of Exceptions includes true and complete copies of the Company’s audited consolidated balance sheet as of December 31, 2018 and the related consolidated audited statements of operations, cash flows and shareholders equity for the twelve months ended December 31, 2018, together with the notes thereto and the reports and opinions of Ernst & Young LLP relating thereto, and the unaudited balance sheet of the Company as of August 31, 2019 and the related unaudited statements of operations, cash flow and shareholders’ equity for the twelve-months’ period then ended (collectively, the “Company Financial Statements”). Except as set forth in Section 2.5 of the Company Schedule of Exceptions, the Company Financial Statements (a) were prepared in accordance with GAAP applied on a consistent basis (unless otherwise noted therein) throughout the periods indicated and (b) fairly present, in all material respects, the financial condition and operating results of the Company and its Subsidiaries as of the dates and for the periods indicated therein (except that the unaudited financial statements do not contain footnotes and are subject to normal and recurring year-end adjustments, which will not, individually or in the aggregate, be material). The unaudited balance sheet of the Company as of August 31, 2019 is hereinafter referred to as the “Company Balance Sheet.”
2.6    Absence of Changes. Except as set forth in Section 2.6 of the Company Schedule of Exceptions, since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business. After the date of the Company Balance Sheet and on or before the date of this Agreement:
(a)    Other than as set forth in Section 2.6(a) of the Company Schedule of Exceptions, there has not been any change, event, circumstance or condition to the Knowledge of the Company that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;
(b)    there has been no split, combination or reclassification of any of the outstanding share capital of the Company, and the Company has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding share capital of the Company;

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(c)    none of the Company or its Subsidiaries has allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;
(d)    except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by the Company or its Subsidiaries;
(e)    none of the Company or its Subsidiaries has (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing or (ii) incurred or committed to incur capital expenditures, in each case in excess of $100,000, in the aggregate;
(f)    there has been no transfer (by way of a license or otherwise) of, or execution of any agreement to transfer, any Person’s rights to any of the Company Intellectual Property, other than non-exclusive licenses and sublicenses provided to distributors and users of Company Products in the Ordinary Course of Business;
(g)    there has been no written notice delivered to the Company or any of its Subsidiaries of any claim of ownership by a third party of any of the Company Intellectual Property owned or developed by the Company or its Subsidiaries, or of infringement by any of the Company or its Subsidiaries of any Intellectual Property rights of any Person (“Third Party Intellectual Property”);
(h)    there has not been any: (i) grant of any severance, change-in-control, retention, or termination pay to any employee or other service provider of the Company or its Subsidiaries or any Contract entered or amended providing for the grant of any severance, change-in-control, retention, or termination pay to any employee or other service provider of the Company or its Subsidiaries, in each case, other than as required by law other than any arrangement that does not entail such severance, change-in-control, retention, or termination pay exceeding $100,000 for any employee; (ii) entry into any employment, deferred compensation, severance, equity, pension, post-retirement or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee or other service provider of the Company or its Subsidiaries; (iii) increase in the compensation, bonus or other benefits (including accelerated equity vesting) payable or to become payable to any employee or other service provider of the Company or its Subsidiaries, except, with respect to (ii) and (iii) of this subsection (h), as required by law, in the Ordinary Course of Business consistent with past practice, or as required by any preexisting plan or arrangement set forth in Section 2.6 of the Company Schedule of Exceptions; or (iv) termination or resignation of any of the officers or Key Employees of the Company or any of its Subsidiaries; and
(i)    there has not been any agreement to do any of the foregoing or any action or omission that would result in any of the foregoing.
2.7    Title to Assets. Except as set forth in Section 2.7 of the Company Schedule of Exceptions and except with respect to Intellectual Property which is covered in Section 2.9, each of the

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Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All of said non-leased properties and assets are owned by the Company or a Subsidiary of the Company free and clear of any Encumbrances, except for: (a) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Balance Sheet; and (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company and its Subsidiaries, taken as a whole, (c) Encumbrances described in Section 2.7 of the Company Schedule of Exceptions and (d) Permitted Encumbrances.
2.8    Properties. Section 2.8 of the Company Schedule of Exceptions sets forth a list of the Company Leased Real Property. True and complete copies of all leases relating to Company Leased Real Property have been made available to Innovate. With respect to each lease listed on Section 2.8 of the Company Schedule of Exceptions: (a) the Company has a valid and enforceable leasehold interest to the leasehold estate in the Company Leased Real Property granted to the Company pursuant to each pertinent lease, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity; (b) each of said leases has been duly authorized and executed by the Company and is in full force and effect; (c) the Company is not in default under any of said leases, nor, to the Knowledge of the Company, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company; and (d) the Company has not assigned, subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any such lease. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.
2.9    Intellectual Property.
(a)    Section 2.9(a) of the Company Schedule of Exceptions contains a complete and accurate list of all (i) issued Patents or pending patent applications owned or controlled (i.e., exclusively licensed) by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business (“Company Patents”), all registered trademarks, tradenames, and service mark registrations and applications to register any trademarks (including domain names) therefor, (“Company Marks”) and registered and Copyrights owned or controlled by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business (“Company Copyrights”), (ii) licenses, sublicenses or other Contracts under which the Company or any of its Subsidiaries is granted rights by others in the Company Intellectual Property (“Company Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii) licenses, sublicenses or other Contracts under which the Company or any of its Subsidiaries has granted rights to others in the Company Intellectual Property, other than non-exclusive licenses and sublicenses provided to distributors and users of Company Products in the Ordinary Course of Business (“Company Licenses-Out”). Schedule 2.9(a) sets forth (i) the jurisdictions in which each such item of Company Intellectual Property has been issued, registered, or in which any such application for such issuance and registration has been filed, (ii) the registration or application date and serial or patent number, as applicable, for those items referenced in the preceding clause (i), and (iii) any pending oppositions, to the Knowledge of the Company, to any of the Company Marks (registered or applied for).

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(b)    Except as set forth in Section 2.9(b) of the Company Schedule of Exceptions, with respect to the Company Intellectual Property (i) purported to be owned by the Company or any of its Subsidiaries, the Company or one of its Subsidiaries owns the entire right, title, and interest in and to such Company Intellectual Property, subject to such Encumbrances or other obligations or limitations with respect thereto set forth in any Company Material Contract (as set forth in Section 2.9(b) of the Company Schedule of Exceptions), and (ii) purported to be licensed to the Company or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Company Intellectual Property is the subject of a written license or other written Contract that is, to the Knowledge of the Company, enforceable.
(c)    Except as set forth in Section 2.9(c) of the Company Schedule of Exceptions, the Company Intellectual Property is free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of a Company License-In, the express terms of a Company License-Out or Permitted Encumbrances granted by the Company or any of its Subsidiaries.
(d)    The Company Intellectual Property includes all of the material Intellectual Property used in the Ordinary Course of Business by the Company and its Subsidiaries as currently conducted, and there are no other items of Intellectual Property that are material to the Ordinary Course of Business of the Company and development, manufacturing, marketing, commercialization and sale of the Company Products, as currently conducted.
(e)    To the Knowledge of the Company, the Company Patents (i) are being diligently prosecuted or otherwise registered in the respective United States Patent & Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued, and (ii) have been filed and maintained in accordance with applicable Laws.
(f)    None of the Company Licenses-Out grant any third party the right to sublicense any Company Intellectual Property without the Company’s written consent or notice to the Company.
(g)    To the Knowledge of the Company, each of the Company Patents properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Company Patent is issued or pending.
(h)    No Company Patent is currently involved in any post grant review, inter partes review, interference, reissue, re-examination or opposition proceeding; to the Knowledge of the Company, there is no patent or patent application of any third party that potentially interferes with a Company Patent.
(i)    Except as set forth in Section 2.9(i) of the Company Schedule of Exceptions, (i) there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any Third Party Intellectual Property; (ii) there are no material Legal Proceedings pending or threatened by the Company or any of its Subsidiaries against any Person alleging infringement, misappropriation or other violation of any Company Intellectual Property; (iii) to the

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Knowledge of the Company, the operation or conduct of the Company Business and development, manufacturing, marketing, commercialization and sale of the Company Products (including the use of the Company Intellectual Property), as currently conducted and conducted in the past has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and there has been no material Legal Proceeding asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging the Company’s infringement, misappropriation, or violation of any Intellectual Property rights of another Person and (iv) to the Knowledge of the Company, no Person is currently infringing or otherwise violating any Company Intellectual Property. To the Knowledge of the Company, there is no substantial basis for any claim that the operation of the Company Business and the development, manufacturing, marketing, commercialization and sale of the Company Products, as currently conducted, infringes, misappropriates, or otherwise violates, or will infringe, misappropriate or otherwise violate any Third Party Intellectual Property under the Laws of any jurisdiction.
(j)    Other than as set forth in Section 2.9(j) of the Company Schedule of Exceptions, none of the Company or any of its Subsidiaries has any obligation to compensate any person for the use of any Company Intellectual Property including pursuant to Section 134 to the Israeli Patents Law – 1967; none of the Company or any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Third Party Intellectual Property by the use of Company Intellectual Property, except as set forth in any Company Licenses-In or Company Licenses-Out or in connection with commercial off the shelf software or materials transfer agreements; except as set forth in any Company Licenses-In or Company Licenses-Out, there are no settlements, covenants not to sue, consents, or Orders or similar obligations that: (i) restrict the rights of the Company or any of its Subsidiaries to use any Company Intellectual Property, (ii) restrict the Company Business or development, manufacturing, marketing, commercialization and sale of the Company Products, in order to accommodate any Third Party Intellectual Property, or (iii) permit third parties to use any Company Intellectual Property.
(k)    Except as set forth in Section 2.9(k) of the Company Schedule of Exceptions, (i) all former and current consultants and contractors who have independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Intellectual Property and all former and current employees of the Company or any of its Subsidiaries have executed written instruments with the Company or one or more of its Subsidiaries that assign to the Company or its Subsidiary, all rights, title and interest in and to any and all of all such Intellectual Property arising from such employment or contractual arrangement, including, without limitation, inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Company Business or the Company Products and any Intellectual Property relating thereto (the “Company Created IP”) and (ii) no such third party has retained any ownership rights with respect to such Company Created IP. Except as listed in Section 2.9(k) of the Company Schedule of Exceptions, where a Company Patent is held by the Company or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued. Except as listed in Section 2.9(k) of the Company Schedule of Exceptions, each Person who has or has had any ownership rights in or to any Company Created IP has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Company Created IP to Company or its Subsidiary. For clarity, except for such Company Created

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IP that is described in Section 2.9(k) of the Company Schedule of Exceptions as not being owned by, or subject to a license granted to, the Company or a Subsidiary thereof, Company Created IP is Company Intellectual Property.
(l)    The Company and its Subsidiaries have taken commercially reasonable security measures, consistent with customary practices in the industry in which it operates, to protect and preserve the secrecy, confidentiality and value of all Trade Secrets, if any, and confidential and proprietary information, owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Company Business and the development, manufacturing, marketing, commercialization and sale of the Company Products (the “Company Trade Secrets”), including, without limitation, causing each former and current employee and consultant of the Company and its Subsidiaries and any other person with access to Company Trade Secrets to execute a binding written confidentiality agreement, copies or forms of which have been provided to Innovate and pursuant to which such employees, contractors and consultants have agreed to hold all trade secrets and confidential and proprietary information of the Company and the Subsidiaries in confidence both during and after their employment or engagement. To the Knowledge of the Company and its Subsidiaries, (i) no Person is in breach of their respective confidentiality agreement and (ii) there has not been any disclosure of or access to any material Company Trade Secret to any Person in a manner that has resulted or is reasonably likely to result in the loss of Trade Secret in and to such information. All current and former employees and consultants of the Company and the Subsidiaries having access to confidential or proprietary information of any of their respective customers or business partners have executed and delivered to the Company an agreement regarding the protection of such confidential or proprietary information, to the extent required by such customers and business partners.
(m)    To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. No director, officer, employee, consultant, or other representative of the Company or any of its Subsidiaries owns or, to the Knowledge of the Company, claims any rights in any Company Intellectual Property.
(n)    No (i) government funding, (ii) facilities of a university, college, other educational institution or research or medical center, or (iii) funding from any Person (other than funds received in consideration for Company Share Capital) was used in the development of the Company Intellectual Property. To the Knowledge of the Company, no current or former employee of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any government, university, college or other educational institution or research or medical center during a period of time during which such employee was also performing services for the Company or any Subsidiary.

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2.10    Material Contracts. Section 2.10 of the Company Schedule of Exceptions identifies the following Company Material Contracts in effect as of the date of this Agreement:
(a)    the Company Leased Real Property and the Company Ancillary Lease Documents;
(b)    any Contract for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by the Company or any of its Subsidiaries of, or pursuant to which in the last year the Company or any of its Subsidiaries paid, in the aggregate, $100,000 or more;
(c)    any Contract for the sale of materials, supplies, goods, services, equipment or other assets excluding Company Products for annual payments to Company or any of its Subsidiaries of, or pursuant to which in the last year the Company or any of its Subsidiaries received, in the aggregate, $100,000 or more;
(d)    any Contract that relates to any partnership, joint venture, strategic alliance or other similar Contract other than agreements entered into with third parties for the incorporation of Subsidiaries, copies of which have been provided to Innovate;
(e)    any Contract relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;
(f)    any Contract for the employment of any employee or engagement of any independent contractor (i) that provides for base salary or fee in excess of $200,000 on an annual basis, or (ii) that provides for severance, retention bonus, change-in-control or similar type Contracts, other than Contracts that provide for severance, retention bonus, change-in-control or similar type Contracts at or below the amount of $100,000 per employee;
(g)    all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party, except for such agreements which generally apply to all employees in Israel or specific segments of the Israeli labor market through extension orders issued by the applicable Israeli Governmental Authority (the “Extension Orders”);
(h)    any Contract which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of the Company or its Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of Surviving Company, Innovate or any Affiliate of Innovate, is or would be conducted, or (ii) the scope of the business and operations of the Company and its Subsidiaries, taken as a whole, in each case that would be material to the Company and its Subsidiaries taken as a whole;
(i)    any Contract of the Company or any of its Subsidiaries with any executive officer, or Key Employee containing noncompetition, non-solicitation, nondisclosure, assignment of inventions or confidentiality provisions;
(j)    any Contract in respect of any Company Intellectual Property (including the distribution, licensing, marketing, advertising or sales thereof) that provides for annual payments of,

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or pursuant to which in the last year the Company or any of its Subsidiaries paid or received, in the aggregate, $100,000 or more;
(k)    any Contract with any healthcare professional or any employee of any healthcare professional, including, but not limited to, any Contract for advisory boards, pharmacy practice management, consulting services, electronic medical records or practice management that provides for annual payments of, or pursuant to which in the last year the Company or any of its Subsidiaries paid, in the aggregate, $100,000 or more;
(l)    any Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries;
(m)    any Contract with any Governmental Authority;
(n)    any power of attorney, other than powers of attorney provided by the Company or its Subsidiaries in the Ordinary Course of Business;
(o)    any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;
(p)    any Contract with (i) an executive officer or director of the Company or any of its Material Subsidiaries or any of such executive officer’s or director’s immediate family members, (ii) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (iii) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries);
(q)    any Contract relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of the Company or any of its Subsidiaries (whether by merger, stock sale, asset sale or otherwise) or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business consistent with past practice;
(r)    any Contract containing any provisions requiring any of the Company or its Subsidiaries to indemnify any other party, other than commercial Contracts entered into in the Ordinary Course of Business consistent with past practices;
(s)    except to the extent a Contract is described in the clauses above, any Contract not entered into in the Ordinary Course of Business in excess of $200,000; or
(t)    any other agreement (or group of related agreements) the performance of which requires aggregate payments from the Company or any of its Subsidiaries in excess of $200,000 or that is material to the Company or its Subsidiaries.
The Company has delivered or made available to Innovate accurate and complete (except for applicable redactions thereto) copies of all written Company Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any

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Subsidiary of the Company has, nor to the Knowledge of the Company, has any other party to a Company Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (t) above or any Company Contract listed in Section 2.13(a) or Section 2.15 of the Company Schedule of Exceptions (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.
2.11    Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary of the Company has any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Company Balance Sheet; (b) current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Balance Sheet in the Ordinary Course of Business, each of which is under $100,000 individually or in the aggregate; (c) Liabilities for performance of obligations of the Company or any Subsidiary of the Company under Contracts (other than for breach thereof); (d) Liabilities described in Section 2.11 of the Company Schedule of Exceptions; and (e) Liabilities incurred in connection with this Agreement that will be paid prior to or in connection with Closing.
2.12    Compliance with Laws; Regulatory Compliance.
(a)    Except as set forth in Section 2.12(a) of the Company Schedule of Exceptions, each of the Company and its Subsidiaries and, to the Knowledge of the Company, every director, officer, employee, agent, and Representative thereof, is and has been for the past three (3) years in material compliance with all applicable Laws (including, but not limited to, Health Care Laws and all trade laws, including import control and export laws, trade embargos and anti-boycott laws) and Orders. To the Knowledge of the Company and its Subsidiaries, (i) no investigation by any Governmental Authority with respect to the Company or any of its Subsidiaries is active and pending, and (ii) no Governmental Authority has indicated in writing or, to the Knowledge of the Company, orally, an intention to conduct an investigation.
(b)    Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries and, to the Knowledge of the Company, their respective employees and agents, hold all Company Permits with respect to any Company Products necessary to conduct the Company Business as presently conducted, including, but not limited to, all such authorizations required under the FDCA, the regulations of the FDA promulgated thereunder, as well as the Public Health Service Act of 1944, as amended (“PHSA”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Company Permits are valid, and in full force and effect. Since January 1, 2016, there has not occurred any violation of, default (with or without

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notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is in compliance in all material respects with the requirements associated with all Company Permits with respect to any Company Products necessary to conduct the Company Business as presently conducted. To the Knowledge of the Company, no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit with respect to any Company Products necessary to conduct the Company Business as presently conducted.
(c)    Except as set forth in Section 2.12(c) of the Company Schedule of Exceptions, none of the Company or its Subsidiaries, any director, officer, employee or, to the Knowledge of the Company, agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or a similar policy enforced by any other Company Regulatory Agency. To the Knowledge of the Company, none of the Company or its Subsidiaries, any director, officer, employee nor, to the Knowledge of the Company, agent or Representative thereof, has engaged in any activity that would result in a material violation under applicable Health Care Laws. There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that relates to an alleged violation of any Health Care Law and none of the Company or any of its Subsidiaries is in receipt of written notice of any civil, criminal, administrative or other proceeding, notice or demand pending that relates to an alleged violation of any Health Care Law. To the Knowledge of the Company, none of the Company or any of its Subsidiaries, any director, officer, employee or, to the Knowledge of the Company, agent or Representative thereof, has engaged in any activity that would result in a material violation of any Health Care Law. None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. There are no Orders or similar actions to which the Company or any of its Subsidiaries, any director, officer, employee, or, to the Knowledge of the Company, agent or Representative thereof, are bound or which relate to Company Products, or alleged violation of any Health Care Law. The Company and its Subsidiaries are currently not, and have never been, a party or subject to the terms of a corporate integrity agreement required by the Office of the Inspector General of the United States Department of Health and Human Services or similar agreement or consent order of any other Governmental Authority.
(d)    None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, agent or Representative thereof, has been investigated for, charged with or convicted of a Medicare, Medicaid or federal or state health program related offense, or convicted of, charged with or, to the Knowledge of the Company, investigated for a violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in a Federal Health Care Program (nor is any such debarment, exclusion or suspension pending), or been subject to any Order or consent decree of, or criminal or civil fine or penalty imposed

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by, any Governmental Authority. To the Knowledge of the Company, the Company has not arranged or contracted with (by employment or otherwise) any individual or entity that has been convicted of or pled guilty or nolo contendere to any federal or state health care-related criminal offense or is excluded from participation in a Federal Health Care Program for the provision of items or services for which payment may be made under such Federal Health Care Program. No exclusion, suspension, or debarment claims, actions, proceedings or investigations relating to the Company is pending, or to the Knowledge of the Company, is threatened against the Company, or any of the Company’s respective officers, directors, equity holders, employees or agents acting on its behalf or for its benefit.
(e)    Except as set forth in Section 2.12(e) of the Company Schedule of Exceptions, each of the Company and its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and Orders of the FDA and any other Company Regulatory Agency with respect to the labeling, storing, testing, developing, manufacturing, packaging, distributing, marketing, advertising, promoting, and selling of the Company Products. To the Knowledge of the Company, all required pre-clinical toxicology studies conducted by or on behalf of the Company or its Subsidiaries and Company-sponsored clinical trials (or clinical trials sponsored by the Company or any other Subsidiary) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA and the FDA’s current Good Manufacturing Practice, as codified in the Quality System Regulation, Good Laboratory Practice and Good Clinical Practice. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Innovate. To the Knowledge of the Company, each clinical trial conducted by or on behalf of the Company or any of its Subsidiaries with respect to Company Products has been and is being conducted in all material respects in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practice, informed consent, Institutional Review Board requirements and all other applicable requirements contained in 21 CFR Parts 312, 812, 50, 54, 56 and 11 and where applicable the Israeli Public Health Regulations (Clinical Trials in Human Subjects), 1980 and the Israeli Procedure for Clinical Trials in Humans, 2016. To the Knowledge of the Company, each of the Company and its Subsidiaries has filed all required notices (and made available to Innovate copies thereof) of design defects, product problems, adverse events, injuries and deaths relating to clinical trials conducted by or on behalf of the Company or any of its Subsidiaries with respect to such Company Products.
(f)    Except as set forth in Section 2.12(f) of the Company Schedule of Exceptions, all applications, submissions, information and data utilized by the Company or any of its Subsidiaries as the basis for, or submitted by or on behalf of the Company or any of its Subsidiaries in connection with any and all requests for a Company Permit relating to the Company or any of its Subsidiaries, when submitted to the FDA or any other Company Regulatory Agency, were, to the Knowledge of the Company, true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or any other Company Regulatory Agency.
(g)    Except as set forth in Section 2.12(g) of the Company Schedule of Exceptions, (i) the Company and each of its Subsidiaries is in compliance in all material respects with the

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written procedures, record-keeping and FDA reporting requirements for Reports of Corrections and Removals set forth in 21 C.F.R. Part 806; (ii) neither the Company nor any of its Subsidiaries has voluntarily or involuntarily issued or caused to be issued, or is aware of any facts that would require the Company or any of its Subsidiaries to issue or cause to be issued, any recall notice, market withdrawal notice, safety or Warning Letter, report or other notice or action disclosing an alleged defect or lack of safety or efficacy of any product; (iii) the Company and each of its Subsidiaries is in compliance in all material respects with the regulations for Medical Device Reporting set forth in 21 C.F.R. Part 803, or equivalent requirements issued by any other Governmental Authority; (iv) each product in current commercial distribution in the United States is a Class II medical device as defined under 21 U.S.C. § 360c(a)(1)(A), (B) and applicable rules and regulations thereunder and was first marketed under, and is currently covered by, a premarket notification owned and held exclusively by the Company or one of its Subsidiaries and in compliance with 21 U.S.C. § 360(k) and the applicable rules and regulations thereunder; and (v) the Company and each of its Subsidiaries has always promoted and continues to promote such products for uses that are within the scope of each Company Permit, and the Company and each of its Subsidiaries have not engaged in any off-label promotion, or promotion of Company Products without Company Permits, when such medical devices under FDCA must only be marketed with Permits (e.g., 510(k) premarket notification).
(h)    Except as set forth in Section 2.12(h) of the Company Schedule of Exceptions, none of the Company or its Subsidiaries nor, to the Knowledge of the Company, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any notice that the FDA or any other Company Regulatory Agency has initiated, or threatened to initiate, any action to suspend or place restrictions on any clinical trial, suspend or terminate any Investigational Device Exemption (“IDE”) or comparable Clinical Trial Application sponsored by the Company or any of its Subsidiaries or otherwise restrict the pre-clinical research related to or clinical study of any Company Product or any medical device or component being developed by any licensee or assignee of the Company Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Company Product. To the Knowledge of the Company, none of the Company or any of its Subsidiaries or any supplier of components and materials to the Company is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, 483 observation, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, penalty, Untitled Letter, Warning Letter, seizure, import alert, injunction, prosecution, or other compliance or enforcement action relating to any Company Products or to the Company Business. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action.
(i)    To the extent the Company or its Subsidiaries collects, uses, or discloses Personal Information, the Company or its Subsidiaries, as applicable, has in place publicly published privacy policies regarding the collection, use and disclosure of Personal Information in their possession, custody or control, or otherwise held or processed on their behalf. Except as set forth in Section 2.12(i) of the Company Schedule of Exceptions, the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with the requirements of: (i) all applicable Data Privacy and Security Laws; and (ii) all contractual obligations concerning the collection, use, and storage and disclosure of Personal Information. Neither the Company nor its Subsidiaries has been notified of any Legal Proceeding related to data security or privacy or alleging a violation of any of its privacy policies or

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any Data Privacy and Security Law, nor, to the Knowledge of the Company, has any such claim been threatened. Except as set forth in Section 2.12(i) of the Company Schedule of Exceptions, the Company and its Subsidiaries have taken commercially reasonable measures designed to protect and maintain the confidentiality of all Personal Information collected by or on behalf of the Company or its Subsidiaries and to maintain the security of its data storage practices for Personal Information, in each case, in accordance with all Data Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which the Company or its Subsidiaries conduct their business. The Company and each of its Subsidiaries are not now, and have never been, subject to HIPAA (as either a “covered entity” or “business associate”) and are not a party to any business associate agreement, as defined by HIPAA.
(j)    Except as set forth in Section 2.12(j) of the Company Schedule of Exceptions, the Company and each of its Subsidiaries have maintained commercially reasonable administrative, physical and technical safeguards consistent with normal industry practice and in accordance with Data Privacy and Security Laws that are designed to (i) protect the confidentiality, integrity and accessibility of IT Systems and information contained therein (including Intellectual Property, Personal Information, and other information subject to confidentiality obligations), and specifically, (ii) prevent against loss and unauthorized access, use, modification, disclosure or other use of such information that would not, in each foregoing case, be consistent with the Company or its Subsidiaries’ published privacy policies or contract to which the Company or any of its Subsidiaries is a party. With respect to the IT Systems, for the past three (3) years (i) none of the data (including Intellectual Property and Personal Information) that the Company or its Subsidiaries stores or processes has been corrupted to a material extent, and (ii) to the Knowledge of the Company, none of the Personal Information that the Company or its Subsidiaries stores or processes has been subject to a security breach or incident requiring notification under the applicable Data Privacy and Security Laws, including but not limited to, 45 C.F.R. Subpart D. The Company and its Subsidiaries have been, and are, in compliance with contractual obligations concerning the security and privacy of IT Systems and information contained therein (including Intellectual Property, Personal Information, and other information subject to confidentiality obligations) in all material respects.
(k)    Other than as set forth in Section 2.12(k) of the Company Schedule of Exceptions, there is no audit, proceeding, claim or investigation currently pending against the Company or its Subsidiaries by any Governmental Authority in respect of Personal Information. The Company and its Subsidiaries have made available to Innovate true, correct and complete copies of any and all material applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or any other Company Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or any other Company Regulatory Agency. The Company and its Subsidiaries have made available to Innovate for review all material correspondence to or from the FDA or any other Company Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or any other Company Regulatory Agency, and all other documents concerning communications to or from the FDA or any other Company Regulatory Agency, or prepared by the FDA or any other Company Regulatory Agency or which bear in any way on the Company’s or any of its Subsidiaries’ material compliance with regulatory requirements of the FDA or any other Company Regulatory Agency, or on the likelihood or timing of approval or clearance of any Company Products.

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2.13    Taxes and Tax Returns.
(a)    Each of the Company and its Subsidiaries has timely (i) filed (taking into account any applicable extensions) all Tax Returns that were required to be filed on or prior to the date hereof and all such Tax Returns were correct and complete in all material respects and (ii) paid all Taxes, whether or not shown on such Tax Returns, other than Taxes that individually or in the aggregate are not reasonably expected to be material. With respect to any Taxes where payment is not yet due or owing, the Company has established in accordance with GAAP an adequate accrual for all such Taxes through the end of the last period for which the Company (or an Affiliate) ordinarily records items on its respective books and records. Appropriate and sufficient accruals for Tax liabilities as of the date of the Company Public Financials are included in the Company Public Financials. The Company has not incurred any liability for Taxes since the date of the Company Public Financials until the Closing Date other than in the ordinary course of business.
(b)    There are no liens for Taxes (other than Permitted Encumbrances) on any assets of the Company or its Subsidiaries.
(c)    Other than as set forth in Section 2.13(c) of the Company Schedule of Exceptions, neither the Company nor any of its Subsidiaries is a party to any currently pending Tax audits or other administrative proceedings or any currently pending court proceedings or any other dispute or claim concerning any Tax liability of the Company or any Subsidiary, in each case, for which written notice has been received. There are no material matters under discussion between the Company or any of its Subsidiaries and any Taxing Authority.
(d)    Other than as set forth in Section 2.13(d) of the Company Schedule of Exceptions, neither the Company nor any of its Subsidiaries has filed for an extension of time within which to file any Tax Return which extension is currently in effect, other than customary extensions not to exceed six (6) months for which no approval is required. Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired.
(e)    The Company and its Subsidiaries have complied in all material respects with all applicable legal requirements relating to the payment and withholding of Taxes from payments made or deemed made to any employee, independent contractor, creditor, shareholder, lender or other third party. The Company and its Subsidiaries have complied in all material respects with all applicable Tax rules on the preparation, collection and retention of Tax Returns and any other materials related to Taxes.
(f)    Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than (i) any such agreement exclusively between or among the Company and/or its Subsidiaries and (ii) any other agreement (A) the primary purpose of which is not the allocation or payment of Tax liability and (B) that was entered into in the Ordinary Course of Business). Neither the Company nor any of its Subsidiaries is or may be liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for Taxes of any Person other than the Company and its Subsidiaries.

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(g)    During the past three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(h)    Other than as set forth in Section 2.13(h) of the Company Schedule of Exceptions, all material related party transactions involving the Company or any of its Subsidiaries are in compliance with applicable transfer pricing laws and regulations, are at arm’s length and are documented and reported with a proper transfer pricing study, in each case in accordance with applicable Tax Laws (including Section 85A of the Israeli Tax Ordinance and the regulations thereunder).
(i)    None of the Company or its Subsidiaries has a permanent establishment or other taxable presence (as determined pursuant to an applicable Tax treaty or applicable foreign Tax Law) in any country other than the country of its formation. Neither the Company nor any of the Subsidiaries is or has ever been subject to Tax in any country other than its country of incorporation by virtue of being treated as a resident of that country.
(j)    No written claim has been delivered to the Company or to any Subsidiary by a Taxing Authority, within the statutory limitation periods, in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction or required to file any Tax Return in that jurisdiction.
(k)    With the exception of the restrictions or limitations set forth in the Options Tax Ruling (or Interim Options Tax Ruling) and Withholding Tax Ruling, the Company, and to the Knowledge of the Company, the holders of Company Share Capital (concerning the Company Share Capital held by them) are not subject to restrictions or limitations pursuant to Part E2 of the Ordinance or a related Tax ruling.
(l)    The Company is duly registered for the purposes of Israeli value added Tax (“VAT”) and has complied in all respects with all requirements concerning VAT under the requirements of Israel Value Added Tax Law of 1975 or regulations thereunder (the “VAT Law”). The Company (i) has not made any “exempt transactions” (as defined in the VAT Law) in the current or preceding open years/periods for VAT purposes applicable to it and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it; (ii) has collected and remitted to the Taxing Authority all amounts of output VAT that it is required to collect and remit under any applicable Law due prior to the Closing Date; and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law. No Subsidiaries are required to effect Israeli VAT registration.
(m)    Other than as set forth in Section 2.13(m) of the Company Schedule of Exceptions, the Company has not within the last three (3) years requested or received a ruling from the ITA or any other Israeli Governmental Authority on behalf of itself or any of its employees or shareholders. Neither the Company nor any of its subsidiaries has undertaken any transaction that required or will require special reporting in accordance with Sections 131D, 131E and 131(g) of the Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting)(Temporary

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Provisions), 2006 regarding aggressive Tax planning, or any equivalent transaction that is required to be reported to any other Taxing Authorities.
(n)    Except as set forth in Section 2.13(n) of the Company Schedule of Exceptions, the Company is in compliance, in all material respects, with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreements, approvals or orders of any Taxing Authority. The Company has not been granted or has claimed any Tax incentive under the laws of the State of Israel, including grants or claims of “approved enterprise”, “benefitted enterprise” or “preferred enterprise” status.
(o)    The Company is not and has never been a real property corporation (Igud Mekarke’in) within the meaning Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.
2.14    Employee Benefit Programs.
(a)    Section 2.14(a) of the Company Schedule of Exceptions sets forth a complete and accurate list of every material Employee Program maintained by Company or any Subsidiary or with respect to which the Company or any Subsidiary has or may have any Liability (the “Company Employee Programs”), except for any Contract for the employment of any employee or engagement of any independent contractor that provides (i) base salary or fee at or below the amount of $200,000 on an annual basis, and (ii) any severance, retention bonus, change-in-control or similar type payment at or below the amount of $100,000 per employee. The Company does not have any ERISA Affiliate that maintains an Employee Program. Each Employee Plan applicable to residents of the State of Israel is governed by the Laws of Israel.
(b)    True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been provided to Innovate (including all annexes and amendments thereto): (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) pension funds’ and manager insurance funds’ reports; and (vii) all non-routine correspondence to and from any Governmental Authority.
(c)    Each Company Employee Program that is intended to qualify under Section 401(a) of the Code (or under applicable local law) is so qualified and has received a favorable determination or approval letter from the IRS (or applicable local Tax authority) with respect to such qualification, or may rely on an opinion letter issued by the IRS (or applicable local Tax authority) with respect to a prototype plan adopted in accordance with the requirements for such reliance. To the Knowledge of the Company, no event or omission has occurred with respect to the operation of any Company Employee Program that would reasonably be expected to cause such Company Employee Program to lose its Tax qualification or the Tax-exempt status of its accompanying trust, respectively.
(d)    Except as set forth in Section 2.14(d) of the Company Schedule of Exceptions, to the Knowledge of the Company, there is no and never has been material failure of any

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party to comply with any Laws applicable with respect to the Company Employee Programs and each Company Employee Program that is required to be registered under applicable Law has been and is so registered. Except as would not, individually or in the aggregate, be material, with respect to the Company, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, which is not otherwise exempt, (ii) failure to operate and administer the Company Employee Programs in accordance with their respective terms and in compliance with ERISA and other applicable Laws, or (iii) non-deductible contribution. No litigation or governmental administrative proceeding (or investigation), audits or other proceeding (other than those relating to routine claims for benefits) has occurred or is pending or, to the Knowledge of the Company, threatened with respect to any such Company Employee Program. All payments and/or contributions required to have been made with respect to all Company Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued in all material respects.
(e)    Neither the Company nor any ERISA Affiliate of the Company has maintained an Employee Program subject to Title IV of ERISA, including a Multiemployer Plan, in the six (6) years prior to the Closing Date. The Company and its ERISA Affiliates have not incurred and, to the Company’s Knowledge, there are no circumstances under which either could reasonably expect to incur any liability under Sections 412 or 4971 of the Code or Section 302 or Title IV of ERISA. None of the Company Employee Programs provides or represents an obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws).
(f)    Except as otherwise specifically provided herein, and on Section 2.14(f) of the Company Disclosure Schedule, neither the execution of the this Agreement nor the consummation of the transactions contemplated hereby or thereby (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former service provider of the Company or any of its Subsidiaries to any additional compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Company Employee Programs, or (iii) accelerate the time of payment or vesting of the equity awards. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or will result, separately or in the aggregate in any payment of any “excess parachute payment” within the meaning of US Tax Code Section 280G (or similar provisions of state, local or foreign Tax law).
(g)    Each Company Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance and has been operated and maintained in compliance with Section 409A of the Code in all material respects. Neither the Company nor any Subsidiary is under any obligation to gross up any Taxes under Section 409A of the Code.
(h)    Each Company Employee Program to which the United States Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (together known as “ACA”) applies is in compliance in all material respects with ACA, and the rules and regulations promulgated thereunder, and, to the Knowledge of the Company, no United

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States federal income Taxes or penalties have been imposed or are due for noncompliance with ACA or for failure to provide minimum coverage to employees.
(i)    Section 2.14(i) of the Company Schedule of Exceptions sets forth a list, as of the date of this Agreement, of any Company Employee Program maintained outside of the United States by the Company (the “Non-U.S. Benefit Plans”). With respect to each Non-U.S. Benefit Plan, (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan have been made, (ii) the fair market value of the assets of each funded Non-U.S. Benefit Plan, the liability of each insurer for any Non-U.S. Benefit Plan funded through insurance, or the book reserve established for any Non-U.S. Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current or former participants in such Non-U.S. Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Non-U.S. Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and, except as set forth in Section 2.14(i) of the Company Schedule of Exceptions, has been maintained in good standing with applicable Governmental Authorities.
(j)    For purposes of this Section 2.14:
(i)    An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers current or former employees or other service providers of such entity (or their spouses, dependents, or beneficiaries).
(ii)    An entity is an “ERISA Affiliate” of Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or Section 414 of the Code.
(iii)    Each of the Company share incentive plans that are intended to qualify as a capital gains route plan under Sections 102(b)(2) or 102(b)(3) of the Ordinance (a “102 Plan”) has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. Except as set forth in Section 2.14(j) of the Company Schedule of Exceptions, all Company 102 Options and Company 102 Shares that were issued under any 102 Plan were and are currently in compliance with the applicable requirements of Section 102 (including the relevant sub-section of Section 102) and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant thereof only following the lapse of the required 30-day period from the filing of the 102 Plan with the ITA, the receipt of the required written consents from the option holders, the appointment of an authorized trustee, and the due deposit of such Company 102 Options and Company 102 Shares with such trustee pursuant to the terms of Section 102 of the Ordinance, and applicable regulations and rules, including, without limitation, the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012, as applicable. The Company has complied with the requirements of Section 3(i) of the Ordinance with respect to grants to independent Israeli contractors or “Controlling Shareholders” (as defined in the Ordinance).

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2.15    Labor and Employment Matters.
(a)    Except as set forth in Section 2.15(a) of the Company Schedule of Exceptions, neither the Company (other than with respect to Extension Orders) nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of the Company, neither the Company (other than with respect to Extension Orders) nor any of its Subsidiaries is subject to, and during the past four (4) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization, including any threatened to be brought or filed, with the Israeli Labor Court.
(b)    Except as set forth in Section 2.15(b) of the Company Schedule of Exceptions and except as would not, individually or in the aggregate, be material, (i) to the Knowledge of the Company, the Company or any of its Subsidiaries are in compliance in all material respects, and has been for the past four (4) years, with all applicable Laws (including Labor and Employment Laws) respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, immigration, and wages and hours and equal pay, (ii) neither the Company or any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or other individual agents who personally provide services to the Company during most of such individual agent’s working time, employed or used with respect to the operation of the Company Business and classified by the Company or any of its Subsidiaries as other than an employee or compensated other than through wages paid by the Company or any of its Subsidiaries through its respective payroll department (“Company Contingent Workers”), for any compensation due with respect to any services performed for it to the date of this Agreement or amounts required to be reimbursed to such employees or Company Contingent Workers; (iii) there are, and for the past four (4) years there have been, no outstanding grievances, complaints or charges with respect to employment or labor matters pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure, including, without limitation, any claim relating to unfair labor practices, unlawful termination, employment discrimination, harassment, retaliation, unpaid wages or social benefits, or equal pay; (iv) none of the employment policies or practices of the Company or any of its Subsidiaries is currently being, or has been in the past four (4) years, audited or investigated, or to the Knowledge of the Company, subject to imminent audit or investigation by any Governmental Authority; (v) none of the Company or any of its Subsidiaries is, or within the last four (4) years has been, subject to any Order by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) the Company and its Subsidiaries have properly classified their respective U.S. employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, and its state law equivalents, including the California Labor Code, and all other relevant Laws; and (vii) there are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company or its Subsidiaries under any workers’ compensation policy or long-term disability policy. None of the Company or any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the federal Worker Adjustment and Retraining Notification Act of 1988 or similar state, local and foreign laws relating to plant closings, relocations, mass layoffs or employment losses (the “WARN Act”), and, during the ninety (90)-day period preceding the date of this Agreement, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect

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to the Company or any of its Subsidiaries. Except for Extension Orders the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. All employees are employed on an at-will basis (insofar as such employment practice is legally recognized under applicable Law) unless otherwise set forth in Section 2.15(b) of the Company Schedule of Exceptions. The Company and its Subsidiaries are in compliance with the requirements of the Immigration Reform Control Act of 1986 and have a completed and accurate copy of U.S. Citizenship and Immigration Services Form I-9 for each employee of the Company and its Subsidiaries.
(c)    Section 2.15(c) of the Company Schedule of Exceptions contains a complete and accurate list of all employees of the Company and its Subsidiaries as of the date of this Agreement, setting forth for each employee his or her position or title, the annual base salary, date of hire, business location, bonus, retention, overtime payment arrangement, any special termination grant that is beyond the statutory severance pay options or any other kind of equity based compensation and other incentive or contingent compensation amounts to be due and payable to such employee at the Closing and, with respect to employees of the Company who work in Israel (“Israeli Employees”), a description of social benefits to which the Israeli Employee is currently entitled, including, if applicable, managers insurance, pension funds and education funds (kranot hishtalmut), sick days to which such Israeli Employee is entitled and which have accrued and the aggregate Dollar amounts thereof, the vacation days to which each such Israeli Employee is entitled and accrued and unpaid vacation (represented both in terms of the number of days as well as the Dollar value), recuperation pay entitlement and accrual, length of notice period required in order to terminate each such Israeli Employee's employment, transportation expenses, (e.g., transportation pay, car, leased car arrangement, car maintenance payments), mobile phones and other benefits in kind, whether each such Israeli Employee is subject to Section 14 of the Severance Pay Law (defined below) (and, to the extent such Israeli Employee is subject to such Section 14, an indication of whether such arrangement has been applied to such Israeli Employee from the commencement date of his employment and on the basis of his or her entire salary, and if not – specify the start date of Section 14 arrangement and the salary base). Section 2.15(c) of the Company Schedule of Exceptions also contains a complete and accurate list of all current Company Contingent Workers, showing for each Company Contingent Worker such individual’s role in the Company Business, date of engagement, fee or compensation arrangements, options or any other kind of equity based compensation, bonuses, benefits of any kind, and any other incentive or contingent compensation amounts to be due and payable at the Closing.
(d)    Except as set forth in Section 2.15(d) of the Company Schedule of Exceptions, no employee of the Company is on a leave of absence or has given notice of his or her intention to go on a leave of absence. No employee or consultant has given notice of his/her resignation or has advised the Company of his or her intention to terminate such Person’s relationship or status as an employee or consultant of the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement and the Company has not given, and has no plans or intentions as of the date hereof to terminate any Company employee or consultant.
(e)    Except as set forth in Section 2.15(e) of the Company Schedule of Exceptions, to the Knowledge of the Company, during the year prior to the date hereof (i) no allegations of discrimination, harassment, or hostile work environment based on sex have been made against (A) any officer or director of the Company, (B) any employee of the Company or its Subsidiaries at the level of

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Vice President or above, or (C) any employee of the Company who, directly or indirectly, supervises at least three (3) other employees; and (ii) the Company has not entered into any settlement related to allegations of discrimination, harassment, or hostile work environment by an employee, director, officer, or Company Contingent Worker.
(f)    Except as set forth in Section 2.15(f) of the Schedule of Exceptions, the Company does not engage minors, students, interns or foreign employees in any jurisdiction except with proper approval, if applicable.
(g)    Without limiting the generality of any other representation herein, and except as set forth in Section 2.15(g) of the Company Schedule of Exceptions, with respect to each Israeli Employee: (i) the employment of such Israeli Employee is terminable by the Company upon no more than 30 days prior written notice under the termination notice provisions included in the applicable employment Contract with such Israeli Employee or applicable Labor and Employment Law; (ii) all obligations of the Company to provide statutory severance pay to such Israeli Employee are in accordance with Section 14 of the Israeli Severance Pay Law (5723-1963) (the “Severance Pay Law”) and accrued vacation, and contributions to all pension plans are fully funded (except for funding to be made in the ordinary course for the working month during which this Agreement was executed, or the Closing occurs, as applicable) or, if not required by the applicable Law to be fully funded are accrued on the Company Financial Statements, and all Israeli Employees have been subject to the provisions of Section 14 of the Severance Pay Law with respect to their entire salary, as defined under the Severance Pay Law from the date of commencement of their employment with the Company, and the Company has been in full compliance with the technical and material requirements of the Section 14 arrangement with respect to severance pay with respect to the full amount of such salary for which severance pay is due under the Severance Pay Law; (iii) all obligations of the Company to make contributions towards pension are fully funded in accordance with the provision of the applicable Law (except for funding to be made in the ordinary course for the working month during which this Agreement was executed, or the Closing occurs, as applicable); (iv) the Company’s employees’ unused vacation days are accrued on the Company Financial Statements; (iv) no Israeli Employee’s employment by the Company, which requires any special license, permit or other authorization for the engagement or for the termination of such employment by any Governmental Authority is carried out without such special license, permit or other authorization; (v) there are no unwritten policies, practices or customs of the Company that entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable Law or under the terms of such Israeli Employee’s employment contract (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay even when not required under applicable Law, etc.); (vi) all amounts that the Company or a Subsidiary of it that is an Israeli entity is legally or contractually required either (A) to deduct from such Israeli Employee’s salary or to transfer to such Israeli Employee’s pension or provident, life insurance, incapacity insurance, advance study fund (Keren Hishtalmut) or other similar funds or (B) to withhold from such Israeli Employee’s salary and benefits and to pay to any Israeli Taxing Authority as required by applicable Israeli Tax Law, have, in each case, been duly deducted, transferred, withheld and paid, and the Company has no outstanding obligation to make any such deduction, transfer, withholding or payment (except for deduction, transfer, withholding and payments to be made in the ordinary course after the date of this Agreement or after the Closing, as applicable, for the working month during which this Agreement was executed, or the Closing occurs, as applicable).

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2.16    Environmental Matters. Except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (a) the Company and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and, to the Knowledge of the Company, the use of the Company Leased Real Property; (b) none of the Company or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by the Company or its Subsidiaries at or on the Company Leased Real Property that requires reporting, investigation or remediation by the Company or its Subsidiaries pursuant to any Environmental Law; (c) none of the Company or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of the Company, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and (d) to the Knowledge of the Company, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Company Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by the Company or its Subsidiaries pursuant to any Environmental Law. The representations and warranties contained in this Section 2.16 constitute the Company’s sole representations and warranties with respect to compliance with Environmental Laws or the presence or absence of Hazardous Materials.
2.17    Insurance. Section 2.17 of the Company Schedule of Exceptions lists each insurance policy maintained by or on behalf of the Company and its Material Subsidiaries with respect to its and their properties, assets and business, together with a claims history for the past year. All of such insurance policies are in full force and effect, all premiums due and payable with respect to such insurance policies have been paid to date, and neither the Company nor any of its Subsidiaries has ever been (a) in default with respect to its Liabilities under any such insurance policies or (b) denied insurance coverage. Except as set forth on Section 2.17 of the Company Schedule of Exceptions, the Company does not have and has had no self-insurance or co-insurance program.
2.18    Government Programs. Company Intellectual Property was developed using funding provided by the OCS. Except as set forth in Section 2.18 of the Company Schedule of Exceptions, no agreements, loans, funding arrangements or assistance programs are outstanding in favor of the Company or any of its Subsidiaries from any Governmental Authority, and, to the Knowledge of the Company, no basis exists for any Governmental Authority to seek payment or repayment from the Company or any of its Subsidiaries of any amount or benefit received, or to seek performance of any obligation of the Company or any of its Subsidiaries, under any such program.
2.19    Transactions with Affiliates. Section 2.19 of the Company Schedule of Exceptions describes any material transactions or relationships since January 1, 2017, between, on one hand, the Company or any of its Material Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Material Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company, (c) any investment funds that are affiliated with such executive officer or director or (d) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. The Company or its

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Material Subsidiaries are not indebted to any director, officer or employee of the Company (except for amounts due as salaries and bonuses, other amounts due under employment agreements, retention agreements or employee benefit plans and amounts payable in reimbursement of expenses), and no such director, officer or employee is indebted to the Company.
2.20    Legal Proceedings; Orders. Except as set forth on Section 2.20 of the Company Schedule of Exceptions, there is not pending any material Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (a) that involves the Company or any Subsidiary of the Company, any director or officer of the Company (in his or her capacity as such) or any of the material assets owned or used by the Company or any Subsidiary; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions, in each case, except for any such Legal Proceedings that would not have, or reasonably be expected to have, a Company Material Adverse Effect. Other than with respect to the applicable Extension Orders, there is no Order (other than Orders of general applicability) to which the Company or any Subsidiary of the Company, or any of the material assets owned or used by the Company or any Subsidiary of the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any Subsidiary of the Company is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business or to any material assets owned or used by the Company or any Subsidiary of the Company.
2.21    Anticorruption and Anti-Bribery Laws. Neither the Company nor any of its Subsidiaries (including any of their respective employees, officers or directors) or, to the Knowledge of the Company, any third party acting on behalf of the Company or any of its Subsidiaries, has taken or failed to take during the past three (3) years any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, the Israeli Public Service Law (Gifts) – 1979, or any other applicable anti-corruption or anti-kickback law or regulation, including without limitation: (a) the making of any unlawful offer or promise to pay, payment of, or authorization of payment of, directly or indirectly, money or anything of value to any foreign government official (including appointed or elected officials, government employees, political parties, party officials, candidates for political office, and any officer, director or employee of any government entity), for the purpose of corruptly influencing an act or decision, inducing the doing or omission of any act in violation of a lawful duty, or securing an improper advantage, or the receipt of a corrupt payment or of anything of value under such circumstances; (b) use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (c) establishment or maintenance of any unlawful fund of corporate monies or other properties; or (d) making of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
2.22    Product Liability. Except as disclosed on Section 2.22 of the Company Schedule of Exceptions, the Company Products conform in all material respects to applicable product specifications, warranties and contractual commitments, and there are no material Product Liability Claims with respect to any Company Product. To the Knowledge of the Company, there is no reasonable basis for any present or future material Product Liability Claim against any of the Company or its Subsidiaries which could give rise to any material liability. No product prepared or manufactured by the Company or its Subsidiaries is or has been subject to any voluntary or involuntary market withdrawal or

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product recall during the past three (3) years and, to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to result in a recall of products already manufactured by the Company or its Subsidiaries.
2.23    Inapplicability of Anti-takeover Statutes. No takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, or any of the other Contemplated Transactions.
2.24    Vote Required. The affirmative vote (or action by written consent) of (a) the holders of the majority (i.e. over 50%) of the Company Ordinary Shares and Company Preferred Shares, voting together as a single class (on an as-converted to Company Ordinary Shares basis), and (b) at least two (2) of the following holders (i) Capital Point Ltd. and Ofakim Hi-Tech Ventures Ltd., acting together as a single entity, (ii) Agate Medical Investment L.P., (iii) Pharmascience Inc., and (iv) OrbiMed Israel Partners, Limited Partnership (the “Company Shareholder Approval”), is necessary to adopt or approve this Agreement, and approve the Merger, the Contemplated Transactions and the other matters set forth in Section 5.2(a) of this Agreement.
2.25    No Financial Advisor. Except as set forth in Section 2.25 of the Company Schedule of Exceptions, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.
2.26    No Other Representations or Warranties; Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and the Innovate Schedule of Exceptions (a) each of Innovate and Merger Sub is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and any such other representations and warranties are hereby expressly disclaimed, and none of the Company or its Representatives is relying on any representation or warranty of Innovate or Merger Sub except for those expressly set forth in this Agreement and the Innovate Schedule of Exceptions and (b) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement or the Innovate Schedule of Exceptions.
Section 3.    REPRESENTATIONS AND WARRANTIES OF INNOVATE AND MERGER SUB
Innovate and Merger Sub represent and warrant to the Company as follows, except (i) as set forth in the written schedule of exceptions delivered by Innovate to the Company (the “Innovate Schedule of Exceptions”) and (ii) as otherwise disclosed or identified in the Innovate SEC Reports filed with the SEC and publicly available prior to the date hereof, without giving effect to any amendment to any such Innovate SEC report filed on or after the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of such Innovate SEC Reports and any other disclosures included therein to the extent they are primarily predictive, cautionary

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or forward looking in nature). The Innovate Schedule of Exceptions shall be arranged in parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Section 3. The disclosures in any part or subpart of the Innovate Schedule of Exceptions shall qualify other Sections and subsections in this Section 3 only to the extent it is reasonably apparent from the face of the disclosure that such disclosure is applicable to such other Sections and subsections herein.
3.1    Organization. Innovate is a corporation, duly organized, validly existing and in good corporate standing under the Laws of the State of Delaware and each of Innovate’s Subsidiaries is a corporation or legal entity validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization. Innovate and each of its Subsidiaries have all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Innovate and each of its Subsidiaries are duly licensed or qualified to do business and, to the extent applicable, is in corporate good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased, or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and, to the extent applicable, in corporate good standing would not, either individually or in the aggregate, reasonably be expected to have an Innovate Material Adverse Effect. Merger Sub is a private company duly incorporated and validly existing under the Laws of Israel and is not a “defaulting company” as defined under the ICL.
3.2    Capitalization.
(a)    As of the date of this Agreement, the authorized capital stock of Innovate consists of 350,000,000 shares of Innovate Common Stock and 10,000,000 shares of blank-check Innovate preferred stock, none of which have been designated as Innovate Preferred Stock, none of which have been issued. As of the date of this Agreement, there were 35,883,953 shares of Innovate Common Stock issued and outstanding and no shares of Innovate Preferred Stock issued and outstanding. As of the date of this Agreement, there are no shares of Innovate Common Stock and no shares of Innovate Preferred Stock held in the treasury of Innovate. Innovate has no Innovate Common Stock or Innovate Preferred Stock reserved for issuance other than as described above and in Section 3.2(d). The outstanding shares of Innovate Common Stock have been duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of the material terms of any agreement or understanding binding upon Innovate at the time at which they were issued and were issued in compliance with the Innovate Charter and Innovate Bylaws in effect upon such issuance and in accordance with all applicable Laws. Except as set forth in Section 3.2(a) of the Innovate Schedule of Exceptions, Innovate does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for Innovate to issue, deliver, or sell, or cause to be issued, delivered, or sold any shares of Innovate Common Stock or any other equity security of Innovate or any Subsidiary of Innovate or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase, or otherwise receive any shares of Innovate Common Stock or any other equity security of Innovate or any Subsidiary of Innovate or obligating Innovate or any such Subsidiary to grant, extend, or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or any other similar agreements. There are no registration rights, repurchase or redemption rights, anti-dilution rights, voting agreements, voting trusts, preemptive rights or contractual restrictions on transfer relating to any capital stock of Innovate. Other than the Innovate Charter and Innovate Bylaws and as set forth in Section 3.2(a) of the Innovate Schedule of Exceptions, Innovate is not a party

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to or bound by or subject to any shareholder agreement or other agreement governing the relationships, rights and obligations of Innovate’s shareholders and is not subject to a shareholder rights plan or similar plan. As of the date of this Agreement, there were 11,991,632 shares of Innovate Common Stock authorized for issuance under the Innovate Stock Option Plans, of which: (i) 8,535,089 shares of Innovate Common Stock are issuable upon exercise of all outstanding Innovate Stock Options, subject to adjustment on the terms set forth in the Innovate Stock Option Plans, (ii) 1,524,708 shares of Innovate Common Stock remain available for issuance under the Innovate Stock Option Plans, and (iii) no shares of Innovate Common Stock are issuable pursuant to restricted stock awards.
(b)    Intentionally Omitted.
(c)    As of the date of this Agreement, there are no shares of Innovate’s or any of its Subsidiaries’ capital stock outstanding subject to any vesting schedule or subject to a repurchase option or risk of forfeiture.
(d)    As of the date of this Agreement, there were 17,035,220 shares of Innovate Common Stock and no shares of Innovate Preferred Stock issuable upon exercise of all outstanding Innovate Warrants. Section 3.2(d) of the Innovate Schedule of Exceptions sets forth a true, correct and complete list, as of the date of this Agreement, of (i) the name of the holder of each Innovate Warrant, (ii) the date each Innovate Warrant was issued, (iii) the number and type of securities subject to each Innovate Warrant, (iv) the price at which each Innovate Warrant (or each component thereof, if applicable) may be exercised and (v) the number of shares of Innovate Common Stock and Innovate Preferred Stock issuable upon the exercise of such Innovate Warrant.
(e)    Section 3.2(e) of the Innovate Schedule of Exceptions lists each Subsidiary of Innovate, as of the date of this Agreement and indicates for each such Subsidiary as of such date (i) the percentage and type of equity securities owned or controlled, directly or indirectly, by Innovate and (ii) the jurisdiction of incorporation or organization. No Subsidiary of Innovate has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, or agreements of any character calling for it to issue, deliver, or sell, or cause to be issued, delivered, or sold any of its equity securities or any securities convertible into, exchangeable for, or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, or other similar agreements. There are no outstanding contractual obligations of any Subsidiary of Innovate to repurchase, redeem, or otherwise acquire any of its capital stock or other equity interests. All of the shares of capital stock of each of the Subsidiaries of Innovate (i) have been duly authorized and are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, (ii) are owned by Innovate free and clear of any claim, lien, Encumbrance (other than Permitted Encumbrances), or agreement with respect thereto, (iii) were not issued in violation of the material terms of any agreement or understanding binding upon Innovate or any of its Subsidiaries at the time at which they were issued and (iv) were issued in compliance with the applicable governing documents and all applicable Laws.
(f)    The Innovate Common Stock and Innovate Preferred Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, have been duly authorized, and be validly issued, fully paid and nonassessable. Merger Sub was formed solely for the

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purpose of engaging in the Contemplated Transactions. All of the issued and outstanding share capital of Merger Sub, which consists of 100 ordinary shares, with a nominal value of NIS 1.00, is validly issued, fully paid and non-assessable, and is owned, beneficially and of record, by Innovate, free and clear of any claim, lien, Encumbrance, or agreement with respect thereto. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. As of the date of this Agreement, the copy of the Articles of Association of Merger Sub which has previously been made available to the Company is a true, correct and complete copy of such Articles of Association as currently in effect and Merger Sub is not in violation of any provision thereof.
3.3    Authority.
(a)    Each of Innovate and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder and to perform its obligations hereunder. The Board of Directors of Innovate (i) has determined that the Merger is advisable, fair and in the best interests of Innovate and its shareholders, (ii) has approved this Agreement, the Merger and the Contemplated Transactions and has deemed this Agreement advisable, fair and in the best interests of Innovate and the Innovate Shareholders, (iii) has approved and determined to recommend the approval of the Preferred Stock Conversion Proposal to the Innovate Shareholders, and (iv) has duly authorized the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and has adopted and approved the Certificate of Designation. Except as explicitly provided in this Agreement, no other proceedings on the part of Innovate are necessary to approve and authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the Merger and the Contemplated Transactions, other than the Innovate Shareholder Approval and the adoption of this Agreement by Innovate in its capacity as the sole shareholder of Merger Sub. This Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by Innovate, and, assuming the due authorization, execution and delivery by the Company, this Agreement and the Ancillary Agreements constitute a valid and binding obligation of Innovate, enforceable against Innovate in accordance with their respective terms, subject to: (1) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of Law governing specific performance, injunctive relief and other equitable remedies.
(b)    The Board of Directors of Merger Sub (i) has determined that the Merger is advisable, fair and in the best interests of Merger Sub and its sole shareholder, (ii) has approved this Agreement, the Merger, and the Contemplated Transactions and has deemed this Agreement advisable, fair and in the best interests of Merger Sub and its sole shareholder, (iii) has determined that, considering the financial conditions of the merging companies, no reasonable concern exists that the Surviving Company will be unable to fulfill the obligations of the Company or Merger Sub, as applicable, to its creditors, and (iv) has determined to recommend that the sole shareholder of Merger Sub vote to approve the Merger and such other actions as contemplated by this Agreement.
3.4    Non-Contravention; Consents.

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(a)    The execution, delivery and performance by Innovate of this Agreement and the Ancillary Agreements and the performance by Innovate of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Innovate Material Contract, permit, license or authorization to which Innovate is a party or by which its assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of Innovate’s or its Subsidiaries’ organizational documents; or (iii) subject to obtaining the Innovate Shareholder Approval and compliance with the requirements set forth in Section 3.4(b), violate or result in a violation of, or constitute a default by Innovate (whether after the giving of notice, lapse of time or both) under, any provision of any Law or any order of, or any restriction imposed by, any court or Governmental Authority applicable to Innovate or any of its Subsidiaries, provided, however that in the cases of clauses (i) and (iii) of this Section 3.4(a), except for any such conflicts, violations, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, are not material.
(b)    No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with any Governmental Authority is required by or with respect to Innovate or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Innovate or the consummation by Innovate of the Contemplated Transactions, except for: (i) obtaining the Innovate Shareholder Approval; (ii) the filings and notifications required by the ICL; (iii) receipt of a Certificate of Merger from the Companies Registrar in accordance with the ICL; (iv) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws and the laws of any foreign country and (iv) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, have not had, and would not reasonably be expected to result in an Innovate Material Adverse Effect.
3.5    SEC Filings; Financial Statements.
(a)    Innovate has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2018 (the forms, statements, reports and documents filed or furnished since January 1, 2018 and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Innovate SEC Reports”). Each of the Innovate SEC Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Innovate SEC Reports, or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Innovate SEC Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Innovate SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and any Innovate SEC Reports filed or furnished with the SEC subsequent to the date of this Agreement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were

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made, not misleading. As used in this Section 3.5(a), the terms “file” and “furnish”, and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)    As of the date of this Agreement, Innovate has timely responded to all comment letters of the staff of the SEC relating to the Innovate SEC Reports, and the SEC has not advised Innovate that any final reports are inadequate, insufficient or otherwise non-responsive. Innovate has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and Innovate and any of its Subsidiaries, on the other hand, occurring since January 1, 2018 and will, reasonably promptly following receipt thereof, make available to the Company any such correspondence sent or received after the date of this Agreement. As of the date of this Agreement, none of the Innovate SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.
(c)    Each of the consolidated financial statements (including, in each case, any notes or schedules thereto) included in or incorporated by reference into the Innovate SEC Reports (the “Innovate Financial Statements”) fairly present, in all material respects, the consolidated financial position of Innovate and its consolidated Subsidiaries as of its date, or, in the case of the Innovate SEC Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of Innovate and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, changes in shareholders’ equity (deficit) and cash flows included in or incorporated by reference into the Innovate SEC Reports (including any related notes and schedules) fairly presents in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein, or in the case of Innovate SEC Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as indicated in the notes thereto, and in the case of unaudited statements, as may be permitted by the rules of the SEC, and subject to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.
(d)    Other than as set forth in Section 3.5(d) of the Innovate Schedule of Exceptions, Innovate has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting, and such system is effective in providing such assurance. Innovate (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that information required to be disclosed by Innovate in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms, and such disclosure controls and procedures are effective (ii) has, to the extent required by Law, disclosed, based on the most recent evaluation of its chief executive officer and its principal financial officer prior to the date of this Agreement, to Innovate’s auditors and the Audit Committee of the Board of Directors of Innovate (and made summaries of such disclosures available to the Company) (A) (y) any significant deficiencies in the design or operation of

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internal control over financial reporting that would adversely affect in any material respect Innovate’s ability to record, process, summarize and report financial information and (z) any material weakness in internal control over financial reporting, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Innovate’s internal controls over financial reporting. Each of Innovate and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses or fraud. Innovate has delivered or made available to the Company complete and correct copies of all material correspondence between the NASDAQ market and Innovate in the past twelve (12) months and any correspondence with respect to unresolved matters.
(e)    Each of the principal executive officer of Innovate and the principal financial officer of Innovate (or each former principal executive officer of Innovate and each former principal financial officer of Innovate, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Innovate SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.5(e), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act. None of Innovate or any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes-Oxley Act.
(f)    Neither Innovate or any of its Subsidiaries nor, to the Knowledge of Innovate, any director, officer, employee, or internal or external auditor of Innovate or any of its Subsidiaries has received or otherwise had or obtained constructive knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that Innovate or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since January 1, 2018, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, principal financial officer or general counsel of Innovate, the Board of Directors of Innovate or any committee thereof, other than ordinary course audits or reviews of accounting policies or internal controls required by the Sarbanes-Oxley Act.
(g)    Innovate has never been and is not an “ineligible issuer,” as defined in Rule 405 of the Securities Act.
(h)    From the time of Innovate’s initial public offering through the date hereof, the Company has been and is an “emerging growth company,” as defined in Rule 405 of the Securities Act.
(i)    Innovate is eligible for use of a Form S-3 for the registration of the resale of all Innovate Common Stock or Innovate Preferred Stock to be issued pursuant to the transactions contemplated hereby.
(j)    Innovate is, and since January 1, 2018 has been, in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the NASDAQ market, and (ii) the applicable provisions of the Sarbanes-Oxley Act.

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3.6    Absence of Changes. Since December 31, 2018, Innovate and each of its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business. During the period after December 31, 2018 and before the date of this Agreement, and except as disclosed in the Innovate SEC Reports:
(a)    there has not been any change, event, circumstance or condition to the Knowledge of Innovate that, individually or in the aggregate, has had, or would reasonably be expected to have, an Innovate Material Adverse Effect;
(b)    there has been no split, combination or reclassification of any of the outstanding shares of Innovate’s capital stock, and Innovate has not declared or paid any dividends on or made any other distributions (in either case, in stock or property) on or in respect of the outstanding shares of Innovate’s capital stock;
(c)    none of Innovate or its Subsidiaries has allotted, reserved, set aside or issued, authorized or proposed the allotment, reservation, setting aside or issuance of, or purchased or redeemed or proposed the purchase or redemption of, any shares in its capital stock or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities;
(d)    except as required as a result of a change in applicable Laws or GAAP, there has not been any material change in any method of accounting or accounting practice by Innovate or any of its Subsidiaries;
(e)    neither Innovate nor any of its Subsidiaries has, (i) acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets or agreed to do any of the foregoing, outside of the sale of inventory in the Ordinary Course of Business or (ii) incurred or committed to incur capital expenditures in excess of $100,000, in the aggregate;
(f)    there has been no transfer (by way of a license or otherwise) of, or agreement to transfer to, any Person’s rights to any Innovate Intellectual Property, other than non-exclusive licenses and sublicenses provided to distributors and users of Innovate Products in the Ordinary Course of Business;
(g)    there has been no notice delivered to Innovate or any of its Subsidiaries of any claim of ownership by a third party of any Innovate Intellectual Property owned or developed by Innovate or any of its Subsidiaries, or of infringement by Innovate or any of its Subsidiaries of any Third Party Intellectual Property;
(h)    there has not been any: (i) grant of any severance, change-in-control, retention, or termination pay to any employee or other service provider of Innovate or its Subsidiaries or any Contract entered or amended, providing for the grant of any severance, change-in-control, retention, or termination pay to any employee or other service provider of Innovate or its Subsidiaries, in each case, other than as required by law; (ii) entry into any employment, deferred compensation, severance, equity, pension, post-retirement or other similar plan or agreement (or any amendment to any such existing agreement) with any new or current employee or other service provider of Innovate or its Subsidiaries;

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(iii) increase in the compensation, bonus or other benefits (including accelerated equity vesting) payable or to become payable to any employee or other service provider of Innovate or its Subsidiaries, except, with respect to (ii) and (iii) of this subsection (h), in the Ordinary Course of Business consistent with past practice, or as required by any preexisting plan or arrangement set forth in Section 3.6 of the Innovate Schedule of Exceptions; or (iv) termination or resignation of any of the officers or key employees of Innovate or any of its Subsidiaries; and
(i)    there has not been any agreement to do any of the foregoing.
3.7    Title to Assets. Except with respect to Innovate Intellectual Property, which is covered in Section 3.9, each of Innovate and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Innovate Financial Statements; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Innovate; and (iii) liens listed in Section 3.7 of the Innovate Schedule of Exceptions.
3.8    Properties. Section 3.8 of the Innovate Schedule of Exceptions sets forth a list of Innovate Leased Real Property. True and complete copies of all leases relating to Innovate Leased Real Property have been made available to the Company. With respect to each property listed on Section 3.8 of the Innovate Schedule of Exceptions: (i) Innovate has a valid and enforceable leasehold interest to the leasehold estate in the Innovate Leased Real Property granted to Innovate pursuant to each pertinent lease, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity; (ii) each of said leases has been duly authorized and executed by Innovate and is in full force and effect; (iii) Innovate is not in material default under any of said leases, nor, to the Knowledge of Innovate, has any event occurred which, with notice or the passage of time, or both, would give rise to such a material default by Innovate; and (iv) Innovate has not assigned subleased, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any such lease. Neither Innovate nor any of its Subsidiaries owns or has ever owned any real property.
3.9    Intellectual Property.
(a)    Section 3.9(a) of the Innovate Schedule of Exceptions contains a complete and accurate list of all (i) issued Patents or pending patent applications owned or controlled (i.e., exclusively licensed) by Innovate or any of its Subsidiaries or patents used or held for use by Innovate or any of its Subsidiaries in Innovate Business (“Innovate Patents”), all registered trademarks, tradenames, and service mark registrations and applications to register any trademarks (including domain names) therefor, including material unregistered trademarks, tradenames, and service marks (“Innovate Marks”) and registered and material unregistered Copyrights owned or controlled by Innovate or any of its Subsidiaries or copyrights used or held for use by Innovate or any of its Subsidiaries in the Innovate Business (“Innovate Copyrights”), (ii) licenses, sublicenses or other Contracts under which Innovate or any of its Subsidiaries is granted rights by others in the Innovate Intellectual Property (“Innovate Licenses-In”) (other than commercial off the shelf software or materials transfer agreements), and (iii)

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licenses, sublicenses or other Contracts under which Innovate or any of its Subsidiaries has granted rights to others in the Innovate Intellectual Property, other than non-exclusive licenses and sublicenses provided to distributors and users of Innovate Products in the Ordinary Course of Business (“Innovate Licenses-Out”). Schedule 3.9(a) sets forth (i) the jurisdictions in which each such item of Innovate Intellectual Property has been issued, registered, or in which any such application for such issuance and registration has been filed, (ii) the registration or application date and serial or patent number, as applicable, and (iii) any pending oppositions to any of the Innovate Marks (registered or applied for).
(b)    With respect to Innovate Intellectual Property (i) purported to be owned by Innovate or any of its Subsidiaries, Innovate or one of its Subsidiaries own the entire right, title, and interest in and to such Innovate Intellectual Property and (ii) purported to be licensed to Innovate or any of its Subsidiaries by a third party (other than commercial off the shelf software or materials transfer agreements), such Innovate Intellectual Property is the subject of an enforceable written license or other written Contract.
(c)    Except as set forth in Section 3.9(c) of the Innovate Schedule of Exceptions, the Innovate Intellectual Property is free and clear of all Encumbrances, other than Encumbrances resulting from the express terms of an Innovate License-In, the express terms of an Innovate License-Out, or Permitted Encumbrances granted by Innovate or any of its Subsidiaries.
(d)    The Innovate Intellectual Property includes all of the material Intellectual Property used in the Ordinary Course of Business by Innovate and its Subsidiaries as currently conducted, and there are no other items of Intellectual Property that are material to the Ordinary Course of Business of Innovate and development, manufacturing, marketing, commercialization and sale of the Innovate Products, as currently conducted.
(e)    To the Knowledge of Innovate, the Innovate Patents are (i) being diligently prosecuted or otherwise registered in the respective United States Patent & Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued and (ii) have been filed and maintained in accordance with applicable Laws.
(f)    None of the Innovate Licenses-Out grant any third party exclusive rights to or under any Innovate Intellectual Property or grant any third party the right to sublicense any Innovate Intellectual Property without Innovate’s written consent or notice to Innovate.
(g)    Except for those Patents listed in Section 3.9(g) of the Innovate Schedule of Exceptions, to the Knowledge of Innovate, each of the Innovate Patents, properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Innovate Patent is issued or pending.
(h)    No Innovate Patent is currently involved in any post grant review, inter partes review, interference, reissue, re-examination or opposition proceeding; to the Knowledge of Innovate, there is no patent or patent application of any third party that potentially interferes with an Innovate Patent.

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(i)    Except as set forth in Section 3.9(i) of the Innovate Schedule of Exceptions (i) there are no material Legal Proceedings pending or, to the Knowledge of Innovate, threatened against Innovate or any of its Subsidiaries alleging that Innovate or any of its Subsidiaries is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any Third Party Intellectual Property; (ii) there are no material Legal Proceedings pending or threatened by Innovate or any of its Subsidiaries against any Person alleging infringement, misappropriation or other violation of any Innovate Intellectual Property; (iii) to the Knowledge of Innovate, the operation or conduct of the Innovate Business and development, manufacturing, marketing, commercialization and sale of the Innovate Products (including the use of the Innovate Intellectual Property), as currently conducted and conducted in the past has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and there has been no material Legal Proceeding asserted or, to the Knowledge of Innovate, threatened against Innovate or any of its Subsidiaries alleging Innovate’s infringement, misappropriation, or violation of any Intellectual Property rights of another Person, and (iv) to the Knowledge of Innovate, no Person is currently infringing or otherwise violating any Innovate Intellectual Property. To the Knowledge of Innovate, there is no substantial basis for any claim that the operation of the Innovate Business and the development, manufacturing, marketing, commercialization and sale of the Innovate Products, as currently conducted, infringes, misappropriates, or otherwise violates, or will infringe, misappropriate or otherwise violate any Third Party Intellectual Property under the Laws of any jurisdiction.
(j)    Other than as set forth in the Innovate SEC Reports, none of Innovate or any of its Subsidiaries has any obligation to compensate any person for the use of any Innovate Intellectual Property; none of Innovate or any of its Subsidiaries has entered into any agreement to indemnify any other person against any claim of infringement or misappropriation of any Third Party Intellectual Property by the use of Innovate Intellectual Property, except in connection with commercial off the shelf software or materials transfer agreements; there are no settlements, covenants not to sue, consents, or Orders or similar obligations that: (i) restrict the rights of Innovate or any of its Subsidiaries to use any Innovate Intellectual Property, (ii) restrict the Innovate Business or development, manufacturing, marketing, commercialization and sale of the Innovate Products, in order to accommodate a Third Party Intellectual Property, or (iii) permit third parties to use any Innovate Intellectual Property.
(k)    Except as set forth in Section 3.9(k) of the Innovate Schedule of Exceptions, all former and current consultants and contractors who have independently or jointly contributed to the conception, reduction to practice, creation or development of any Innovate Intellectual Property and all former and current employees of Innovate or any of its Subsidiaries have executed written instruments with Innovate or one or more of its Subsidiaries that assign to Innovate or its Subsidiary, all rights, title and interest in and to any and all of all such Intellectual Property arising from such employment or contractual arrangement, including, without limitation, inventions, improvements, discoveries, writings and other works of authorship, and information relating to the Innovate Business or the Innovate Products and any Intellectual Property relating thereto (the “Innovate Created IP”). No such third party has retained any ownership rights with respect to such Innovate Created IP. Except as listed in Section 3.9(k) of the Innovate Schedule of Exceptions, where an Innovate Patent is held by Innovate or any of its Subsidiaries by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all similar offices and agencies anywhere in the world in which foreign counterparts are registered or issued. Each Person who has or has had any rights in or to any Innovate

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Created IP, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Innovate Created IP to Innovate or its Subsidiary. For clarity, Innovate Created IP is Innovate Intellectual Property.
(l)    Innovate and its Subsidiaries have taken commercially reasonable security measures, consistent with customary practices in the industry in which it operates, to protect and preserve the secrecy, confidentiality and value of all Trade Secrets, if any, and confidential and proprietary information, owned by Innovate or any of its Subsidiaries or used or held for use by Innovate or any of its Subsidiaries in the Innovate Business and the development, manufacturing, marketing, commercialization and sale of the Innovate Products (the “Innovate Trade Secrets”), including, without limitation, causing each former and current employee and consultant of Innovate and its Subsidiaries and any other person with access to Innovate Trade Secrets to execute a binding written confidentiality agreement, copies or forms of which have been provided to the Company and pursuant to which such employees, contractors and consultants have agreed to hold all trade secrets and confidential and proprietary information of Innovate and the Subsidiaries in confidence both during and after their employment or engagement. To the Knowledge of Innovate and its Subsidiaries (i) no Person is in breach of their respective confidentiality agreement, and (ii) there has not been any disclosure of or access to any material Innovate Trade Secret to any Person in a manner that has resulted or is reasonably likely to result in the loss of Trade Secret in and to such information. All current and former employees and consultants of Innovate and the Subsidiaries having access to confidential or proprietary information of any of their respective customers or business partners have executed and delivered to Innovate an agreement regarding the protection of such confidential or proprietary information, to the extent required by such customers and business partners.
(m)    To the Knowledge of Innovate, no current or former employee, consultant or independent contractor of Innovate or any Subsidiary (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Innovate or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Innovate or any Subsidiary that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. No director, officer, employee, consultant, or other representative of Innovate or any of its Subsidiaries owns or, to the Knowledge of Innovate, claims any rights in any Innovate Intellectual Property.
(n)    Except as provided in Section 3.9(n) of the Innovate Schedule of Exceptions, no (i) government funding, (ii) facilities of a university, college, other educational institution or research or medical center, or (iii) funding from any Person (other than funds received in consideration for shares of Innovate Common Stock) was used in the development of the Innovate Intellectual Property. To the Knowledge of Innovate, no current or former employee of Innovate or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Innovate Intellectual Property, has performed services for any government, university, college or other educational institution or research or

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medical center during a period of time during which such employee was also performing services for Innovate or any Subsidiary.
3.10    Material Contracts. Section 3.10 of the Innovate Schedule of Exceptions identifies the following Innovate Material Contracts, which have not been included in the Innovate SEC Reports, and which are in effect as of the date of this Agreement:
(a)    the Innovate Leases and the Innovate Ancillary Lease Documents;
(b)    any Contract for the purchase of materials, supplies, goods, services, equipment or other assets for annual payments by Innovate or any of its Subsidiaries of, or pursuant to which in the last year Innovate or any of its Subsidiaries paid, in the aggregate, $250,000 or more;
(c)    any Contract for the sale of materials, supplies, goods, services, equipment or other assets, excluding Innovate Products, for annual payments to Innovate or any of its Subsidiaries of, or pursuant to which in the last year Innovate or any of its Subsidiaries received, in the aggregate, $150,000 or more;
(d)    any Contract that relates to any partnership, joint venture, strategic alliance or other similar Contract other than agreements entered into with third parties for the incorporation of Subsidiaries, copies of which have been provided to the Company;
(e)    any Contract relating to Indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except for Contracts relating to Indebtedness in an amount not exceeding $100,000 in the aggregate;
(f)    any Contract for the employment of any employee or engagement of any independent contractor (i) that provides for base salary in excess of $100,000 on an annual basis, or (ii) that provides for severance, retention bonus, change in control or similar types of Contracts, other than Contracts that provide for severance, retention bonus, change in control or similar type Contracts at or below the amount of $100,000 per employee;
(g)    all collective bargaining agreements or agreements with any labor organization, union or association to which Innovate is a party;
(h)    any Contract which by its terms limits in any material respect (i) the localities in which all or any significant portion of the business and operations of Innovate or its Subsidiaries or, following the consummation of the Contemplated Transactions, the business and operations of Surviving Company, Innovate or any Affiliate of Innovate, is or would be conducted, or (ii) the scope of the business and operations of Innovate and its Subsidiaries, taken as a whole, in each case that would be material to Innovate and its Subsidiaries taken as a whole;
(i)    any Contract with any officer, key employee or other employee of Innovate who develops or has developed any intellectual property of or for Innovate, or Innovate Contingent Worker of any of Innovate or its Subsidiaries containing noncompetition, non-solicitation, nondisclosure, assignment of inventions or confidentiality provisions;

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(j)    any Contract in respect of any Innovate Intellectual Property (including the distribution, licensing, marketing, advertising or sales thereof) that provides for annual payments of, or pursuant to which in the last year Innovate or any of its Subsidiaries paid or received, in the aggregate, $250,000 or more;
(k)    any Contract with any healthcare professional or any employee of any healthcare professional, including, but not limited to, any Contract for advisory boards, pharmacy practice management, consulting services, electronic medical records or practice management that provides for annual payments of, or pursuant to which in the last year Innovate or any of its Subsidiaries paid, in the aggregate, $100,000 or more;
(l)    any Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Innovate or any of its Subsidiaries;
(m)    any Contract with any Governmental Authority;
(n)    any power of attorney, other than powers of attorney provided by Innovate and its Subsidiaries in the Ordinary Course of Business;
(o)    any agreement that gives rise to any material payment or benefit as a result of the performance of this Agreement or any of the other Contemplated Transactions;
(p)    any Contract with (i) an executive officer or director of Innovate or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members or (ii) an owner of more than five percent (5%) of the voting power of the outstanding capital stock of Innovate or (iii) to the Knowledge of Innovate, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than Innovate or its Subsidiaries);
(q)    any Contract relating to the acquisition or disposition of any material interest in, or any material amount of, property or assets of Innovate or any of its Subsidiaries (whether by merger, stock sale, asset sale or otherwise) or for the grant to any Person of any preferential rights to purchase any of their assets, other than in the Ordinary Course of Business consistent with past practice;
(r)    any Contract containing any provisions requiring any of Innovate or its Subsidiaries to indemnify any other party, other than commercial Contracts entered into the Ordinary Course of Business consistent with past practices;
(s)    except to the extent a Contract is described in the clauses above, any Contract not entered into in the Ordinary Course of Business in excess of $500,000; or
(t)    any other agreement (or group of related agreements) the performance of which requires aggregate payments from Innovate or any of its Subsidiaries in excess of $500,000 or that is material to Innovate or its Subsidiaries.
Innovate has delivered or made available to the Company accurate and complete (except for applicable redactions thereto) copies of all material written Innovate Contracts, including all amendments thereto. There are no Innovate Material Contracts that are not in written form. Neither Innovate nor any

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Subsidiary of Innovate has, nor to the Knowledge of Innovate, has any other party to an Innovate Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Innovate or its Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (t) above or any Innovate Contract listed in Section 3.13(f) or Section 3.15 of the Innovate Schedule of Exceptions (any such agreement, contract or commitment, a “Innovate Material Contract”) in such manner as would permit any other party to cancel or terminate any such Innovate Material Contract, or would permit any other party to seek damages which would reasonably be expected to be material. As to Innovate and its Subsidiaries, as of the date of this Agreement, each Innovate Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.
3.11    Absence of Undisclosed Liabilities. As of the date of this Agreement, neither Innovate nor any Subsidiary of Innovate has any Liability, individually or in the aggregate, except for: (a) Liabilities identified in the financial statements (including any related notes) contained or incorporated by reference in the Innovate SEC Reports; (b) normal and recurring current Liabilities that have been incurred by Innovate since the date of the most recent balance sheet included in the Innovate SEC Reports consolidated balance sheet in the Ordinary Course of Business, which are under $50,000 in the aggregate; and (c) Liabilities described in Section 3.13 of the Innovate Schedule of Exceptions.
3.12    Compliance with Laws; Regulatory Compliance.
(a)    Except as set forth in Section 3.12(a) of the Innovate Schedule of Exceptions, each of Innovate and its Subsidiaries, and, to the Knowledge of Innovate, every director, officer, employee, agent, and Representative thereof, is and has been for the past three (3) years in material compliance with all applicable Laws (including, but not limited to, FDCA, Health Care Laws, and all trade laws, including import control and export laws, trade embargos and anti-boycott laws) and Orders. To the Knowledge of Innovate and its Subsidiaries, (i) no investigation by any Governmental Authority with respect to Innovate or any of its Subsidiaries is active and pending, and (ii) no Governmental Authority has indicated in writing or, to the Knowledge of Innovate, orally, an intention to conduct an investigation.
(b)    Except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have an Innovate Material Adverse Effect, each of Innovate and its Subsidiaries and, to the Knowledge of Innovate, their respective employees and agents, hold all Innovate Permits, including, but not limited to, all authorizations required under the FDCA, and the regulations of the FDA promulgated thereunder as well as the PHSA. Except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have an Innovate Material Adverse Effect, all such Innovate Permits are valid, and in full force and effect. Since January 1, 2015, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Innovate Permit except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have an Innovate Material Adverse Effect. Each of Innovate and each of its Subsidiaries is in compliance in all material respects with the requirements associated with all Innovate

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Permits. To the knowledge of Innovate, no event has occurred that would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Innovate Permit.
(c)    None of Innovate or its Subsidiaries, any director, officer, employee, nor, to the Knowledge of Innovate, any agent or Representative thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or a similar policy enforced by any other Innovate Regulatory Agency. To the knowledge of Innovate, none of Innovate or its Subsidiaries, any director, officer, employee, nor, to the Knowledge of Innovate, any agent or Representative thereof, has engaged in any activity that would result in a material violation under applicable FDCA or Health Care Laws. There is no civil, criminal, administrative or other proceeding, notice or demand pending, received or, to the Knowledge of Innovate, threatened against Innovate or any of its Subsidiaries that relates to an alleged violation of FDCA or any Health Care Law and none of Innovate or any of its Subsidiaries is in receipt of written notice of any civil, criminal, administrative or other proceeding, notice or demand pending that relates to an alleged violation of FDCA or any Health Care Law. To the Knowledge of Innovate, none of Innovate or its Subsidiaries, any director, officer, employee nor, to the Knowledge of Innovate, agent or Representative thereof, has engaged in any activity that would result in a material violation of any FDCA or Health Care Law. None of Innovate or any of its Subsidiaries nor, to the Knowledge of Innovate, any director, officer, employee, agent or Representative thereof, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. There are no Orders or similar actions to which Innovate or any of its Subsidiaries any director, officer, employee, or, to the Knowledge of Innovate, agent or Representative thereof, are bound or which relate to Innovate Products, or alleged violation of any FDCA or Health Care Law. Innovate and its Subsidiaries are currently not, nor have ever been, a party or subject to the terms of a corporate integrity agreement required by the Office of the Inspector General of the United States Department of Health and Human Services or similar agreement or consent order of any other Governmental Authority.
(d)    None of Innovate or any of its Subsidiaries nor, to the Knowledge of Innovate, any director, officer, employee, agent or Representative thereof, has been investigated for, charged with or convicted of a Medicare, Medicaid or federal or state health program related offense, or convicted of, charged with or, to the Knowledge of Innovate, investigated for a violation of federal or state Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation of controlled substances, or has been debarred, excluded or suspended from participation in a Federal Health Care Program (nor is any such debarment, exclusion or suspension pending), or been subject to any Order or consent decree of, or criminal or civil fine or penalty imposed by, any Governmental Authority. Except as set forth in Section 3.12(d) of the Innovate Schedule of Exceptions, to the Knowledge of Innovate, Innovate has not arranged or contracted with (by employment or otherwise) any individual or entity has been convicted of or pled guilty or nolo contendere to any federal or state health care-related criminal offense or is excluded from participation in a Federal Health Care Program for the provision of items or services for which payment may be made under such Federal Health Care Program. Except as set forth in Section 3.12(d) of the Innovate Schedule of Exceptions, no exclusion, suspension, or debarment claims, actions, proceedings or investigations relating to Innovate is

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pending or, to the Knowledge of Innovate, is threatened against neither Innovate, nor any of Innovate’s respective officers, directors, equity holders, employees or agents acting on its behalf or for its benefit.
(e)    Each of Innovate and each of its Subsidiaries is and has been in compliance in all material respects with all applicable statutes, rules, regulations, decrees, writs and Orders of the FDA and any other Innovate Regulatory Agency with respect to the labeling, storing, testing, developing, manufacturing, packaging, distributing, marketing, advertising, promoting, and selling of the Innovate Products. To the Knowledge of Innovate, each of Innovate and its Subsidiaries has filed all required notices in accordance with FDCA and any other Laws, and made available to the Company copies thereof, of design defects, product problems, adverse events, injuries and deaths relating to Innovate Products. Except as set forth in Section 3.12(e) of the Innovate Schedule of Exceptions, to the Knowledge of Innovate, all required pre-clinical studies conducted by or on behalf of Innovate or its Subsidiaries and Innovate-sponsored clinical trials (or clinical trials sponsored by Innovate or any other Subsidiary) conducted or being conducted with respect thereto, have been and are being conducted in compliance in all material respects with applicable licenses and Laws, including, without limitation, the applicable requirements of the FDCA and the FDA’s current Good Manufacturing Practice as codified in the Quality System Regulation, Good Laboratory Practice and Good Clinical Practice. The results of any such studies, tests and trials, and all other material information related to such studies, tests and trials, have been made available to Company. To the Knowledge of Innovate, each clinical trial conducted by or on behalf of Innovate or any of its Subsidiaries with respect to Innovate Products has been and is being conducted in all material respects in accordance with its clinical trial protocol, and in compliance in all material respects with all applicable Laws, including Good Clinical Practice, informed consent, Institutional Review Board requirements and all other applicable requirements contained in 21 CFR Parts 312, 812, 50, 54, 56 and 11. To the Knowledge of Innovate, each of Innovate and its Subsidiaries has filed all required notices (and made available to the Company copies thereof) of design defects, product problems, adverse events, injuries and deaths relating to clinical trials conducted by or on behalf of Innovate or any of its Subsidiaries with respect to such Innovate Products.
(f)    All applications, submissions, information and data utilized by Innovate or any of its Subsidiaries as the basis for, or submitted by or on behalf of Innovate or any of its Subsidiaries in connection with any and all requests for an Innovate Permit relating to Innovate or any of its Subsidiaries, when submitted to the FDA or any other Innovate Regulatory Agency, were, to the Knowledge of Innovate, true, correct and complete in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or any other Innovate Regulatory Agency.
(g)    (i) Innovate and each of its Subsidiaries is in compliance in all material respects with the written procedures, record-keeping and FDA reporting requirements for Reports of Corrections and Removals set forth in 21 C.F.R. Part 806; (ii) neither Innovate nor any of its Subsidiaries has voluntarily or involuntarily issued or caused to be issued, or is aware of any facts that would require Innovate or any of its Subsidiaries to issue or cause to be issued, any recall notice, market withdrawal notice, safety or Warning Letter, report or other notice or action disclosing an alleged defect or lack of safety or efficacy of any product; (iii) Innovate and each of its Subsidiaries is in compliance in all material respects with the regulations for Medical Device Reporting set forth in 21 C.F.R. Part 803, or equivalent requirements issued by any other Governmental Authority; (iv) each product in current

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commercial distribution in the United States is a Class II medical device as defined under 21 U.S.C. § 360c(a)(1)(A), (B) and applicable rules and regulations thereunder and was first marketed under, and is currently covered by, a premarket notification owned and held exclusively by Innovate or one of its Subsidiaries and in compliance with 21 U.S.C. § 360(k) and the applicable rules and regulations thereunder; and (v) Innovate and each of its Subsidiaries has always promoted and continues to promote such products for uses that are within the scope of each Permit, and Innovate and each of its Subsidiaries have not engaged in any off-label promotion, or promotion of Innovate Products without Permits, when such medical devices under FDCA must only be marketed with Permits (e.g., 510(k) premarket notification).
(h)    None of Innovate or its Subsidiaries nor, to the Knowledge of Innovate, any of the Representatives, licensors, licensees, assignors or assignees thereof has received any notice that the FDA or any other Innovate Regulatory Agency has initiated, or threatened to initiate, any action to suspend or place restrictions on any clinical trial, suspend or terminate any IDE or comparable Clinical Trial Application sponsored by Innovate or any of its Subsidiaries or otherwise restrict the pre-clinical research related to or clinical study of any Innovate Product or any medical device or component being developed by any licensee or assignee of the Innovate Intellectual Property based on such intellectual property, or to recall, suspend or otherwise restrict the development or manufacture of any Innovate Product. To the Knowledge of Innovate, none of Innovate or any of its Subsidiaries or any supplier of components and materials to Innovate is in receipt of written notice of, or is subject to, any adverse inspection, finding of deficiency, finding of non-compliance, 483 observation, investigation, civil or criminal proceeding, hearing, suit, demand, claim, complaint, inquiry, proceeding, penalty, Untitled Letter, Warning Letter, seizure, import alert, injunction, prosecution, or other compliance or enforcement action relating to any Innovate Products or to the Innovate Business. To the Knowledge of Innovate, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action. All deficiencies and non-conformities discovered during internal audits and inspections have been corrected and resolved in all material respects.
(i)    To the extent Innovate or its Subsidiaries collects, uses, or discloses Personal Information, Innovate and/or its Subsidiaries, as applicable, has in place publicly published privacy policies regarding the collection, use and disclosure of Personal Information in their possession, custody or control, or otherwise held or processed on their behalf. Innovate and its Subsidiaries are, and have been for the past three (3) years, in material compliance with the requirements of: (i) all applicable Data Privacy and Security Laws; and (ii) all contractual obligations concerning the collection, use, storage and disclosure of Personal Information. Neither Innovate nor its Subsidiaries has been notified of any Legal Proceeding related to data security or privacy or alleging a violation of any of its privacy policies or any Data Privacy and Security Law, nor, to the Knowledge of Innovate, has any such claim been threatened. Innovate and its Subsidiaries have taken commercially reasonable measures designed to protect and maintain the confidentiality of all Personal Information collected by or on behalf of Innovate or its Subsidiaries and to maintain the security of its data storage practices for Personal Information, in each case, in accordance with all Data Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which Innovate or its Subsidiaries conduct their business.
(j)    Innovate and each of its Subsidiaries have maintained commercially reasonable administrative, physical and technical safeguards consistent with normal industry practice and

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in accordance with Data Privacy and Security Laws that are designed to (i) protect the confidentiality, integrity and accessibility of IT Systems and information contained therein (including Intellectual Property, Personal Information, and other information subject to confidentiality obligations), and specifically, (ii) prevent against loss and unauthorized access, use, modification, disclosure or other use of such information that would not, in each foregoing case, be consistent with Innovate or its Subsidiaries’ published privacy policies or contract to which Innovate or any of its Subsidiaries is a party. With respect to the IT Systems, for the past three (3) years (i) none of the data (including Intellectual Property and Personal Information) that Innovate or its Subsidiaries stores or processes has been corrupted to a material extent, and (ii) to the Knowledge of Innovate, none of the Personal Information, that Innovate or its Subsidiaries stores or processes has been subject to a security breach or incident regarding Personal Information requiring notification under the applicable Data Privacy and Security Laws, including but not limited to, 45 C.F.R. Subpart D. Innovate and its Subsidiaries have been, and are, in compliance with contractual obligations concerning the security and privacy of IT Systems and information contained therein (including Intellectual Property, Personal Information, and other information subject to confidentiality obligations) in all material respects.
(k)    Any database owned or used Innovate or its Subsidiaries that is required to be registered under any Data Privacy and Security Law, if any, has been duly registered and maintained, and there has been no unauthorized or illegal use of or access to any of the data or information in any of such databases. There is no audit, proceeding, claim or investigation currently pending against Innovate or its Subsidiaries by any Governmental Authority in respect of Personal Information.
(l)    Innovate and its Subsidiaries have made available to the Company true, correct and complete copies of any and all material applications, approvals, licenses, written notices of inspectional observations, establishment inspection reports and any other documents received from the FDA or any other Innovate Regulatory Agency, including documents that indicate or suggest lack of compliance with the regulatory requirements of the FDA or any other Innovate Regulatory Agency. Innovate and its Subsidiaries have made available to the Company for review all correspondence to or from the FDA or any other Innovate Regulatory Agency, minutes of meetings, written reports of phone conversations, visits or other contact with the FDA or any other Innovate Regulatory Agency, and all other documents concerning communications to or from the FDA or any other Innovate Regulatory Agency, or prepared by the FDA or any other Innovate Regulatory Agency or which bear in any way on Innovate’s or any of its Subsidiaries’ material compliance with regulatory requirements of the FDA or any other Innovate Regulatory Agency, or on the likelihood or timing of approval or clearance of any Innovate Products.
3.13    Taxes and Tax Returns.
(a)    Each of Innovate and its Subsidiaries has (i) filed (taking into account any applicable extensions) all Tax Returns that were required to be filed on or prior to the date hereof and all such Tax Returns were correct and complete in all material respects and (ii) paid all Taxes, whether or not shown on such Tax Returns, other than Taxes that individually or the aggregate are not reasonably expected to be material.

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(b)    There are no liens for Taxes (other than Permitted Encumbrances) on any assets of Innovate or its Subsidiaries.
(c)    Neither Innovate nor any of its Subsidiaries is a party to any currently pending Tax audits or other administrative proceedings or any currently pending court proceedings or any other material dispute or claim concerning any Tax liability of Innovate or any Subsidiary, in each case, for which written notice has been received. There are no material matters under discussion between Innovate or any of its Subsidiaries and any Taxing Authority.
(d)    Neither Innovate nor any of its Subsidiaries has filed for an extension of time within which to file any Tax Return which extension is currently in effect, other than customary extensions not to exceed six (6) months for which no approval is required. Neither Innovate nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired.
(e)    Innovate and its Subsidiaries have complied in all material respects with all applicable legal requirements relating to the payment and withholding of Taxes from payments made or deemed made to any employee, independent contractor, creditor, shareholder, lender or other third party. Innovate and its Subsidiaries have complied in all material respects with all applicable Tax rules on the preparation, collection and retention of Tax Returns and any other materials related to Taxes.
(f)    Neither Innovate nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than (i) any such agreement exclusively between or among the Innovate and/or its Subsidiaries and (ii) any other agreement (A) the primary purpose of which is not the allocation or payment of Tax liability and (B) that was entered into in the Ordinary Course of Business). Neither Innovate nor any of its Subsidiaries is or may be liable under Treasury Regulations Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for Taxes of any Person other than Innovate and its Subsidiaries.
(g)    During the past three (3) years, neither Innovate nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(h)    All material related party transactions involving Innovate and its Subsidiaries are in compliance with applicable transfer pricing laws and regulations, are at arm's length and are documented and reported with a proper transfer pricing study, in each case in accordance with applicable Tax Laws.
(i)    None of Innovate or its Subsidiaries has a permanent establishment or other taxable presence (as determined pursuant to an applicable tax treaty or applicable Tax Law) in any country other than the country of its formation. Neither the Innovate nor any of its Subsidiaries is or has ever been subject to Tax in any country other than its country of incorporation by virtue of being treated as a resident of that country.
(j)    No written claim has been delivered to Innovate or to any of its Subsidiaries by a Taxing Authority, within the statutory limitation periods, in a jurisdiction where

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Innovate or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction or required to file any Tax Return in that jurisdiction.
3.14    Employee Benefit Programs.
(a)    Section 3.14(a) of the Innovate Schedule of Exceptions sets forth a complete and accurate list of every material Employee Program maintained by Innovate or any Subsidiary or with respect to which Innovate or any Subsidiary has or may have any Liability (the “Innovate Employee Programs”), except for any Contract for the employment of any employee or engagement of any independent contractor that provides (i) base salary or fee at or below the amount of $100,000 on an annual basis, and (ii) any severance, retention bonus, change-in-control or similar type payment at or below the amount of $100,000 per employee. Innovate does not have any ERISA Affiliate that maintains an Innovate Employee Program.
(b)    True, complete and correct copies of the following documents, with respect to each material Innovate Employee Program, where applicable, have previously been provided to the Company: (i) all documents embodying or governing such Innovate Employee Program and any funding medium for the Innovate Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed IRS Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any Governmental Authority within the last three years.
(c)    Each Innovate Employee Program that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance. To the Knowledge of Innovate, no event or omission has occurred with respect to the operation of any Innovate Employee Program that would reasonably be expected to cause such Innovate Employee Program to lose its Tax qualification or the Tax-exempt status of its accompanying trust under Code Sections 401(a) and 501(a), respectively.
(d)    To the Knowledge of Innovate, there is no material failure of any party to comply with any Laws applicable with respect to the Innovate Employee Programs. Except as would not, individually or in the aggregate, be material, with respect to any Innovate Employee Program, there has been no (i) “prohibited transaction,” as defined in Section 406 of ERISA or Code Section 4975, which is not otherwise exempt, (ii) failure to operate and administer the Innovate Employee Programs in material accordance with their respective terms and in compliance with ERISA and other applicable Laws or (iii) “reportable event” (as such term is defined in Section 4043 of ERISA) or failure to satisfy the “minimum funding standard” (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA). No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Innovate, threatened with respect to any such Innovate Employee Program. All payments and/or contributions required to have been made with respect to all Innovate Employee Programs, for all periods prior to the Closing Date, either have been made or have been accrued in all material respects.

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(e)    Neither Innovate nor any ERISA Affiliate of Innovate has maintained an Innovate Employee Program subject to Title IV of ERISA, including a Multiemployer Plan, in the six (6) years prior to the Closing Date. Innovate and its ERISA Affiliates have not incurred and, to the Knowledge of Innovate, there are no circumstances under which either could reasonably expect to incur any liability under Sections 412 or 4971 of the Code or Section 302 or Title IV of ERISA. Except with respect to fully insured life insurance and disability plans, none of the Innovate Employee Programs provides or represents an obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA or state continuation Laws).
(f)    Except as otherwise specifically provided herein, neither the execution of the this Agreement nor the consummation of the transactions contemplated hereby or thereby (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former service provider of Innovate or any of its Subsidiaries to any additional compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Innovate Employee Programs, or (iii) accelerate the time of payment or vesting of the equity awards. Neither Innovate nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or will result, separately or in the aggregate in any payment of any “excess parachute payment” within the meaning of US Tax Code Section 280G (or similar provisions of state, local or foreign Tax law).
(g)    Each Innovate Employee Program that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary compliance and has been operated and maintained in compliance with Section 409A of the Code in all material respects. Neither Innovate nor any Subsidiary is under any obligation to gross up any Taxes under Section 409A of the Code.
(h)    Each Innovate Employee Program to which the ACA applies is in compliance in all material respects with ACA, and the rules and regulations promulgated thereunder, and, to the Knowledge of Innovate, no federal income Taxes or penalties have been imposed or are due for noncompliance with ACA or for failure to provide minimum coverage to employees.
(i)    For purposes of this Section 3.14:
(i)    An entity “maintains” an Innovate Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Innovate Employee Program, or has any obligation (by agreement or under applicable Laws) to contribute to or provide benefits under or through such Innovate Employee Program, or if such Innovate Employee Program provides benefits to or otherwise covers current or former employees or other service providers of such entity (or their spouses, dependents, or beneficiaries).
(ii)    An entity is an “ERISA Affiliate” of Innovate if it would have ever been considered a single employer with Innovate under ERISA Section 4001(b) or Section 414 of the Code.

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3.15    Labor and Employment Matters.
(a)    Neither Innovate nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract, or other written agreement with a labor union or labor organization. To the Knowledge of Innovate, neither Innovate nor any of its Subsidiaries is subject to, and during the past four (4) years there has not been, any charge, demand, petition, organizational campaign, or representation proceeding seeking to compel, require, or demand it to bargain with any labor union or labor organization.
(b)    Except as set forth in Section 3.15(b) of Innovate’s Disclosure Schedule and except as would not, individually or in the aggregate, be material, (i) Innovate and its Subsidiaries are in compliance in all material respects, and has been for the past four (4) years, with all applicable Laws respecting labor, employment, fair employment practices, work safety and health, terms and conditions of employment, immigration and wages and hours and equal pay; (ii) neither Innovate nor any of its Subsidiaries is delinquent in any payments to any employee or to any independent contractors, consultants, temporary employees, leased employees or individual agents who personally provide service to Innovate during most of such individual agent’s working time, employed or used with respect to the operation of the Innovate Business and classified by Innovate or any of its Subsidiaries as other than an employee or compensated other than through wages paid by Innovate or any of its Subsidiaries through its respective payroll department (“Innovate Contingent Workers”), for any compensation due with respect to any services performed for it to the date of this Agreement or amounts required to be reimbursed to such employees or Innovate Contingent Workers; (iii) there are, and for the past four (4) years there have been no outstanding grievances, complaints or charges with respect to employment or labor matters pending or, to the Knowledge of Innovate, threatened against Innovate or any of its Subsidiaries in any judicial, regulatory or administrative forum, under any private dispute resolution procedure, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, unpaid wages, or equal pay; (iv) none of the employment policies or practices of Innovate or any of its Subsidiaries is currently being, or has been in the past four (4) years, audited or investigated, or to the Knowledge of Innovate, subject to imminent audit or investigation by any Governmental Authority; (v) neither Innovate nor any of its Subsidiaries is, or within the last four (4) years has been, subject to any Order by any Governmental Authority or private settlement contract in respect of any labor or employment matters; (vi) to the extent that any Innovate Contingent Workers are employed, to the Knowledge of Innovate, Innovate and each of its Subsidiaries has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites; (vii) Innovate and its Subsidiaries have properly classified their respective employees as exempt or non-exempt under the Fair Labor Standards Act, as amended, and, its state law equivalents, including the California Labor Code, and all other relevant Laws; and (viii) there are no pending or, to the Knowledge of Innovate, threatened or reasonably anticipated claims or actions against Innovate or its Subsidiaries under any workers’ compensation policy or long-term disability policy. None of Innovate or any of its Subsidiaries has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act, and, during the ninety (90)-day period preceding the date of this Agreement, no employee has suffered an “employment loss,” as defined in the WARN Act, with respect to Innovate or any of its Subsidiaries. Neither Innovate nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree, with or citation by, any Governmental Authority relating to employees or employment practices. All employees are employed on an at-will basis (insofar as such employment

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practice is legally recognized under applicable Law) unless otherwise set forth in Section 3.15(b) of the Innovate Schedule of Exceptions. Innovate and its Subsidiaries are in compliance with the requirements of the Immigration Reform Control Act of 1986 and have a completed and accurate copy of U.S. Citizenship and Immigration Services Form I-9 for each employee of Innovate and its Subsidiaries.
(c)     To the Knowledge of Innovate or its Subsidiaries, during the year prior to the date hereof (i) no allegations of discrimination, harassment, or hostile work environment based on sex have been made against (A) any officer or director of Innovate or its Subsidiaries, (B) any employee of Innovate or its Subsidiaries at the level of Vice President or above, or (C) any employee of Innovate or its Subsidiaries who, directly or indirectly, supervises at least three (3) other employees; and (ii) Innovate and its Subsidiaries have not entered into any settlement related to allegations of discrimination, harassment, or hostile work environment by an employee, director, officer, or Innovate Contingent Worker.
3.16    Environmental Matters. Except as has not, would not and would not reasonably be expected to, individually or in the aggregate, have an Innovate Material Adverse Effect: (a) Innovate and its Subsidiaries are in compliance with all Environmental Laws applicable to their operations and, to the Knowledge of Innovate, use of the Innovate Leased Real Property; (b) none of Innovate or any of its Subsidiaries has generated, transported, treated, stored, or disposed of any Hazardous Material, except in material compliance with all applicable Environmental Laws, and there has been no Release or threat of Release of any Hazardous Material by Innovate or its Subsidiaries at or on the Innovate Leased Real Property that requires reporting, investigation or remediation by Innovate or its Subsidiaries pursuant to any Environmental Law; (c) none of Innovate or any of its Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law or (ii) been subject to or, to the Knowledge of Innovate, threatened with any governmental or citizen enforcement action with respect to any Environmental Law; and (d) to the Knowledge of Innovate, there are no underground storage tanks, landfills, current or former waste disposal areas or polychlorinated biphenyls at or on the Innovate Leased Real Property that require reporting, investigation, cleanup, remediation or any other type of response action by Innovate or its Subsidiaries pursuant to any Environmental Law. The representations and warranties contained in this Section 3.16 constitute Innovate’s sole representations and warranties with respect to compliance with Environmental Laws or the presence or absence of Hazardous Materials.
3.17    Insurance. Section 3.17 of the Innovate Schedule of Exceptions lists each insurance policy maintained by or on behalf of Innovate and its Subsidiaries with respect to its and their properties, assets and business, together with a claims history for the past two (2) years. All of such insurance policies are in full force and effect, all premiums due and payable with respect to such insurance policies have been paid to date, and neither Innovate nor any of its Subsidiaries has ever been (a) in default with respect to its Liabilities under any such insurance policies or (b) denied insurance coverage. Except as set forth in Section 3.17 of the Innovate Schedule of Exceptions, Innovate does not have and has had no self-insurance or co-insurance program.
3.18    Government Programs. No agreements, loans, funding arrangements or assistance programs are outstanding in favor of Innovate or any of its Subsidiaries from any Governmental Authority, and, to the Knowledge of Innovate, no basis exists for any Governmental Authority to seek payment or repayment from Innovate or any of its Subsidiaries of any amount or benefit

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received, or to seek performance of any obligation of Innovate or any of its Subsidiaries, under any such program.
3.19    Transactions with Affiliates. Except as set forth in the Innovate SEC Reports since the date of Innovate’s last proxy statement filed on April 26, 2019 with the SEC, no event has occurred that would be required to be reported by Innovate pursuant to Item 404 of Regulation S-K promulgated by the SEC.
3.20    Legal Proceedings; Orders. Except as set forth in Section 3.20 of the Innovate Schedule of Exceptions, there is not pending any material Legal Proceeding and (to the Knowledge of Innovate) no Person has threatened to commence any Legal Proceeding: (a) that involves Innovate, any Subsidiary of Innovate or any director or officer of Innovate (in his or her capacity as such) or any of the material assets owned or used by Innovate and/or any Subsidiary; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions, in each case, except for (i) any shareholder litigation or other claims arising from allegations of breach of fiduciary duty relating to this Agreement following the date hereof or (ii) any such Legal Proceedings that would not have, or reasonably be expected to have, an Innovate Material Adverse Effect. There is no Order to which Innovate or any Subsidiary of Innovate, or any of the material assets owned or used by Innovate or any Subsidiary of Innovate, is subject. To the Knowledge of Innovate, no officer or other key employee of Innovate or any Subsidiary of Innovate is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Innovate Business or to any material assets owned or used by Innovate or any Subsidiary of Innovate.
3.21    Anticorruption and Anti-Bribery Laws. Neither Innovate nor any of its Subsidiaries (including any of their respective employees, officers or directors) or, to the Knowledge of Innovate, any third party acting on behalf of Innovate or any of its Subsidiaries, has taken or failed to take during the past three (3) years any action that would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-kickback law or regulation, including without limitation: (a) the making of any offer or promise to pay, payment of, or authorization of payment of, directly or indirectly, money or anything of value to any foreign government official (including appointed or elected officials, government employees, political parties, party officials, candidates for political office, and any officer, director or employee of any government entity), for the purpose of corruptly influencing an act or decision, inducing the doing or omission of any act in violation of a lawful duty, or securing an improper advantage, or the receipt of a corrupt payment or of anything of value under such circumstances; (b) use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (c) establishment or maintenance of any unlawful fund of corporate monies or other properties; or (d) making of any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.
3.22    Product Liability. Except as disclosed on Section 3.22 of the Innovate Schedule of Exceptions, the Innovate Products conform in all material respects to applicable product specifications, warranties and contractual commitments, and there are no Product Liability Claims with respect to any Innovate Product. To the Knowledge of Innovate, there is no reasonable basis for any present or future Product Liability Claim against any of Innovate or its Subsidiaries which could give rise to any material liability. No product prepared or manufactured by Innovate or its Subsidiaries is or has been subject to

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any voluntary or involuntary market withdrawal or product recall during the past two (2) years and, to the Knowledge of Innovate, no facts or circumstances exist that would reasonably be expected to result in a recall of products already manufactured by Innovate or its Subsidiaries.
3.23    Antitrust.
(a)    Merger Sub (or any affiliated entity, as would be deemed “affiliated” for the purposes of the Economic Competition Law, 5748-1988 and the regulations, rules, decrees and guidelines promulgated thereunder (the “Economic Competition Law”)) does not have any operations or business activities or “sales turnover” as defined in Section 17(a)(2) of the Competition Law and the regulations promulgated thereunder in the State of Israel.
(b)    Merger Sub (or any affiliated entity) does not have any shares, options or other rights in any Israeli company.
(c)    Merger Sub (or any affiliated entity) does not have a “a place of business” in Israel, as such term is defined in the Guidelines of the General Director of the Israeli Competition Authority for Reporting and Evaluating Mergers Pursuant to the Competition Law. Particularly, Merger Sub (or any affiliated entity) does not have a sales office, agency, representative, factory, industry, agents, or distributors in Israel.
3.24    Inapplicability of Anti-takeover Statutes. The Boards of Directors of Innovate and Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Innovate Voting Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Innovate Voting Agreements or any of the other Contemplated Transactions.
3.25    Vote Required. The affirmative vote of (a) the holders of the shares of Innovate Common Stock having voting power representing a majority of the outstanding shares of Innovate Common Stock and (b) the holders of a majority of the votes properly cast at the Innovate Shareholder Meeting are the only votes of the holders of any class or series of Innovate’s capital stock necessary to approve the Innovate Shareholder Proposals (the “Innovate Shareholder Approval”).
3.26    No Financial Advisor. Except as set forth in Section 3.26 of the Innovate Schedule of Exceptions, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Innovate or any Subsidiary of Innovate.
3.27    No Other Representations or Warranties; Disclaimer of Other Representations and Warranties. Each of Innovate and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement and the Company Schedule of Exceptions (a) the Company is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated

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by this Agreement, including the Merger and any such other representations and warranties are hereby expressly disclaimed, and none of Innovate, Merger Sub or their respective Representatives is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement and the Company Schedule of Exceptions and (b) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Innovate, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement or the Company Schedule of Exceptions.
Section 4.    CERTAIN COVENANTS OF THE PARTIES
4.1    Access and Investigation. Subject to the confidentiality terms of the Term Sheet, which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the earlier of the date of termination of this Agreement and the Effective Time (the “Pre-Closing Period”), upon reasonable notice, each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of: (a) any written materials or communications sent by or on behalf of a Party to all of its shareholders; (b) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Authority on behalf of a Party in connection with the Merger or any of the Contemplated Transactions; (c) any non-privileged notice, pleading or settlement communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party that would reasonably be expected to (i) have an adverse effect on such Party’s ability to comply with or perform any covenant or obligation under this Agreement, (ii) expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions, or (iii) impair the right or ability of Innovate or the Surviving Company and its Subsidiaries to conducts its business after the Effective Time; (d) any material notice, report or other document received by a Party from the FDA or any Governmental Authority that would reasonably be expected to (i) have an adverse effect on such Party’s ability to comply with or perform any covenant or obligation under this Agreement, (ii) expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions, or (iii) impair the right or ability of Innovate or the Surviving Company and its Subsidiaries to conducts its business after the Effective Time; and (e) any material notice, document or other communication sent by or on behalf of a

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Party to any party to any Innovate Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Innovate Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Innovate Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices). No Party shall be required to allow the sampling of the indoor or outdoor air, soil or soil vapor, or surface or groundwater on its owned and leased real property without that Party’s prior written consent, which consent shall not be unreasonably withheld.
Any investigation conducted by either Innovate or the Company pursuant to this Section 4.1 shall be conducted in such manner as to not interfere unreasonably with the conduct of the business of the other Party. Notwithstanding the foregoing, any Party may restrict the foregoing access (a) to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information or (b) as may be necessary to preserve the attorney-client privilege under any circumstances in which such privilege is reasonably likely to be jeopardized by such disclosure or access provided, that in each such case, such Party shall use commercially reasonable efforts to cooperate with the other Parties and such Party’s Representatives to enter into appropriate confidentiality, joint defense or similar documents or arrangements, or to cause such information to be delivered in redacted or summary form, so that such Party and such Party’s Representatives may have access to such information without jeopardizing such privilege.
4.2    Operation of Innovate’s Business.
(a)    Except as set forth in Section 4.2(a) of the Innovate Schedule of Exceptions, as expressly contemplated by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing, during the Pre-Closing Period: (i) Innovate and each Subsidiary of Innovate shall conduct its business and operations in the Ordinary Course of Business, (ii) Innovate and each Subsidiary of Innovate shall use commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, regulators and other Persons having business relationships with Innovate or its Subsidiaries, and (iii) Innovate shall promptly notify the Company of any Legal Proceeding against, relating to, involving or otherwise affecting this Agreement or the Contemplated Transactions. Innovate covenants and agrees to use commercially reasonable efforts to maintain all rights to Innovate Intellectual Property and to not let any rights to Innovate Intellectual Property lapse or terminate, except in the Ordinary Course of Business.
(b)    During the Pre-Closing Period, Innovate shall promptly notify the Company in writing, of any event, condition, fact or circumstance that could reasonably be expected to prevent satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 on or before the Drop Dead Date. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Innovate contained in this Agreement or the Innovate Schedule of Exceptions for purposes of Section 8.1 or any other provision of this Agreement; provided, however, that to the extent that any such notice refers to any matter arising after the date of this Agreement and prior to the Effective Time, and the Company proceeds with the Closing, then such notice will be deemed to have amended the applicable Sections of the

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Innovate Schedule of Exceptions, to have qualified the representations and warranties contained in Section 3, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development, and no Company Indemnified Party will have any right to indemnification hereunder in respect of such notified matter.
4.3    Operation of the Company’s Business.
(a)    Except as set forth in Section 4.3(a) of the Company Schedule of Exceptions, as expressly contemplated by this Agreement, as required by applicable Law or unless Innovate shall otherwise consent in writing, during the Pre-Closing Period: (i) the Company and each Subsidiary of the Company shall conduct its business and operations in the Ordinary Course of Business; (ii) the Company and each Subsidiary of the Company shall use commercially reasonable efforts to preserve intact its current business organization, use commercially reasonable efforts to keep available the services of its current key employees, officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, regulators and other Persons having business relationships with the Company or its Subsidiaries; and (iii) the Company shall promptly notify Innovate of any Legal Proceeding against, relating to, involving or otherwise affecting this Agreement or the Contemplated Transactions.
(b)    During the Pre-Closing Period, the Company shall promptly notify Innovate in writing, of any event, condition, fact or circumstance that could reasonably be expected to prevent satisfaction of any of the conditions set forth in Section 6, Section 7 and Section 8 on or before the Drop Dead Date. No notification given to Innovate pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Schedule of Exceptions for purposes of Section 7.1 or any other provision of this Agreement; provided, however, that to the extent that any such notice refers to any matter arising after the date of this Agreement and prior to the Effective Time, and Innovate proceeds with the Closing, then such notice will be deemed to have amended the applicable Sections of the Company Schedule of Exceptions, to have qualified the representations and warranties contained in Section 2, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development, and no Innovate Indemnified Party will have any right to indemnification hereunder in respect of such notified matter.
4.4    Negative Obligations.
(a)    Except (i) as expressly contemplated by this Agreement, including with respect to the Innovate Post-Closing Financing and the Innovate Shareholder Proposals, (ii) as set forth in Section 4.4(a) of the Innovate Schedule of Exceptions, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, neither Innovate nor Merger Sub shall, or shall cause or permit any Subsidiary of Innovate or Merger Sub to, do any of the following:
(i)    sell, issue, reserve for issuance, set aside, grant or authorize any shares in the capital stock of Innovate or any of its Subsidiaries or any class of securities convertible or exchangeable into, or rights, warrants or options (subject to Section 5.5) to acquire, any such shares of capital stock or such convertible or exchangeable securities, except for (A) granting Innovate Stock

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Options pursuant to Innovate Stock Option Plans or (B) issuing shares of Innovate Common Stock upon exercise of Innovate Stock Options outstanding under Innovate Stock Option Plans as of the date hereof or shares of Innovate Common Stock upon exercise of an Innovate Warrant outstanding as on the date hereof, in each case in accordance with the terms and conditions of the Innovate Stock Option Plans, award agreement and/or warranty as applicable;
(ii)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Innovate Common Stock from terminated employees of Innovate at actual cost);
(iii)    amend the charter, certificate of incorporation, bylaws, articles of association or other charter or organizational documents of Innovate, Merger Sub or any Subsidiary of Innovate, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(iv)    except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(a)(iv) of the Innovate Schedule of Exceptions, and other than as contemplated by the Contemplated Transactions (including, with respect to the Innovate Warrants, as contemplated by Section 4.9), (A) sell, issue, grant or authorize, or agree to sell, issue, grant or authorize, or (B) amend or modify, or agree to amend or modify, the terms of (including by changing any option expiration date, exercise period or vesting schedule): (A) any capital stock or other security of Innovate (except for Innovate Common Stock issued upon the valid exercise of outstanding Innovate Stock Options); (B) any option, warrant, right or other award to acquire any capital stock or any other security of Innovate; or (C) any instrument convertible into, exercisable or exchangeable for any capital stock or other security of Innovate;
(v)    form any Subsidiary or acquire any equity interest or other interest in any other Person;
(vi)    lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure, or commitment therefor in excess of $250,000;
(vii)    adjust or otherwise accelerate the vesting, exercisability or payment of, any Innovate Stock Options or Innovate restricted stock awards outstanding under Innovate Stock Option Plans as of the date hereof, and, other than as required by Law: (A) adopt, establish or enter into or terminate any Innovate Employee Program; (B) cause or permit any Innovate Employee Program to be amended, terminated or rights thereunder to be accelerated, other than as required by Law; (C) hire any new employee or consultant or terminate any key employee (in each case, other than employees or consultants with a base salary or fee in an amount not exceeding $100,000 on an annual basis), or (D) grant, make or pay any severance, bonus or profit-sharing or similar payment (including any special or transaction payments) to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation, remuneration or benefits (including accelerated equity vesting) payable to, any of its directors, employees or consultants; in each case, except in the Ordinary Course of Business;

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(viii)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its material assets, properties or rights, or grant any Encumbrance with respect to such assets, properties or rights; in each case, except in the Ordinary Course of Business;
(ix)    make any material Tax election in a manner inconsistent with the Innovate’s past practices, change or revoke any Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a Tax refund; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement; enter into any closing agreement with respect to any Tax; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
(x)    enter into, amend or terminate any Innovate Material Contract other than in the Ordinary Course of Business;
(xi)    initiate or settle any lawsuit, claim, action, suit, proceeding, investigation or other Legal Proceeding, whether civil, criminal, administrative or investigative, other than (A) for routine collection of bills or (B) for a breach of this Agreement;
(xii)    adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xiii)    apply for, negotiate or obtain a Governmental Grant;
(xiv)    enter into a new line of business;
(xv)    take any action to delist, deregister or any other action the effect of which would reasonably be expected to result in Innovate ceasing to be a reporting company;
(xvi)    terminate or cancel any insurance coverage policy maintained by Innovate or any of its Subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;
(xvii)    take any action, other than as required by applicable Law or GAAP, to change accounting policies or procedures;
(xviii)    fail to make any material payment with respect to any of Innovate’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;
(xix)    take, agree to take, or permit any Subsidiary of Innovate to take or agree to take, any of the actions specified in clauses (i) through (xviii) of this Section 4.4(a); or
(xx)    fail to timely tender any fees or make any required prosecution or maintenance payments relating to any Innovate Intellectual Property or allow any material rights to Innovate Intellectual Property to lapse or terminate, except in the Ordinary Course of Business.

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(b)    Except (i) as expressly contemplated by this Agreement, including with respect to the Innovate Post-Closing Financing, (ii) as set forth in Section 4.4(b) of the Company Schedule of Exceptions, (iii) as required by applicable Law, or (iv) with the prior written consent of Innovate (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any Subsidiary of the Company to, do any of the following:
(i)    sell, issue, reserve for issuance, set aside, grant or authorize any shares in the capital stock of the Company or any of its Subsidiaries or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares of capital stock or such convertible or exchangeable securities except for issuing shares of Company Ordinary Shares upon exercise of Company Options outstanding under the Company Option Plan as of the date hereof or shares of the Company upon exercise of a Company Warrant;
(ii)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Company Ordinary Shares from terminated employees of the Company at actual cost);
(iii)    except as set forth in Section 4.4(b)(iii) of the Company Schedule of Exceptions, amend the Company Charter or other charter or organizational documents of the Company, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(iv)    except for contractual commitments in place at the time of this Agreement and disclosed in Section 4.4(b)(iv) of the Company Schedule of Exceptions, and other than as contemplated by the Contemplated Transactions, (A) sell, issue, grant or authorize, or agree to sell, issue, grant or authorize, or (B) amend or modify, or agree to amend or modify, the terms of (including by changing any option expiration date, exercise period or vesting schedule): (x) any capital stock or other security in the Company (except for outstanding Company Share Capital issued upon the valid exercise of Company Options and/or Company Warrants); (y) any option, warrant or right to acquire any capital stock or any other security of the Company; or (z) any instrument convertible into, exercisable or exchangeable for any capital stock or other security of the Company;
(v)    form any Subsidiary or acquire any equity interest or other interest in any other Person;
(vi)    lend money to any Person; incur or guarantee any Indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment therefor in excess of $250,000, in each case, other than pursuant to commitments and similar arrangements which are in existence as of the date hereof;
(vii)    other than as required by Law: (A) terminate any key employee (other than employees with a base salary in an amount not exceeding $100,000 on an annual basis); or (B) grant, make or pay bonus or profit-sharing or similar payment to, or increase the amount of the wages,

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salary, commissions, fringe benefits or other compensation, remuneration or benefits (including accelerated equity vesting) payable to, any of its directors, employees or consultants; in each case, except in the Ordinary Course of Business;
(viii)    make any material Tax election in a manner inconsistent with the Company’s past practices, change or revoke any Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes (other than the Options Tax Ruling and the Withholding Tax Ruling); surrender any right to claim a Tax refund; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement; enter into any closing agreement with respect to any Tax; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;
(ix)    enter into, amend or terminate any Company Material Contract other than in the Ordinary Course of Business;
(x)    initiate or settle any lawsuit, claim, action, suit, proceeding, investigation or other Legal Proceeding, whether civil, criminal, administrative or investigative, other than (A) for routine collection of bills, (B) for a breach of this Agreement or (C) in connection with Legal Proceedings disclosed in Schedule 2.20;
(xi)    adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xii)    enter into a new line of business;
(xiii)    terminate or cancel any insurance coverage policy maintained by the Company or any of its Subsidiaries that is not promptly replaced by a comparable amount of insurance coverage;
(xiv)    take any action, other than as required by applicable Law or GAAP, to change accounting policies or procedures;
(xv)    fail to make any material payment with respect to any of the Company’s accounts payable or Indebtedness in a timely manner in accordance with the terms thereof and consistent with past practices;
(xvi)    agree to take, take or permit any Subsidiary of the Company to take or agree to take, any of the actions specified in clauses (i) through (xv) of this Section 4.4(b); or
(xvii)    fail to timely tender any fees or make any required prosecution or maintenance payments relating to any Company Intellectual Property or allow any material rights to Company Intellectual Property to lapse or terminate, except in the Ordinary Course of Business.

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4.5    Non-Solicitation by Innovate.
(a)    Except as expressly permitted by this Section 4.5, without the prior written consent of the Company, none of Innovate, its Subsidiaries or any Representative of Innovate or any of its Subsidiaries shall directly or indirectly (i) initiate, solicit, propose, seek, encourage, facilitate or support any inquiries, indications of interest, proposals or offers that constitute or may reasonably be expected to lead to, an Innovate Acquisition Proposal (as defined below), (ii) engage in, continue, facilitate or otherwise participate in any discussions or negotiations regarding, or furnish any nonpublic information or data to any Person in connection with, any inquiries, indications of interest, proposals or offers that constitute, or may reasonably be expected to lead to, an Innovate Acquisition Proposal, (iii) enter into any letter of intent, indication of interest, agreement in principle or other similar type of agreement relating to an Innovate Acquisition Proposal, or enter into any agreement or agreement in principle requiring Innovate to abandon, terminate or fail to consummate the Contemplated Transactions or resolve, propose or agree to do any of the foregoing or (iv) approve, endorse or recommend any Innovate Acquisition Proposal, provided, however, that (x) Innovate and its Representatives may ascertain facts from the Person making an unsolicited Innovate Acquisition Proposal that is reasonably likely to result in an Innovate Superior Offer (and that has not been withdrawn) for the sole purpose of the Board of Directors of Innovate informing itself about the terms of such Innovate Acquisition Proposal and the Person that made it and (y) prior to the approval of the Innovate Shareholder Proposals at the Innovate Shareholder Meeting, Innovate may take the following actions in response to an unsolicited bona fide written Innovate Acquisition Proposal (that has not been withdrawn) received from a third party after the date of this Agreement that the Board of Directors of Innovate has determined, in good faith, after consultation with its outside counsel and independent financial advisors, constitutes, or would reasonably be expected to lead to, an Innovate Superior Offer: (A) furnish nonpublic information regarding Innovate to the third party making the Innovate Acquisition Proposal (an “Innovate Qualified Bidder”); and (B) engage in discussions or negotiations with the Innovate Qualified Bidder and its representatives with respect to such Innovate Acquisition Proposal; provided that (1) Innovate receives from the Innovate Qualified Bidder an executed Acceptable Confidentiality Agreement (a copy of such confidentiality agreement shall promptly, and in any event within twenty-four (24) hours, be provided to Company for informational purposes only), (2) Innovate promptly, and in any event within twenty-four (24) hours, supplies to Company any such nonpublic information or access to any such nonpublic information to the extent it has not been previously provided or made available to Company, (3) neither Innovate nor any Subsidiary or Representative of Innovate or any Subsidiary has breached this Section 4.5, and (4) the Board of Directors of Innovate determines in good faith, after consultation with its outside legal counsel and financial advisors, that failure to take such actions would be inconsistent with the fiduciary duties of the Board of Directors of Innovate under applicable Laws. Without limiting the generality of the foregoing, Innovate acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of Innovate or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of Innovate or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 4.5(a) by Innovate.
(b)    For purposes of this Agreement,
(i)    “Innovate Acquisition Proposal” means any proposal, indication of interest or offer for (A) a merger (including a reverse merger), tender offer, recapitalization, reorganization, liquidation, dissolution, business combination, share exchange, arrangement or

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consolidation, or any similar transaction involving Innovate or its Subsidiaries, (B) a sale, lease, exchange, mortgage, pledge, transfer or other acquisition of assets representing twenty percent (20%) or more of the consolidated revenues, net income or assets of Innovate and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (C) a purchase, tender offer or other acquisition (including by way of merger, consolidation, share exchange, arrangement, consolidation or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the rules and regulations thereunder) of securities representing twenty percent (20%) or more of the voting power of Innovate (including securities of Innovate currently beneficially owned by such Person); provided, however, that the term “Innovate Acquisition Proposal” shall not include (1) the Merger or the other transactions contemplated by this Agreement or (2) or the Innovate Post-Closing Financing; and
(ii)    “Innovate Superior Offer” shall mean an unsolicited bona fide Innovate Acquisition Proposal (with all references to “twenty percent (20%)” in the definition of Innovate Acquisition Proposal being treated as references to “eighty percent (80%)” for these purposes) made by a third party that the Board of Directors of Innovate determines in good faith, after consultation with its outside legal counsel and financial advisors, and after taking into account all financial, legal, regulatory, and other aspects of such Innovate Acquisition Proposal (including the financing terms and the ability of such third party to finance such Innovate Acquisition Proposal), (A) is more favorable from a financial point of view to the Innovate Shareholders than as provided hereunder (including any changes to the terms of this Agreement proposed by the Company in response to such Innovate Superior Offer pursuant to and in accordance with Section 4.5(d) or otherwise) and (B) is reasonably capable of being completed on the terms proposed without unreasonable delay.
(c)    Except as otherwise provided in Section 4.5(d), neither the Board of Directors of Innovate nor any committee of the Board of Directors of Innovate shall (i) fail to make, withhold, withdraw, amend, qualify, change or publicly propose to withhold, withdraw, amend, qualify or change in a manner adverse to the Company, the Innovate Recommendation, (ii) knowingly make any public statement inconsistent with such recommendation, (iii) fail to recommend against acceptance of a tender offer within ten (10) Business Days after commencement, (iv) approve, adopt or recommend or propose publicly to approve, adopt or recommend any Innovate Acquisition Proposal, (v) make any public statement inconsistent with its recommendation, (vi) fail to include the Innovate Recommendation in the Proxy Statement or (vii) allow Innovate to execute or enter into any letter of intent, agreement in principle or other similar type of agreement relating to any Innovate Acquisition Proposal (any action described in this sentence being referred to as a “Innovate Change of Recommendation”).
(d)    Notwithstanding anything in this Section 4.5 to the contrary, if at any time prior to the approval of the Innovate Shareholder Proposals at the Innovate Shareholder Meeting, Innovate receives an Innovate Acquisition Proposal from a third party (which did not result from or arise out of or in connection with a breach of this Agreement) that the Board of Directors of Innovate determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes an Innovate Superior Offer and the Board of Directors of Innovate determines in good faith (after consultation with outside legal counsel and financial advisors) that failure to effect an Innovate Change of Recommendation would be inconsistent with the fiduciary duties of the Board of Directors of Innovate under applicable Laws, the Board of Directors of Innovate may (i) effect an Innovate Change of Recommendation, and/or (ii) terminate this Agreement in accordance with Section 9.1(j) in order to enter

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into a definitive agreement for an Innovate Superior Offer; provided, however, that such actions may only be taken (A) at a time that is after the fifth (5th) Business Day following Company’s receipt of written notice from Innovate that the Board of Directors of Innovate and/or a committee thereof is prepared to take such action (which notice will specify the identity of the Person making such Innovate Superior Offer and a summary of the material terms of the applicable Innovate Superior Offer, including a copy of the proposed definitive agreement), and (B) at the end of such period, the Board of Directors of Innovate and/or a committee thereof determines in good faith, after taking into account all amendments or revisions to this Agreement proposed by Company and after consultation with Innovate’s outside legal counsel and financial advisors, that such Innovate Superior Offer remains an Innovate Superior Offer and (C) if requested by the Company during such five (5) Business Day period, Innovate engages in good faith negotiations with the Company to consider amendments to this Agreement proposed by the Company that would result in the offer that was determined to constitute an Innovate Superior Offer no longer constituting an Innovate Superior Offer. During any such five (5) Business Day period, the Company shall be entitled to deliver to Innovate one or more counterproposals to amend this Agreement so as to cause such Innovate Superior Offer to no longer be an Innovate Superior Offer (it being understood that any change in the purchase price or form of consideration in such Innovate Superior Offer shall be deemed a material modification and shall trigger a new notice and negotiation period as provided above, except that the five (5) Business Day notice period shall instead be equal to three (3) Business Days).
(e)    Notwithstanding anything to the contrary in this Section 4.5, if, at any time prior to the approval of the Innovate Shareholder Proposals at the Innovate Shareholder Meeting, the Board of Directors of Innovate determines in good faith, after consultation with its outside legal counsel and financial advisors, that there has been an Innovate Intervening Event, the Board of Directors of Innovate may effect an Innovate Change of Recommendation if (i) Innovate notifies the Company, in writing, five (5) Business Days before making an Innovate Change of Recommendation that the Board of Directors of Innovate and/or a committee thereof intends to consider such action, which notice shall include a reasonably detailed description of the material facts and circumstances giving rise to the applicable Innovate Intervening Event, which notice shall not, by itself, constitute an Innovate Change of Recommendation, (ii) if requested by the Company during such five (5) Business Day period, Innovate engages in good faith negotiations with the Company to amend this Agreement in such a manner that the underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Innovate Intervening Event, and (iii) the Board of Directors of Innovate determines in good faith after taking into account all amendments or revisions to this Agreement proposed by the Company and, after consultation with its outside legal counsel and financial advisors, that the failure to make an Innovate Change of Recommendation would be inconsistent with the fiduciary duties of the Board of Directors of Innovate under applicable Law. Innovate acknowledges and hereby agrees that any Innovate Change of Recommendation effected (or proposed to be effected) in response to or in connection with any Innovate Acquisition Proposal may be made pursuant to Section 4.5(d) only, and may not be made pursuant to this Section 4.5(e).
(f)    Nothing contained in this Agreement shall prohibit Innovate or the Innovate Board of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Innovate or the Innovate Board of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Innovate is unable to take a position with respect to the bidder’s tender offer unless the Innovate Board of Directors determines

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in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Law; provided further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Innovate Change of Recommendation unless the Innovate Board of Directors expressly publicly reaffirms the Innovate Recommendation (i) in such communication or (ii) within two (2) Business Days after being requested in writing to do so by the Company.
4.6    Notification of Solicitation by Innovate. Innovate shall notify the Company no later than twenty-four (24) hours after receipt of any Innovate Acquisition Proposal and any such notice shall be made orally and in writing and shall indicate in reasonable detail the material terms and conditions of such Innovate Acquisition Proposal and the identity of the offeror. Innovate shall keep the Company informed, on a current basis, of the status and material developments (including any changes to the terms) of such Innovate Acquisition Proposal and will provide the Company with copies of all documents and written or electronic communications relating to such Innovate Acquisition Proposal.
4.7    Standstill. Innovate shall, and shall cause each of its Subsidiaries and their Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to, or that may reasonably be expected to lead to, a Innovate Acquisition Proposal.
4.8    Non-Solicitation by the Company. Without the prior written consent of Innovate, none of the Company, its Subsidiaries or any Representative of the Company or any of its Subsidiaries shall directly or indirectly (a) initiate, solicit, propose, seek or knowingly encourage, facilitate or support any inquiries, indications of interest, proposals or offers that constitute or may reasonably be expected to lead to, a Company Alternative Transaction (as defined below), (b) engage in, continue, facilitate or otherwise participate in any discussions or negotiations regarding, or furnish any nonpublic information or data to any Person in connection with, any inquiries, indications of interest, proposals or offers that constitute, or may reasonably be expected to lead to, a Company Alternative Transaction, (c) enter into any letter of intent, indication of interest, agreement in principle or other similar type of agreement relating to a Company Alternative Transaction, or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or resolve, propose or agree to do any of the foregoing. For purposes of this Section 4.8, “Company Alternative Transaction” means any transaction involving (a) the direct or indirect sale, license, disposition or acquisition of any material portion of the business or assets of the Company or any of its Subsidiaries, (b) the direct or indirect issuance, grant, disposition or acquisition of (i) any shares of capital stock other equity security of the Company or any of its Subsidiaries, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any shares of capital stock or other equity security of the Company or any of its Subsidiaries, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other equity security of the Company or any of its Subsidiaries, or (c) any merger, consolidation, dissolution, business combination, reorganization or similar transaction involving the Company or any of its Subsidiaries, in each case with respect to the foregoing clauses (a) through (c), that could reasonably be expected to prevent or materially delay the consummation of the Merger on or before the Drop Dead Date.

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4.9    Innovate Warrants. From and after the date of this Agreement, Innovate shall use its reasonable best efforts to cause all of the Innovate Warrants to be exercised. Innovate may negotiate with the holders of the Innovate Warrants in order to set a new exercise price for the Innovate Warrants, which new exercise price shall be mutually acceptable to both Innovate and the Company.
4.10    Voting Agreements Innovate shall use its reasonable best efforts to cause all persons listed on Schedule I-A to execute the Voting Agreements within the five (5) days of immediately following the execution and delivery of this Agreement.
Section 5.    ADDITIONAL AGREEMENTS OF THE PARTIES
5.1    Disclosure Documents; Merger Proposal; Registration. Subject to the ICL, as soon as reasonably practicable following the date of this Agreement, each of the Company and Merger Sub shall (and Innovate shall cause Merger Sub to), as applicable, take the following actions within the timeframes set forth in this Section 5.1: (i) as promptly as practicable following the date hereof, cause a merger proposal (in the Hebrew language) reflecting the Merger, the Contemplated Transactions and this Agreement in a form complying with the ICL and reasonably acceptable to the Parties (the “Merger Proposal”) to be executed in accordance with Section 316 of the ICL; (ii) deliver the Merger Proposal to the Companies Registrar within three (3) days of the calling of the Company and Merger Sub Shareholder Meetings; (iii) cause a copy of the Merger Proposal to be delivered to its secured creditors, if any, no later than three (3) days after the date on which the Merger Proposal is delivered to the Companies Registrar; (iv) (A) publish a notice to its creditors in a form acceptable to the Parties, stating that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at the office of the Companies Registrar, the Company’s registered offices or Merger Sub’s registered offices, as applicable, and at such other locations as the Company or Merger Sub, as applicable, may determine, in (x) two daily Hebrew newspapers circulated in Israel, on the day that the Merger Proposal is delivered to the Companies Registrar, and (y) in a popular newspaper outside of Israel within three Business Days after the date on which the Merger Proposal is delivered to the Companies Registrar if required by applicable Law; (B) within four (4) Business Days from the date of submitting the Merger Proposal to the Companies Registrar, send a notice, in a form acceptable to the Parties, by registered mail to all of its “Substantial Creditors” (as such term is defined in the Israeli Companies Regulations (Merger), 5760-2000 (the “Merger Regulations”)) of which the Company or Merger Sub, as applicable, is aware, in which it shall state that a Merger Proposal was submitted to the Companies Registrar and that the creditors may review the Merger Proposal at such additional locations, if such locations were determined in the notice referred to in clause (A) above and at such times stated in the notice referred to in clause (A) above; (v) promptly after the Company and Merger Sub, as applicable, shall have complied with the preceding clauses (iii) and (iv) above, but in any event no more than three (3) days following the date on which notice was sent to the creditors under clause (iii) above, inform the Companies Registrar, in accordance with Section 317(b) of the ICL and Regulation 5 of the Merger Regulations, that notice was given to their respective creditors under Section 318 of the ICL; (vi) not later than three (3) days after the date on which (x) the Company Shareholder Approval is received and (y) the sole shareholder of Merger Sub approves the Merger, the Contemplated Transactions and this Agreement, the Company or Merger Sub, as applicable, shall inform (in accordance with Section 317(b) of ICL) the Companies Registrar of such approval in a form acceptable to the Parties, and (vii) following fulfillment or waiver of all of the conditions for Closing set forth in Section 6, Section 7 and Section 8 of this Agreement, inform the Companies Registrar of such fulfillment or waiver and, in accordance with the customary practice of the

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Companies Registrar, request that the Companies Registrar declare the Merger effective and issue the Certificate of Merger upon such date, as the Company and Merger Sub shall advise the Companies Registrar. For the avoidance of doubt, and notwithstanding any provision of this Agreement to the contrary, it is the intention of the Parties that the Merger shall be declared effective and the Certificate of Merger shall be issued on the Closing Date, as a condition to the Closing taking place. For purposes of this Section 5.1, “Business Day” shall have the meaning set forth in the Merger Regulations.
5.2    Shareholder Approval.
(a)    Company Shareholder Meeting. As promptly as practicable after the date of this Agreement, the Company shall take all action necessary in accordance with applicable Laws and the Company Charter to call, give notice of, convene and hold a meeting of the Company Shareholders (the “Company Shareholder Meeting”) to consider and vote on proposals to approve this Agreement, the Merger and the other Contemplated Transactions (collectively, the “Company Shareholder Proposals”). Notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Company Shareholder Meeting (i) with the consent of Innovate, (ii) for the absence of a quorum, or (iii) if the Company reasonably determines that the failure to adjourn, postpone or delay the Company Shareholder Meeting would be reasonably likely not to allow sufficient time for the distribution of any required or appropriate supplement or amendment to the Company Shareholder Meeting Notice. The Board of Directors of the Company has recommended that the Company Shareholders approve the Company Shareholder Proposals (the “Company Recommendation”). The Company shall ensure that all proxies solicited in connection with the Company Shareholder Meeting are solicited in material compliance with all applicable Laws.
(b)    Proxy Statement; Innovate Shareholder Meeting.
(i)    As promptly as practicable after the Effective Time, Innovate shall file a proxy statement (the “Proxy Statement”) with the SEC. Innovate covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the Innovate Stockholders, or at the time of the Innovate Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Innovate makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by the Company specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects, to respond promptly to any comments of the SEC or its staff.  Innovate shall notify the Company promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply the Company with copies of all correspondence between Innovate or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Contemplated Transactions. Innovate shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of

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the SEC or the staff of the SEC with respect to the Proxy Statement, and provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. No filing of, or amendment or supplement to, the Proxy Statement will be made by Innovate without providing the Company a reasonable opportunity to review and comment thereon. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to the Company occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Innovate thereof and shall cooperate fully with Innovate in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Innovate Shareholders.
(ii)    As promptly as practicable after the Proxy Statement has been reviewed and cleared by the SEC (or following the ten (10)-day period in Rule 14a-6(a) under the Exchange Act, if the SEC staff does not review the Proxy Statement), Innovate shall take all action necessary in accordance with applicable Laws and the Innovate Charter and Innovate Bylaws to promptly call, give notice of, convene and hold a meeting of the Innovate Shareholders (the “Innovate Shareholder Meeting”) to consider and vote on proposals to approve (i) the Preferred Stock Conversion Proposal, and (ii) an amendment to the Innovate Charter to effect a reverse stock split of the Innovate Common Stock at a ratio between 1 to 5 and 1 to 20 (the “Reverse Stock Split”), with the implementation of any such Reverse Stock Split to be determined at the discretion of the Innovate Board of Directors following the Effective Time, subject to the Innovate Board of Directors’ discretion to abandon such amendment (collectively, the “Innovate Shareholder Proposals”). Notwithstanding anything else to the contrary herein, Innovate may postpone or adjourn the Innovate Shareholder Meeting (i) with the consent of the Company, (ii) for the absence of a quorum, (iii) if Innovate reasonably determines that the failure to adjourn, postpone or delay the Innovate Shareholder Meeting would not allow sufficient time under applicable Laws for the distribution of any required or appropriate supplement or amendment to the Proxy Statement, or (iv) to allow additional solicitation of votes in order to obtain the Innovate Shareholder Approval. Innovate agrees that the Board of Directors of Innovate shall recommend that the Innovate Shareholders approve the Innovate Shareholder Proposals (the “Innovate Recommendation”). Innovate shall use its commercially reasonable efforts to solicit from the Innovate Shareholders proxies in favor of the Innovate Shareholder Proposals and shall take all other action necessary or advisable to secure the Innovate Shareholder Approvals. Innovate shall ensure that all proxies solicited in connection with the Innovate Shareholder Meeting are solicited in material compliance with all applicable Laws. Innovate, in its capacity as the sole shareholder of Merger Sub, shall approve the Merger.
(iii)    Notwithstanding the foregoing, in no event shall the Innovate Shareholder Meeting take place more than (i) sixty (60) calendar days after the date that the Proxy Statement has been reviewed and cleared by the SEC (or following the ten (10)-day period in Rule 14a-6(a) under the Exchange Act, if the SEC staff does not review the Proxy Statement), or (ii) one hundred (100) days after the Effective Date, whichever is earlier. If the approval of the Innovate Shareholder Proposals is not obtained at the Innovate Shareholder Meeting, then Innovate will use its reasonable best efforts to adjourn the Innovate Shareholder Meeting one or more times to a date or dates no more than thirty (30) days after the scheduled date for such meeting, and to obtain such approvals at

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such time. If the Innovate Shareholder Meeting is not so adjourned, and/or if the approval of the Innovate Shareholder Proposals is not then obtained, Innovate will use its reasonable best efforts to obtain such approvals as soon as practicable thereafter, and in any event to obtain such approvals at the next occurring annual meeting of the stockholders of Innovate or, if such annual meeting is not scheduled to be held within six (6) months after the Innovate Shareholder Meeting, a special meeting of the stockholders of Innovate to be held within six (6) months after the Innovate Shareholder Meeting. Innovate will hold an annual meeting or special meeting of its stockholders, at which a vote of the stockholders of Innovate to approve the Innovate Shareholder Proposals will be solicited and taken, at least once every six (6) months until Innovate obtains approval of the Innovate Shareholder Proposals.
(iv)    The Company and Innovate acknowledge that, under the Nasdaq Stock Market Rules, the shares of Innovate Common Stock and Innovate Preferred Stock issued as Merger Consideration will not be entitled to vote on the Preferred Stock Conversion Proposal.
(c)    Merger Sub Approval. As soon as reasonably practicable following the Company Shareholder Meeting, the sole shareholder of Merger Sub shall approve the Merger, the Contemplated Transactions and this Agreement.
5.3    Regulatory Approvals. Each Party shall use reasonable best efforts to file or otherwise submit, as soon as practicable after the date of this Agreement but no later than required by applicable Law, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Each Party shall utilize reasonable best efforts to cooperate fully with the other Party in promptly seeking to obtain all such required consents, authorizations, orders and approvals. The Parties hereto shall not take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. The Parties shall each use their reasonable best efforts to resist any assertion that the Contemplated Transactions constitute a violation of antitrust or merger control Laws, rules or regulations. All filing fees which are due and owing upon respective filings under antitrust or merger control Laws shall be shared equally between the Company and Innovate. All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority with respect to or in connection with this Agreement, the Merger and the other Contemplated Transactions shall be disclosed to counsel for the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party may, as it deems advisable and necessary, reasonably designate material provided to the other party as “Outside Counsel Only Material,” and also may reasonably redact the material as necessary to (a) remove personally sensitive information, (b) remove references concerning the valuation of the Company and its Subsidiaries or Innovate and its Subsidiaries conducted in connection with the approval and adoption of this Agreement and the negotiations and investigations leading thereto, (c) comply with contractual arrangements, (d) prevent the loss of a legal privilege or (e) comply with applicable Law. To the extent reasonably practicable, each Party shall give notice to counsel for the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of

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any Governmental Authority with respect to the Merger and the other Contemplated Transactions, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. In the event that any Legal Proceeding is commenced challenging the Merger or any of the other Contemplated Transactions under antitrust, competition or merger control Laws, and such Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of all or part of the Merger or the other Contemplated Transactions, the Parties shall cooperate with each other and use their respective reasonable best efforts to contest any such Legal Proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Contemplated Transactions; provided that nothing in this sentence shall require any Party to divest any assets it owns as of the date hereof to the extent such divestiture would have a material and adverse effect on the businesses of the combined company following consummation of the Merger, taken as a whole. The Company shall file (if not previously filed) the OCS Notice with the OCS as required to be made in connection with the contemplated transaction and Innovate shall execute and deliver to the Company an undertaking required under the Innovation Law.
5.4    Company Options and Company Warrants.
(a)    On the terms and subject to the conditions of this Agreement, to the extent holders of Company Options are entitled to receive a portion of the Merger Consideration in accordance with the Allocation Certificate to be provided by the Company, at the Effective Time, each Company Option that the Company has an obligation to grant under any agreement and that has not yet been granted as of the date of this Agreement shall be duly granted to the relevant Persons entitled to receive such Company Options. Further, to the extent holders of Company Options are entitled to receive a share of the Merger Consideration in accordance with the Allocation Certificate to be provided by the Company, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be converted into and become an option to purchase a combination of Innovate Common Stock and Innovate Preferred Stock in a ratio consistent with the Stock Ratio, and Innovate shall assume the Company Option Plan and each such Company Option in accordance with its terms (as in effect as of the date of this Agreement). Subject to the foregoing, all rights with respect to Company Ordinary Shares under Company Options assumed by Innovate shall thereupon be converted into rights with respect to Innovate Common Stock and Innovate Preferred Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Innovate may be exercised solely for shares of Innovate Common Stock and Innovate Preferred Stock; (ii) the number of shares of Innovate Common Stock and Innovate Preferred Stock subject to each Company Option assumed by Innovate shall be determined in accordance with the Allocation Certificate (rounding the resulting number down to the nearest whole number of shares of Innovate Common Stock and Innovate Preferred Stock); (iii) the per share exercise price for the Innovate Common Stock and Innovate Preferred Stock issuable upon exercise of each Company Option assumed by Innovate shall be determined in accordance with the Allocation Certificate (rounding the resulting exercise price up to the nearest whole cent); and (iv) any restriction on the exercise of any Company Option assumed by Innovate shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (I) to the extent provided under the terms of a Company Option, each Company Option assumed by Innovate in accordance with this Section 5.4(a) shall, in

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accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Innovate Common Stock subsequent to the Effective Time; and (II) Innovate’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company’s Board of Directors or any committee thereof with respect to each Company Option assumed by Innovate. Notwithstanding anything to the contrary in this Section 5.4(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Innovate Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code. Notwithstanding anything to the contrary in this Section 5.4(a), the conversion of the Company Options that are Company 102 Options into options to purchase Innovate Common Stock and Innovate Preferred Stock shall be effected subject to and in accordance with the Options Tax Ruling and the Ordinance and applicable Law to ensure that, to the extent possible, the options to purchase Innovate Common Stock and Innovate Preferred Stock shall enjoy the Tax benefits set forth in the Options Tax Ruling.
(b)    To the extent holders of Company Options are not entitled to receive a share of the Merger Consideration in accordance with the Allocation Certificate to be provided by the Company, such Company Options shall be cancelled for no consideration and of no further force or effect.
(c)    Each outstanding Company Warrant will be exercised or cancelled as of immediately prior to the Effective Time.
(d)    Innovate shall file with the SEC promptly following the Effective Time a registration statement on SEC Form S-8, for use by Innovate, relating to the shares of Innovate Common Stock and Innovate Preferred Stock issuable with respect to Company Options and Company Warrants assumed by Innovate in accordance with Section 5.4(a).
(e)    Prior to the Effective Time, the Company shall (i) take all actions that may be reasonably necessary (under the Company Option Plan and otherwise) to effectuate the provisions of this Section 5.4; and (ii) cause each holder of Company Options to execute and deliver an option surrender agreement substantially in the form attached hereto as Exhibit I (“Option Surrender Agreement”).
5.5    Innovate Stock Options. At the Effective Time, each Innovate Stock Option or Innovate restricted stock award that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be continued and survive the Closing and remain outstanding in accordance with its terms without acceleration or adjustment under the terms of the Innovate Stock Option Plans by reason of the Contemplated Transactions.
5.6    Indemnification of Officers and Directors.
(a)    Subject to applicable Law, from the Effective Time through the seventh anniversary of the date on which the Effective Time occurs, each of Innovate and the Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date

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hereof, or who becomes prior to the Effective Time, a director or officer of Innovate and its Subsidiaries or the Company and its Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Innovate or of the Company or any of their Subsidiaries (each, a “Proceeding”), whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under applicable Law. Subject to applicable law, each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any Proceeding from each of Innovate and the Surviving Company, jointly and severally, upon receipt by Innovate or the Surviving Company from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Innovate or the Surviving Company, as applicable, to the extent then required by applicable Law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The provisions of the Innovate Charter and Innovate Bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Innovate that are presently set forth in the Innovate Charter and Innovate Bylaws shall not be amended, modified or repealed for a period of seven (7) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Innovate, unless such modification is required by applicable Law. To the extent permitted by applicable Law, the articles of association of the Surviving Company shall contain, and Innovate shall cause the articles of association of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the Innovate Charter and Innovate Bylaws and the Company Charter. From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company Charter and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Innovate shall fulfill and honor in all respects the obligations of Innovate to D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Innovate Charter or Innovate Bylaws and pursuant to any indemnification agreements between Innovate and such D&O Indemnified Parties that were in effect prior to the date of this Agreement, with respect to claims arising out of matters occurring at or prior to the Effective Time.
(b)    From and after the Effective Time, Innovate shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Innovate. In addition, Innovate shall purchase, prior to the Effective Time, a seven-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Innovate’s existing directors’ and officers’ insurance policies and Innovate’s existing fiduciary liability insurance policies for the Persons who, as of the date of this Agreement are covered by Innovate’s existing directors’ and officers’ insurance policies and/or the Company’s existing directors’ and officers’ insurance, as applicable, in each case for a claims reporting or discovery period of at least seven years from and after the Effective Time.

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(c)    From and after the Effective Time, Innovate shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.6 in connection with their successful enforcement of the rights provided to such persons in this Section 5.6.
(d)    The provisions of this Section 5.6 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Innovate and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives. In the event Innovate or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Innovate or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 5.6. Innovate shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 5.6.
(e)    The covenants contained in this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.
5.7    Additional Agreements.
(a)    Without limiting any other provision of this Agreement, including, without limitation, the conditions to the Closing in Sections 6, 7 and 8 and subject to Sections 5.3 and 5.7(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing but subject to Sections 5.3 and 5.7(b), each Party to this Agreement shall use commercially reasonable efforts to (i) make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; (iv) satisfy the conditions precedent to the consummation of this Agreement and (v) execute and deliver any additional instruments that are or may become reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Merger, and to carry out fully the purposes of this Agreement.
(b)    Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 5.3, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make

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any commitment or agree to any undertaking (to any Governmental Authority or otherwise) regarding its future operations.
(c)    Each of Innovate and Merger Sub will take all actions necessary to (i) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (ii) ensure that Merger Sub prior to the Effective Time shall not conduct any business, incur or guarantee any Indebtedness or any other liabilities or make any investments, other than those activities incident to its obligations under this Agreement or the transactions contemplated hereby.
5.8    Disclosure. Without limiting any Party’s obligations pursuant to the confidentiality terms of the Term Sheet, no Party shall, and no Party shall permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, with such approval not to be unreasonably delayed or withheld; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Laws and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Innovate may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Innovate in compliance with this Section 5.8.
5.9    Listing. At or prior to the Effective Time, Innovate shall use its reasonable best efforts to (a) cause the shares of Innovate Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the NASDAQ Capital Market or NASDAQ Global Market prior to the Effective Time and in a manner that does not delay the Effective Time and (b) maintain the continuous listing of the currently outstanding shares of Innovate Common Stock on the NASDAQ Capital Market or NASDAQ Global Market through the Effective Time. Innovate will promptly provide copies of any correspondence received from NASDAQ regarding the listing of Innovate Common Stock. The Company will cooperate with Innovate as reasonably requested by Innovate with respect to the listing application for the Innovate Common Stock and promptly furnish to Innovate all information concerning the Company and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.9.
5.10    Tax Matters.
(a)    Intentionally Omitted.
(b)    Innovate and the Company will not make an election under Code Section 336(e) with respect to the transactions contemplated by this Agreement. The Company will not make (and Innovate will not cause or permit the Company to make) and election under Code Section 338 with respect to the transactions contemplated by this Agreement, without the approval of the Shareholder Representative.

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(c)    All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid (or cause to be paid) by Innovate when due, and Innovate will, at its own expense, file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
(d)    As soon as reasonably practicable after the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for rulings (collectively, the “Options Tax Ruling”) confirming that (i) the deemed transfer of the Company 102 Shares and payment or delivery of the Merger Consideration for such shares in accordance with Section 1.5(c)(i) and conversion of the Company 102 Options in accordance with Section 5.4(a) shall not be regarded as a violation of Section 102 of the Ordinance so long as the Merger Consideration for the Company 102 Shares and options for which the Company 102 Options are exchanged (and shares issued upon the exercise thereof) are deposited with the 102 Trustee until the end of their applicable holding period under Section 102 of the Ordinance, (ii) the Merger Consideration for the Company 102 Shares and options for which the Company 102 Options are exchanged shall continue, after the Effective Time, to benefit from the provisions of Section 102 of the Ordinance and to qualify thereunder as grants made through a trustee pursuant to the capital gains Tax route according to Section 102(b)(2) or 102(b)(3) of the Ordinance, as the case may be, and (iii) the exchange of Company Options granted pursuant to Section 3(i) of the Ordinance for options to purchase shares of Innovate Common Stock shall not be subject to payment of Israeli Tax until the exercise of such Company Option (which ruling may be subject to customary conditions and adjustments regularly associated with such a ruling and which may include additional issues that are raised by the ITA in light of the factual background of the ruling request). The Company shall include in the request for the Options Tax Ruling a request to exempt Innovate, the Surviving Company, the Exchange Agent and their respective agents from any withholding obligation in relation to any payments and deliveries made with respect to any Company 102 Shares or the conversion of Company 102 Options. The Company shall use reasonable best efforts to obtain the Options Tax Ruling prior to the Closing. If the Options Tax Ruling is not granted prior to the Closing or in accordance with the instructions of the ITA, the Company shall seek to obtain prior to the Closing an interim Tax ruling confirming, among other things, that Innovate, the Surviving Company, the Exchange Agent and their respective agents and any other Person acting on their behalf shall be exempt from Israeli withholding Tax in relation to any payments and deliveries made with respect to any Company 102 Shares or the conversion of Company 102 Options to the Exchange Agent, the 102 Trustee or the Surviving Company in connection with the Merger (the “Interim Options Tax Ruling”). To the extent that prior to the Closing an Interim Options Tax Ruling shall have been obtained, then all references herein to the Options Tax Ruling shall be deemed to refer to such Interim Options Tax Ruling, until such time that a final definitive Options Tax Ruling is obtained.
(e)    As soon as reasonably practicable following the date of this Agreement, the Company shall instruct its Israeli counsel, advisors and/or accountants to prepare and file with the ITA an application for a ruling (collectively, the “Withholding Tax Ruling”) that (i) stipulates that the transfer of any Merger Consideration or consideration contemplated under Section 5.4 to the Exchange Agent or 102 Trustee is not subject to a Tax withholding obligation, or clarifies that no such obligation exists; (ii) with respect to holders of record of Company Share Capital (other than Company 102 Shares), Company Options (other than Company 102 Options or any other Company Options covered by the

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Options Tax Ruling) that are non-Israeli residents (as defined in Israeli Tax Law), exempts Innovate, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including, without limitation, the Merger Consideration, or clarifies that no such obligation exists, all in accordance with the terms of the Withholding Tax Ruling; and (iii) with respect to holders of record of Company Share Capital (other than Company 102 Shares) and Company Options (other than Company 102 Options or any other Company Options covered by the Options Tax Ruling) that are Israeli residents (as defined in Israeli Tax Law), (A) exempts Innovate, the Exchange Agent, the Surviving Company and their respective agents from any obligation to withhold Israeli Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, including, without limitation, the Merger Consideration, or clarifies that no such obligation exists, in each case as of the Effective Time, and/or (B) instructs Innovate, the Exchange Agent, the Surviving Company and their respective agents as to the dates upon which such withholding is to be executed and on how such withholding is to be executed with respect to holders of record of Company Share Capital (other than Company 102 Shares) and Company Options (other than Company 102 Options or any other Company Options covered by the Options Tax Ruling) and the rate or rates of withholding Tax to be applied, in each case, in accordance with the Ordinance. Within ten (10) days of the date hereof, Innovate and the Company will use commercially reasonable best efforts to mutually agree as to whether Section 103(T) or Section 104(H) of the Ordinance applies with respect to the foregoing.
(f)    Without limiting the generality of Section 5.10(d) and Section 5.10(e), each of the Company and Innovate shall cause their respective Israeli counsel, advisors and accountants to coordinate all material activities, and to cooperate with each other, with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Options Tax Ruling (including the Interim Options Tax Ruling) and the Withholding Tax Ruling. The final text of the Interim Options Tax Ruling, the Options Tax Ruling and the Withholding Tax Ruling (or any other Tax ruling) and any application submitted to the ITA with respect to any Tax ruling shall be subject to the prior written consent of Innovate or its counsel, which consent shall not be unreasonably withheld, conditioned or delayed (for removal of doubt, withholding of consent due to any such text including language or election that is materially adverse to Innovate shall not be considered unreasonable). Subject to the terms and conditions hereof, the Company shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to obtain the Interim Options Tax Ruling, the Options Tax Ruling and the Withholding Tax Ruling, as promptly as practicable. The Company shall keep Innovate reasonably informed of all material developments and events relating to the Interim Options Tax Ruling, the Options Tax Ruling and the Withholding Tax Ruling (including promptly forwarding copies to Innovate of any related correspondence providing Innovate with an opportunity to review and comment on any material correspondence before the Company sends such correspondence to the ITA).
5.11    Directors and Officers.
(a)    Prior to the Effective Time, but to be effective at the Effective Time, the Parties shall use reasonable best efforts and take all necessary action so that as the Board of Directors of Innovate consists of six (6) directors, out of which the following three (3) directors shall be designated by Innovate: Lorin Johnson Ph.D., Sandeep Laumas M.D., and Roy Proujansky, M.D. (or his designated

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successor) (the “Innovate Appointees”); and the following three (3) directors designated by the Company: Mark Sirgo Pharm.D. (who will serve as chair), Nissim Darvish, M.D., Ph.D., and John Temperato (the “Company Appointees”); to serve in such positions effective as of the Effective Time until successors are duly elected or appointed and qualified in accordance with applicable Law. The Parties shall use reasonable best efforts to cause any other Persons being directors of Innovate to cease to hold such inconsistent position, including via termination of such Persons’ positions. If any Innovate Appointee or Company Appointee is unable or unwilling to serve as director of Innovate, the Party appointing such Person shall designate a successor; provided, however, the Parties acknowledge that so long as Innovate remains a public reporting company, the Board of Directors of Innovate will continue to satisfy applicable securities Laws and listing requirements, including, without limitation, maintaining an independent audit committee, and the nominations by Company and Innovate hereunder will allow Innovate to comply with such applicable Laws and requirements. Each new member of the Board of Directors of Innovate that was not a member of the Board of Directors of Innovate immediately before the Effective Time shall enter into an indemnification agreement with Innovate, on a form to be mutually agreed between Innovate and the Company (and absent such agreement, on Innovate’s form indemnification agreement), within fifteen (15) days of their appointment. Additionally, the Parties shall (a) designate at least one Innovate Appointee and at least one Company Appointee as Class I Directors of Innovate and designate at least one Innovate Appointee and at least one Company Appointee as Class II Directors of Innovate. Each board committee of Innovate shall initially consist of (a) one Innovate Appointee and (b) two Company Appointees, so long as the foregoing compositions shall satisfy applicable securities Laws.
(b)    Roy Proujansky, M.D., shall resign from the Board of Directors of Innovate immediately upon the receipt of Innovate Shareholder Approval.
(c)    At the Effective Time, the Board of Directors of Innovate will appoint, effective as of the Effective Time, the Persons who will serve as the officers of Innovate immediately following the Effective Time, including the appointment of John Temperato as Chief Executive Officer. It is also understood that as promptly as practicable following the Effective Date, Innovate and Mr. Temperato will negotiate and enter into an employment agreement. It is also understood that Mr. Temperato agrees to waive the severance provision under the Conditional Offer of Employment between the Company and Mr. Temperato, dated February 6, 2019 and that Innovate shall not be liable to pay such severance to Mr. Temperato.
5.12    Section 16 Matters. Prior to the Effective Time, Innovate shall take all such steps as may be required to cause any acquisitions of Innovate Common Stock and any options to purchase Innovate Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Innovate, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.13    Allocation Certificate.
(a)    The Company will prepare and deliver to Innovate at least three (3) Business Days prior to the Closing Date (and may update same until two (2) Business Days of the Closing Date) a certificate signed by the Chief Financial Officer or Chief Administrative Officer of the

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Company in a form reasonably acceptable to Innovate setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Share Capital and Company Options, (b) such holder’s name and address of record; (c) the number and type of Company Share Capital held and/or underlying the Company Options as of the Closing Date for each such holder (including identifying whether such shares or options are Company 102 Shares and Company 102 Options, as applicable); and (d) the number of shares of Innovate Common Stock and Innovate Preferred Stock to be issued to such holder, or to underlie any Innovate Stock Option to be issued to such holder, pursuant to this Agreement in respect of the Company Share Capital and/or Company Options held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).
(b)    Notwithstanding anything herein to the contrary, the Company shall be solely responsible for ensuring that (i) the method of calculating the Merger Consideration to be paid to Company Shareholders and the 102 Trustee, as well as calculation of the Innovate Stock Options to be issued to the holders of Company Options complies with their respective rights; and (ii) the accuracy of the calculation and manner of allocation set forth in the Allocation Certificate. Innovate and the Exchange Agent are permitted and authorized to rely on the allocation set forth in the Allocation Certificate and neither Innovate nor the Exchange Agent shall have any responsibility or liability with respect to such allocation or exchange and payment made in accordance therewith.
5.14    Shareholder Litigation. Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, Innovate shall (a) promptly advise the Company in writing of any shareholder litigation or investigation against it or its directors or officers relating to this Agreement, the Merger, or the Contemplated Transactions and shall keep the Company fully informed regarding such shareholder litigation and (b) give the Company the opportunity to participate in the defense or settlement of any shareholder litigation or investigation relating to this Agreement or any of the Contemplated Transactions, and shall not settle any such litigation or investigation without the Company’s written consent, which will not be unreasonably withheld, conditioned or delayed.
5.15    Confidentiality. The parties acknowledge that Innovate and the Company have previously executed the Term Sheet, and the confidentiality provision of the Term Sheet shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.
5.16    Effect of Knowledge. The representations, warranties, covenants and agreements made herein, as modified by the Disclosure Schedules are intended, among other things, to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, the rights of the Company to any remedy or any termination right under this Agreement or in law or equity or otherwise shall not be impacted or limited by any knowledge that the Company or any of its Representatives may have acquired, could have acquired or had reason to acquire, whether before or after the date hereof, nor by any investigation or diligence by the Company. Innovate and Merger Sub hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of the Company, and regardless of the results of any such investigation, the Company has entered into this transaction in express reliance upon the representations, warranties, covenants and other agreements of Innovate and Merger Sub made in this Agreement.
5.17    Reservation of Innovate Common Stock; Issuance of Shares of Innovate Common Stock. For as long as any shares of Innovate Preferred Stock remain outstanding, Innovate

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shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Innovate Common Stock or shares of Innovate Common Stock held in treasury by Innovate, for the purpose of effecting the conversion of the shares of Innovate Preferred Stock, the full number of shares of Innovate Common Stock then issuable upon the conversion of all Innovate Preferred Stock then outstanding. All shares of Innovate Common Stock delivered upon conversion of the Innovate Preferred Stock shall be newly issued shares or shares held in treasury by Innovate, shall have been duly authorized and validly issued and shall be fully paid and nonassessable, and shall be free from preemptive rights and free of any Encumbrance.
5.18    Private Placement. Each of the Company and Parent shall take all reasonably necessary action on its part such that the issuance of Innovate Common Stock and Innovate Preferred Stock pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Each certificate representing Innovate Common Stock and Innovate Preferred Stock comprising Merger Consideration shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities Applicable Law or otherwise, if any):
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”
Section 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY
The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
6.1    No Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no statute, rule, regulation, or order shall have been enacted, entered, enforced, or reasonably deemed applicable to the transactions contemplated hereby, which makes the consummation of the transactions contemplated hereby illegal.
6.2    Shareholder Approval. The Company Shareholder Proposals shall have been duly authorized and approved by the Company Shareholder Approval.
6.3    Listing. (a) The existing shares of Innovate Common Stock have been continually listed on the NASDAQ Capital Market or NASDAQ Global Market and (b) the shares of Innovate Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NASDAQ Capital Market or NASDAQ Global Market.

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6.4    Statutory Waiting Periods. Fifty (50) days shall have elapsed after the filing of the Merger Proposal with the Companies Registrar and thirty (30) days shall have elapsed after the approval of the Merger by the shareholders of each of the Company and Merger Sub.
6.5    Equity Term Sheet. Subscriptions made pursuant to the Equity Term Sheet shall be in full force and effect on the Closing Date and the Funding Requirement (as such term is defined in the Equity Term Sheet) of a minimum of $10,000,000 (inclusive of existing cash on the balance sheet of the Company at the Effective Time) and up to of up to $25,000,000 shall be evidenced.
6.6    Certificate Certifying the RDD Share Portion and Stock Ratio. Each party shall have received a certificate executed by a duly authorized officer of the Company and Innovate confirming the final RDD Share Portion and Stock Ratio.
6.7    Required Consents and Approvals. All authorizations, licenses, Permits, consents, orders or approvals of, or declarations, filings with or notices to, any governmental body, agency or official, or any non-governmental third party (all of the foregoing, “Required Consents”), including specifically the Required Consents listed on Schedule 6.7, which are necessary for the consummation of the Merger and the Contemplated Transactions shall have been, as applicable, made, filed, shall have occurred or shall have been obtained and all such Required Consents shall be in full force and effect.
Section 7.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF INNOVATE AND MERGER SUB
The obligations of Innovate and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Innovate, at or prior to the Closing, of each of the following additional conditions:
7.1    Accuracy of Representations. (a) Each of the representations and warranties (other than the Company Fundamental Representations and the Company Capitalization Representation) of the Company set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or other similar materiality qualifications set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (b) the Company Fundamental Representations shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (c) the Company Capitalization Representation shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date (as may be updated pursuant to Section 4.3(b)), as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date).
7.2    Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

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7.3    Documents. Innovate shall have received the following documents, each of which shall be in full force and effect:
(a)     a certificate executed by a duly authorized officer of Innovate confirming that the conditions set forth in Sections 7.1, 7.2 and 7.4 have been duly satisfied.
(b)    written resignations in forms satisfactory to Innovate, dated as of the Closing Date and effective as of the Closing executed by the directors and officers of the Company who are not to continue as directors and officers of the Company.
7.4    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
7.5    Cash Balance. The Company shall have delivered evidence reasonably satisfactory to Innovate showing that the Company will have cash on hand (in its bank accounts or otherwise) in an aggregate amount as of the Effective Time not less than the amount set forth on Exhibit G.
7.6    Escrow Agreement. Innovate shall have received a copy of the Escrow Agreement, duly executed by Innovate, the Shareholder Representative and the Escrow Agent.
7.7    Surrender Agreements. Innovate shall have received copies of the Share Surrender Agreements and Option Surrender Agreements, duly executed by each of the Company Shareholders and the holders of Company Options.
7.8    Company Lock-Up Agreements. The Company Lock-Up Agreements shall be in full force and effect on the Closing Date.
Section 8.    ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY
The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following additional conditions:
8.1    Accuracy of Representations. (a) Each of the representations and warranties (other than the Innovate Fundamental Representations and the Innovate Capitalization Representation) of Innovate and Merger Sub set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or other similar materiality qualifications set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, an Innovate Material Adverse Effect, (b) the Innovate Fundamental Representations shall be true and correct in all material respects on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (c) the Innovate Capitalization Representation shall be true and correct in all respects subject to de minimis inaccuracies

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on the date of this Agreement, and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date).
8.2    Performance of Covenants. All of the covenants and obligations in this Agreement that Innovate or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
8.3    Voting Agreements. The Voting Agreements shall be in full force and effect on the Closing Date.
8.4    Amendment to Innovate Note. Innovate shall have (i) received a waiver or (ii) shall have caused the Innovate Note to be amended, so as to remove or waive: (a) all increases in the interest rate, (b) all increases to the principal amount, (c) all acceleration rights of the Noteholder and (d) any other penalties under the Innovate Note that may be triggered by the Merger and the other actions contemplated by this Agreement.
8.5    Certificate of Designation. Innovate has provided a file-stamped copy of the Certificate of Designation in the form of Exhibit F.
8.6    Documents. The Company shall have received the following documents, each of which shall be in full force and effect:
(a)    a certificate executed by a duly authorized officer of Innovate confirming that the conditions set forth in Sections 8.1, 8.2 and 8.7 have been duly satisfied.
(b)    written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Innovate who are not to continue as officers or directors of Innovate or Innovate’s Subsidiaries pursuant to Section 5.11 hereof.
8.7    No Innovate Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Innovate Material Adverse Effect.
8.8    Tax Rulings. The Options Tax Ruling (or Interim Options Tax Ruling) and Withholding Tax Ruling shall have been obtained from the ITA and be in effect.
8.9    Cash Balance. Innovate shall have delivered evidence reasonably satisfactory to the Company showing that Innovate will have cash on hand (in its bank accounts or otherwise) in an aggregate amount as of the Effective Time not less than the amount set forth on Exhibit G.
8.10    Escrow Agreement. The Company shall have received a copy of the Escrow Agreement, duly executed by Innovate, the Shareholder Representative and the Escrow Agent.
8.11    Innovate Lock-Up Agreements. The Innovate Lock-Up Agreements shall be in full force and effect on the Closing Date.
Section 9.    TERMINATION

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9.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Shareholder Proposals by the Company Shareholders, whether before or after approval of the Innovate Shareholder Proposals by the Innovate Shareholders and whether before or after approval of the Merger, the other Contemplated Transactions and this Agreement by the sole shareholder of Merger Sub, unless otherwise specified below):
(a)    by mutual written consent of Innovate and the Company duly authorized by the Boards of Directors of Innovate and the Company;
(b)    by either Innovate or the Company if the Merger shall not have been consummated by April 6, 2020 (the “Drop Dead Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Innovate, on the other hand, if such Party’s (or, in the case of Innovate, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
(c)    by either Innovate or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;
(d)    by Innovate if the Company Shareholder Approval shall not have been obtained within thirty (30) days following the execution of this Agreement; provided, however, that once the Company Shareholder Approval has been obtained, Innovate may not terminate this Agreement pursuant to this Section 9.1(d);
(e)    Intentionally Omitted.
(f)    by the Company (at any time prior to obtaining the Innovate Shareholder Approval) if any of the following events have occurred (i) the Board of Directors of Innovate has approved, endorsed or recommended any Innovate Acquisition Proposal; (ii) Innovate has entered into any agreement related to an Innovate Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); (iii) the Board of Directors of Innovate has made an Innovate Change of Recommendation; or (iv) Innovate or any of its Representatives has materially breached the provisions set forth in Section 4.5;
(g)    by Innovate if the Funding Requirement (as such term is defined in the Equity Term Sheet) of a minimum of $10,000,000 (inclusive of existing cash on the balance sheet of the Company at the Effective Time) and up to $25,000,000 is not satisfied at the Effective Time;
(h)    by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Innovate or Merger Sub set forth in this Agreement, or if any representation or warranty of Innovate or Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Innovate’s or Merger Sub’s representations and warranties or breach by Innovate or Merger Sub is curable by Innovate or Merger Sub, then this Agreement shall not

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terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to Innovate or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) and (ii) Innovate or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy following delivery of written notice from the Company to Innovate or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach or inaccuracy by Innovate or Merger Sub is cured prior to such termination becoming effective);
(i)    by Innovate, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that Innovate is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from Innovate to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy following delivery of written notice from Innovate to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach or inaccuracy by the Company is cured prior to such termination becoming effective);
(j)    by Innovate in connection with Innovate entering into a definitive agreement to effect an Innovate Superior Offer, provided that, (i) Innovate has complied in all material respects with the requirements of Section 4.5 and (ii) concurrently with the termination of this Agreement, Innovate pays, or causes to be paid, the applicable Termination Fee pursuant to Section 9.3(b); or
(k)    by the Company if the Company enters into a Company Alternative Transaction.
9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Section 11 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) subject to Section 9.3, the termination of this Agreement shall not relieve any Party from any liability for fraud or for any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.
9.3    Expenses; Termination Fees.
(a)    Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated;  provided, however, that Innovate and the

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Company shall also share equally all fees and expenses incurred by engagement of the Exchange Agent (such fees and expenses in this proviso, collectively, the “Shared Expenses”).
(b)
(i)    If (A) this Agreement is terminated by Innovate pursuant to Section 9.1(d) and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive written agreement with respect to a Company Subsequent Transaction and ultimately consummates such Company Subsequent Transaction (which, for the avoidance of doubt, may be consummated any time within, on or after the date of such Agreement), then the Company shall pay, or cause to be paid, to Innovate, upon the consummation of such Company Subsequent Transaction, a nonrefundable fee in an amount equal to $250,000.
(ii)    If this Agreement is terminated by Innovate pursuant to Section 9.1(j), then Innovate shall pay, or cause to be paid, to the Company, within two (2) Business Days of the date of such termination, a nonrefundable fee in an amount equal to $1,000,000.
(iii)    If this Agreement is terminated by the Company pursuant to Section 9.1(k), then the Company shall pay, or cause to be paid to Innovate, within two (2) Business Days of the date of such termination, a nonrefundable fee in an amount equal to $1,000,000.
(iv)    If this Agreement is terminated by the Company pursuant to Section 9.1(f), then Innovate shall pay, or cause to be paid, to the Company, within two (2) Business Days of the date of such termination, a nonrefundable fee in an amount equal to $250,000, which fee shall be increased to $1,000,000 if within six (6) months after the date of such termination, Innovate enters into a definitive written agreement with respect to an Innovate Subsequent Transaction.
Each of the fees stated in this Section 9.3(b) is a “Termination Fee.”
(c)    The Parties agree that, except in the case of a material breach, the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Innovate or the Company be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 11.11, and except for any termination pursuant to Section 9.1(h), Section 9.1(i) or otherwise caused by a material breach of this Agreement, each of the Parties and their respective Affiliates will not have any liability, will not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement or the failure of the Merger and the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3, are an integral part of the Merger and the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any

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amount payable pursuant to this Section 9.3, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.
Section 10.    INDEMNIFICATION
10.1    Survival.
(a)    All representations and warranties of Innovate, Merger Sub and the Company contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until and including the Expiration Date; and such, for avoidance of doubt, shall be deemed to constitute a separate written legally binding agreement among Innovate, Merger Sub and the Company, in accordance with the provisions of Section 19 of the Israeli Limitation Law (חוק ההתיישנות) 5718-1958; Fraud Claims against the Parties shall survive indefinitely. If a Claim Notice for a claim of a breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 10.1(a) then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of Innovate, Merger Sub, and the Company contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by the Company and Innovate pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms and then will terminate.
10.2    Indemnification by the Company Shareholders. Subject to the terms and conditions of this Section 10, from and after the Closing, the Company Shareholders and their respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, a “Company Indemnifying Party”) will severally and not jointly, in accordance with their respective Pro Rata Shares, indemnify, defend and hold harmless Innovate, its Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, an “Innovate Indemnified Party”) from and against any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), but excluding punitive and exemplary damages, except in each of the foregoing cases, solely to the extent any such damages are payable pursuant to a Third Party Claim (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Innovate Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim):
(a)    the breach of any representation or warranty made by the Company set forth in this Agreement or in any certificate delivered by the Company, or the Shareholder Representative pursuant to this Agreement;
(b)    the breach of any covenant or agreement on the part of the Company set forth in this Agreement or in any certificate delivered by the Company, any Company Shareholders or the Shareholder Representative; or

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(c)    any Action by Person(s) who were holders of equity securities of the Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of the Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.
10.3    Indemnification by Innovate    Subject to the terms and conditions of this Section 10, from and after the Closing, Innovate and its respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, an “Innovate Indemnifying Party”) will indemnify, defend and hold harmless the Company Shareholders, their Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, a “Company Indemnified Party”) from and against any and all Losses paid, suffered or incurred by, or imposed upon, any Company Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim):
(a)    the breach of any representation or warranty made by Innovate set forth in this Agreement or in any certificate delivered by Innovate or any of its Representatives pursuant to this Agreement;
(b)    the breach of any covenant or agreement on the part of Innovate set forth in this Agreement or in any certificate delivered by Innovate or any of its Representatives pursuant to this Agreement; or
(c)    any Action by Person(s) who were holders of equity securities of Innovate, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of Innovate, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.
10.4    Payment from Escrow Account. Any indemnification claims by an Innovate Indemnified Party shall first be paid with the Escrow Shares then remaining in the Escrow Account, and then any other escrow property then remaining in the Escrow Account, and from no other source. With respect to any indemnification payment that includes Escrow Shares, the value of each Escrow Share is equal to the Innovate Closing VWAP for purposes of determining the number of shares to be delivered as the indemnification payment. For successful indemnification claims by an Innovate Indemnified Party, within five (5) Business Days after the indemnification claim is finally determined in accordance with this Section 10, the Escrow Agent shall disburse a number of Escrow Shares, together with any other escrow property equal to the amount of such indemnification claim (as determined in accordance with this Section 10) from the Escrow Account to Innovate (and Innovate and the Shareholder Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so).
10.5    Payment from Innovate. Any indemnification claims by a Company Indemnified Party shall be paid pursuant to the issuance of additional Innovate Common Stock. With respect to any indemnification payment that includes Innovate Common Stock, the value of each share of Innovate Common Stock is equal to the Innovate Closing VWAP for purposes of determining the number of shares to be delivered as the indemnification payment. For successful indemnification claims by a

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Company Indemnified Party, within five (5) Business Days after the indemnification claim is finally determined in accordance with this Section 10, Innovate shall disburse a number of shares of Innovate Common Stock (as determined in accordance with this Section 10) to the Company Shareholders, such shares to be distributed to such Company Shareholders in accordance with their respective Pro Rata Shares.
10.6    Limitations and General Indemnification Provisions.
(a)    Except for Fraud Claims and Claims related to Section 5.13, and subject in all cases to Section 10.4, an Innovate Indemnified Party shall not be entitled to indemnification pursuant to this Section 10, until the aggregate amount of all Losses suffered by all Innovate Indemnified Parties exceeds Five Hundred Thousand Dollars ($500,000) (the “Basket”), in which event only the amount of Losses that exceed the Basket shall be recoverable, and the maximum aggregate amount of indemnification payments to which the Company Indemnifying Parties will be obligated to pay in the aggregate under Section 10.2 will not exceed the dollar value of the Escrow Shares (the value of each Escrow Share for these purposes to be equal to the Innovate Closing VWAP) (the “Cap”).
(b)    Except for Fraud Claims, and subject in all cases to Section 10.5, a Company Indemnified Party shall not be entitled to indemnification pursuant to this Section 10, until the aggregate amount of all Losses suffered by all Company Indemnified Parties exceeds the Basket, in which event only the amount of Losses that exceed the Basket shall be recoverable, and the maximum aggregate amount of indemnification payments to which the Innovate Indemnifying Parties will be obligated to pay in the aggregate under Section 10.3 will not exceed the Cap (the value of each share of Innovate Common Stock for these purposes to be equal to the Innovate Closing VWAP).
(c)    The amount of any Losses suffered or incurred by any Innovate Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Innovate Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.
(d)    The amount of any Losses suffered or incurred by any Company Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Company Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.
(e)    In any claim for indemnification under this Agreement, no Person shall be required to indemnify any Person for punitive or exemplary damages, unless such punitive or exemplary damages are actually awarded to a third party.
(f)    For purposes of determining whether there has been a breach of any representation or warranty and the amount of any Losses subject to indemnification under this Section 10, any “materiality”, “Material Adverse Effect” or similar qualification shall be disregarded.

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10.7    Indemnification Procedures.
(a)    The Shareholder Representative shall have the sole right to act on behalf of the Company Indemnifying Parties and the Company Indemnified Parties with respect to any indemnification claims made pursuant to this Section 10, including defending and settling any claims hereunder and receiving any notices or making any claims on behalf of the Company Indemnifying Parties and the Company Indemnified Parties. Innovate shall have the sole right to act on behalf of the Innovate Indemnifying Parties and the Innovate Indemnified Parties with respect to any indemnification claims made pursuant to this Section 10, including defending and settling any claims hereunder and receiving any notices or making any claims on behalf of the Innovate Indemnifying Parties and the Innovate Indemnified Parties.
(b)    In order to make a claim for indemnification hereunder, the Indemnified Party must provide written notice (a “Claim Notice”) of such claim to Indemnifying Party, to the Escrow Agent and to the Parties hereto, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Indemnified Party may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Shareholder Representative and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Innovate Indemnified Party.
(c)    The Indemnified Party shall have the right to undertake, conduct, control and settle the defense of any indemnification claim under this Section 10 arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”); provided, however, that the Indemnified Parties may not affect the settlement of any such claim without the consent of the Shareholder Representative or Innovate, as applicable, which consent shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party, as applicable, shall cooperate with the Indemnified Parties and its counsel in the defense of such claim and shall be entitled to participate in the defense thereof at its own cost and expense. The Indemnifying Party may acknowledge and agree by written notice to the Indemnified Party to satisfy such claim within thirty (30) days of receipt of notice of such claim from such Indemnified Party; provided, however, that if the claim is such that a response is required in less than thirty (30) days (such lesser time period to be specified in good faith in the applicable Claim Notice), such time period shall be reduced to the response period applicable to the claim less three (3) days, but in no event shall the time period be less than ten (10) days. In the event that the Indemnifying Party disputes such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within thirty (30) days of receipt of notice of such claim, setting forth the basis of such dispute. In the event that the Indemnifying Party fails to provide written notice to Indemnified Party within the required number of days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such Loss or dispute such Loss, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such Loss in full and to have waived any right to dispute such Loss.
(d)    With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to

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respond thereto. If the Indemnifying Party does not respond within such thirty (30) days, the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this Section 10 and will have no further right to contest the validity of such Claim Notice. If the Indemnifying Party responds within such thirty (30) days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Indemnified Party will be free to pursue such remedies as may be available under this Agreement.
10.8    Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims and claims seeking injunctions or specific performance, indemnification pursuant to this Section 10 shall be the sole and exclusive remedy for the Parties with respect to matters arising in connection with this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof. Notwithstanding the foregoing, nothing in this Section 10 prohibits, limits or restricts claims for damages and fees arising pursuant to Section 9.
Section 11.    MISCELLANEOUS PROVISIONS
11.1    Intentionally Omitted.
11.2    Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Innovate at any time (whether before or after approval of the Company Shareholder Proposals by the Company’s shareholders and whether before or after approval of the Innovate Shareholder Proposals by Innovate’s shareholders and whether before or after approval of the Merger, the other Contemplated Transactions and this Agreement by the sole shareholder of Merger Sub); provided, however, that after any such adoption and approval of this Agreement by a Party’s shareholders, no amendment shall be made which by Law requires further approval of the shareholders of such Party without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.
11.3    Waiver.
(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)    Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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11.4    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, the Ancillary Agreements and the other agreements, schedules and exhibits referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission via “.pdf’ shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
11.5    Governing Law; Jurisdiction; Waiver of Trial by Jury.
(a)    This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, whether arising in contract, tort, equity or otherwise, shall be governed by, and construed in accordance with, the laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim controversy or dispute), without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction, except that (i) the internal affairs of the corporations party hereto that are organized and existing under the ICL and (ii) all other provisions of, or transactions contemplated by, this Agreement that are expressly or otherwise required to be governed by the ICL; shall be construed, performed, governed and enforced in accordance with the Laws of the State of Israel, without giving effect to any choice or conflict of law provision or rule (whether of the State of Israel or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Israel.
(b)    Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other Party or its successors or assigns shall be brought and determined by the Court of Chancery of the State of Delaware or if jurisdiction is not proper in such court, in Superior Court seated in New Castle County Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties further agrees to accept service of process in any manner permitted by such court. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto irrevocably agrees that, subject to any available appeal rights, any decision,

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order, or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order, or judgment.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.6    Expenses. Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, and the consummation of the transactions contemplated hereby.
11.7    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the D&O Indemnified Parties referred to in Section 5.6(a) to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
11.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day (four Business Days if sent internationally) after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:
if to Innovate or Merger Sub:
Innovate Biopharmaceuticals, Inc.
8480 Honeycutt Road, Suite 200
Raleigh, North Carolina, 27615
Telephone No.: (919) 275-1933
Email: sl@innovatebiopharma.com
Attention: Sandeep Laumas

with copies (which shall not constitute notice) to:
Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza, 38th Floor
New York, NY 10112

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Telephone: 212-634-3067
Attention: Jeffrey Fessler, Esq.
Email: JFessler@sheppardmullin.com
and
Agmon & Co. Rosenberg Hocohen & Co.
Electra Tower, 98 Yigal Alon St.,
Tel Aviv 6789141, Israel
Telephone: +972-3-6078607
Attention: Daniel Sekel, Adv.
Email: Daniel@agmon-law.co.il
if to the Company or the Shareholder Representative:
RDD Pharma LTD.
31 Habarzel St.
Ramat Hachayal
Tel-Aviv 69710 Israel
Telephone: +972-7-22419061
Attention: John Temperato
Email: jtemperato@rddpharma.com
with copies (which shall not constitute notice) to:
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Telephone: 919-781-4000
Attention: Donald R. Reynolds, Esq.; David P. Creekman, Esq.
Email: Dreynolds@wyrick.com; Dcreekman@wyrick.com

and

Shibolet Law Firm
4 Berkowitz St. Tel Aviv 6423806
Telephone: 972-3-7772256
Attention: Ofer Ben-Yehuda
Email: O.Ben-Yehuda@shibolet.com

11.9    Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
11.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent

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jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
11.11    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at Law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.
11.12    Shareholder Representative.
(a)    Each of the Company Indemnifying Persons hereby appoints OrbiMed Israel Partners, Limited Partnership, as its agent and attorney-in-fact, as the Shareholder Representative for and on behalf of the Company Indemnifying Persons to give and receive notices and communications, to authorize settlements from the Escrow Shares in satisfaction of Losses incurred by the Innovate Indemnified Parties and to resolve disputes with respect thereto, to object to claims for indemnification, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated or allowed by the terms of this Agreement. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive any compensation for its services. Notices or communications to or from the Shareholder Representatives’ shall constitute notice to or from the Company Shareholders.
(b)    The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Company Indemnifying Persons shall indemnify the Shareholder Representative and hold the Shareholder Representative harmless against any loss, liability or expense incurred without bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative.

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(c)    A decision, act, consent or instruction of the Shareholder Representative, shall constitute a decision of the Company Indemnifying Persons and shall be final, binding and conclusive upon the Company Indemnifying Persons and Innovate may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of the Indemnifying Persons. Parent is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.
(d)    If the Shareholder Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Shareholder Representative (by vote or written consent of the Company Shareholders holding in the aggregate Pro Rata Shares in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify Innovate in writing of the identity of such successor. Any such successor so appointed shall become the “Shareholder Representative” for purposes of this Agreement.
11.13    Construction.
(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)    The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States.
(e)    The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided in the virtual data room set up by Innovate and hosted by Donnelley Financial Solutions, or by the Company and hosted by OneHub, as applicable, in connection with this Agreement at least three (3) Business Days prior to the date hereof and/or, with respect to such information or materials of Innovate, was publicly available on the SEC EDGAR databased prior to the date hereof.
(f)    References to “$” and “dollars” are to the currency of the United States.

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(g)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.
(h)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
INNOVATE BIOPHARMACEUTICALS, INC.
By:    /s/ Edward J. Sitar_____________________________
Name: Edward J. Sitar
Title: CFO
INNT MERGER SUB 1 LTD.
By:    /s/ Edward J. Sitar
Name: Edward J. Sitar
Title: Authorized Signatory
RDD PHARMA LTD.
By:    /s/ John Temperato
Name: John Temperato
Title: CEO
SHAREHOLDER REPRESENTATIVE:

____________________________________________
Name:
         /

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A
Definitions
“102 Amount” has the meaning set forth in Section 1.6(f).
“102 Plan” has the meaning set forth in Section 2.14(j)(iii).
“102 Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the Ordinance, and approved by the ITA, with respect to the Company 102 Options and Company 102 Shares and consideration paid for such options and shares under this Agreement.
“ACA” has the meaning set forth in Section 2.14(h).

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not less restrictive to the counterparty thereto than the terms of the Confidentiality Agreement and that expressly permits the Company or Innovate, as applicable, to comply with the terms of Section 4.5. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with a Party relating to a purchase of, or business combination with, such Party shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.
“Affiliate” means with respect to any Person, any other Person controlling, controlled by, or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble and shall include the Exhibits and Schedules annexed hereto or referred to herein.
“Allocation Certificate” has the meaning set forth in Section 5.13(a).
“Ancillary Agreements” means any other agreement referred to herein and contemplated hereby.
“Basket” has the meaning set forth in Section 10.6(a).
“Board of Directors” means the board of directors of either the Company or Innovate, as applicable.
“Book-Entry Shares” has the meaning set forth in Section 1.5(c)(i).

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“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions are authorized or required by Laws to be closed in New York, New York, or Israel.
“Cap” has the meaning set forth in Section 10.6(a).
“Certificate of Merger” has the meaning set forth in Section 1.2.
“Certificates” has the meaning set forth in Section 1.5(c)(i).
“Claim Notice” has the meaning set forth in Section 10.7(b).
“Clinical Trial Application” means a submission made to the applicable Innovate Regulatory Agency or Company Regulatory Agency, the purpose of which is to gain necessary clearance, licensure, or approval by such agency to lawfully distribute a product to perform a human clinical trial of such product that at the time of such submission is not otherwise lawfully able to be distributed or marketed in interstate commerce under the laws of the relevant jurisdiction.
“Closing” has the meaning set forth in Section 1.2.
“Closing Date” has the meaning set forth in Section 1.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Companies Registrar” has the meaning set forth in Section 1.2.
“Company” has the meaning set forth in the Preamble.
“Company 102 Options” means Company Options subject to Section 102 of the Ordinance.
“Company 102 Shares” has the meaning set forth in Section 1.6(a).
“Company Alternative Transaction” has the meaning set forth in Section 4.8.
“Company Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents materially pertaining to the tenancy at each such parcel of the Company Leased Real Property that materially affect or would reasonably be likely to materially affect the tenancy at any Company Leased Real Property and having an aggregate annual value for each such ancillary agreement which exceeds $250,000.
“Company Appointees” has the meaning set forth in Section 5.11(a).
“Company Balance Sheet” has the meaning set forth in Section 2.5.
“Company Business” means the business of the Company and any of its Subsidiaries as currently conducted and currently proposed to be conducted.
“Company Capitalization Representation” means the representations and warranties of the Company set forth in Section 2.2.

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“Company Charter” means the articles of association of the Company, as amended and in effect on the date of this Agreement.
“Company Contingent Workers” has the meaning set forth in Section 2.15(b).
“Company Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which the Company is a party.
“Company Created IP” has the meaning set forth in Section 2.9(k).
“Company Schedule of Exceptions” has the meaning set forth in Section 2.
“Company Employee Program” has the meaning set forth in Section 2.14(a).
“Company Financial Statements” has the meaning set forth in Section 2.5.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1, 2.3, 2.24 and 2.25.
“Company Indemnified Party” has the meaning set forth in Section 10.3.
“Company Indemnifying Party” has the meaning set forth in Section 10.2.
“Company Intellectual Property” means all Intellectual Property owned or purportedly owned by or licensed to the Company or any of its Subsidiaries, used or held for use by the Company or any of its Subsidiaries in the Company Business or any Company Product, or developed for the Company or a Subsidiary by full or part time employees or consultants of the Company or the Subsidiaries. Company Intellectual Property includes, without limitation, Company Patents, Company Marks, and Company Trade Secrets.
“Company Leased Real Property” means the real property leased, subleased or licensed by the Company or its Subsidiaries that is related to or used in connection with the Company Business, and the real property leased, subleased or licensed by the Company or its Subsidiaries as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by the Company or its Subsidiaries, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, where the annual rent for each such lease, sublease or license exceeds $250,000.
“Company Licenses-In” has the meaning set forth in Section 2.9(a).
“Company Licenses-Out” has the meaning set forth in Section 2.9(a).
“Company Lock-Up Agreement” has the meaning set forth in the Recitals.
“Company Marks” has the meaning set forth in Section 2.9(a).
“Company Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other

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such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, liabilities or results of operations of the Company and its Subsidiaries (taken as a whole), except that none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect the Company and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (ii) changes in or affecting the industries in which the Company or its Subsidiaries operate to the extent they do not disproportionately affect the Company and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (iii) changes, effects or circumstances resulting from the announcement of this Agreement; (iv) any change in GAAP, applicable accounting principles or applicable Law or the interpretation thereof after the date hereof to the extent they do not disproportionately affect the Company and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (v) the commencement or continuation of war, terrorism or hostilities, or natural disasters or political events to the extent they do not disproportionately affect the Company and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (vi) any failure of the Company or any of its Subsidiaries to meet internal or published projections, forecasts, revenue or earnings predictions (it being understood, however, that any Effect causing or contributing to any such failure to meet projections, forecasts, revenue or earnings predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (vii) any shareholder litigation or other claims arising from allegations of breach of fiduciary duty relating to this Agreement or (b) the ability of the Company to consummate the Contemplated Transactions or to perform any of its covenants or obligations under this Agreement in all material respects.
“Company Material Contract” has the meaning set forth in Section 2.10.
“Company Option” means an option to purchase Company Ordinary Shares issued under the Company Option Plan.
“Company Option Plan” means the 2008 Global Share Option Plan, as adopted by the Company, and as may be amended and extended from time to time.
“Company Ordinary Share” means an ordinary share of the Company with a nominal value of NIS 0.01 each.
“Company Ordinary A Share” means an ordinary A share of the Company with a nominal value of NIS 0.01 each.
“Company Patents” has the meaning set forth in Section 2.9(a).
“Company Permits” means all approvals, clearances, permits, licenses, variances, registrations, exemptions, Orders, consents, certifications, authorizations and approvals from a Company Regulatory Agency.

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“Company Preferred A Share” means a Series A Preferred share of the Company with a nominal value of NIS 0.01 each.
“Company Preferred A-1 Share” means a Series A-1 Preferred share of the Company with nominal value of NIS 0.01 each.
“Company Preferred B Share” means a Series B Preferred share of the Company with a nominal value of NIS 0.01 each.
“Company Preferred B-1 Share” means a Series B-1 Preferred share of the Company with nominal value of NIS 0.01 each.
“Company Preferred Share” means a Company Preferred A Share, a Company Preferred A-1 Share, a Company Preferred B Share, and a Company Preferred B-1 Share.
“Company Products” means the products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiaries and all products or services currently under development by the Company or any of its Subsidiaries.
“Company Public Financials” means (a) the Company’s audited balance sheet at December 31, 2018 and the Company’s audited statements of operations, cash flows and shareholders’ equity for the years ended December 31, 2018 and December 31, 2017, (b) unaudited interim financial statements for each interim period completed prior to the Closing and (c) any other financial statements of the Company as may be required to be included in the Innovate SEC Reports.
“Company Recommendation” has the meaning set forth in Section 5.2(a).
“Company Regulatory Agency” means the FDA, , the Israeli Ministry of Health and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, Manufacturing, supply or distribution of any of the Company Products necessary for the lawful operating of the businesses of the Company and each of its Subsidiaries as currently conducted.
“Company Schedule of Exceptions” has the meaning set forth in Section 2.
“Company Share Capital” means the Company Ordinary Shares, Company Ordinary A Shares and Company Preferred Shares.
“Company Shareholder” means each holder of Company Share Capital immediately prior to the Effective Time.
“Company Shareholder Approval” has the meaning set forth in Section 2.24.
“Company Shareholder Meeting” has the meaning set forth in Section 5.2(a).
“Company Shareholder Meeting Notice” means the notice of the Company Shareholder Meeting to be sent by the Company in accordance with the Company Charter and ICL.
“Company Shareholder Proposals” has the meaning set forth in Section 5.2(a).

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“Company Shareholders” means the holders of the share capital of the Company immediately prior to the Effective Time.
“Company Subsequent Transaction” means any Company Alternative Transaction.
“Common Stock Consideration” has the meaning set forth in Section 1.5(c)(i).
“Company Trade Secrets” has the meaning set forth in Section 2.9(l).
“Company Warrants” means the warrants listed on Section 2.2 of the Company Schedule of Exceptions.
“Contemplated Transactions” means the transactions proposed under this Agreement, including the Merger.
“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, arrangement, understanding, obligation, commitment or instrument that is legally binding, whether written or oral.
“D&O Indemnified Parties” has the meaning set forth in Section 5.6(a).
“Data Privacy and Security Laws” means all applicable Laws relating to privacy, data protection, confidentiality, security, integrity and protection of Personal Information, including federal and state Laws (including but not limited to HIPAA) as well as consumer protection and anti-spam Laws and the EU Data Protection Directive 95/46/EC, the EU General Data Protection Regulation 2016/679, the EU ePrivacy Directive 2002/58/EC as amended by Directive 2009/136/EC, each as amended, the Information Technology Act, 2000, the Israeli Privacy Protection Law, 1981 and related regulations and any applicable Laws, rules and regulations implementing the foregoing.
“DGCL” means the Delaware General Corporation Law.
“DOJ” means U.S. Department of Justice.
“Drop Dead Date” has the meaning set forth in Section 9.1(b).
“Economic Competition Law” has the meaning set forth in Section 3.23(a).
“Effective Time” has the meaning set forth in Section 1.2.
“Employee Program” means (a) all employee option plan under Section 102 of the Ordinance; (b) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (c) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other written employee benefit plans,

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agreements, and arrangements not described in (a) and (b) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (d) all plans or arrangements providing compensation to employees and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.
“Encumbrance” means any mortgage, deed of trust, pledge, security interest, attachment, hypothecation, lien (statutory or otherwise), charge, right of first offer, right of first refusal, encumbrance, encroachment, servient easement, right of way, deed restriction, adverse claim, reversion, reverter, preferential arrangement or charge of any kind (including, without limitation, any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against either the Company or Innovate, as the case may be, or any subsidiary, shareholder or Affiliate thereof, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.
“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media.
“Environmental Laws” means Laws relating to protection of the Environment or the protection of human health as it relates to the Environment, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Israeli Hazardous Substances Law, 1993 and regulations promulgated thereunder, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act and similar foreign, federal, state and local Laws as in effect on the Closing Date.
“Equity Term Sheet” means a Term Sheet in substantially the form attached hereto as Schedule I-D by and among Innovate, the Company and the Persons to be named therein, as amended or modified from time to time, pursuant to which such Persons will agree to purchase shares of Innovate Common Stock and Innovate Preferred Stock on the terms set forth therein in connection with the Innovate Post-Closing Financing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning ascribed thereto in Sections 2.14(j)(ii) and 3.14(i)(ii) hereof, as applicable.
“Escrow Account” has the meaning set forth in Section 1.12(a).
“Escrow Agent” has the meaning set forth in Section 1.12(a).
“Escrow Agreement” has the meaning set forth in Section 1.12(a).
“Escrow Shares” has the meaning set forth in Section 1.12(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Agent” has the meaning set forth in Section 1.6(a).
“Exchange Fund” has the meaning set forth in Section 1.6(a).
“Expiration Date” has the meaning set forth in Section 1.12(b).
“Extension Orders” has the meaning set forth in Section 2.10(g).
“FDA” means the U.S. Food and Drug Administration.
“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended.
“Federal Health Care Program” means Medicare, Medicaid or any other federal or state health program, as defined in 42 U.S.C. § 1320a-7b(f).
“Fraud Claim” means any claim based in whole or in part upon common law fraud under Delaware Law with respect to the representations, warranties, covenants or agreements set forth in this Agreement.
“GAAP” means generally accepted accounting principles and practices in effect from time to time within the United States or Israel (as applicable) applied consistently throughout the period involved.
“Governmental Authority” means any U.S. or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any Governmental Authority, including by or on behalf of or under the authority of the OCS or affiliated authorities or programs (including without limitation the Incubator Administration, Tnufa, Nofar, Magnet and Magneton), the Investment Center, the ITA (solely with respect to “benefit” or “approved” enterprise or factory status or similar programs), the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.
“Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law.
“Health Care Law” means any and all applicable criminal or civil health care Laws, including, and without limitation, the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), Stark Law (42 U.S.C. § 1320a-7b(f)), the Israeli Public Health Ordinance – 1940, the Israeli National Insurance Law – 1995, the Israeli National Health Insurance Law – 1994; the Israeli Patients’ Rights Law – 1996, and any other state or federal or foreign Laws that govern activities in the healthcare industry.

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“HIPAA” means Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and all implementing regulations.
“ICL” has the meaning set forth in the Recitals.
“IDE” has the meaning set forth in Section 2.12(h).
“Indebtedness” means payment obligations, including any accrued but unpaid interest, fees and other expenses, and including any call premium, prepayment or other penalty or premium or fee due upon repayment thereof, in respect of (a) any indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (d) any commitment by which a Person assures a creditor against loss (including contingent reimbursement liability with respect to letters of credit), (e) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (f) any liabilities under leases that are considered capital leases by the lessee or would be required to be capitalized under GAAP, (g) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn and not paid, (h) any indebtedness of the types described in this definition other than this clause (h) of another Person that is secured by an Encumbrance, (i) any payments, contingent or otherwise, including, but not limited to escrow amounts, holdback amounts or earn-out payments, for which a Person is or may be obligated to pay in connection with acquisitions by such Person and (j) the net termination cost of any interest rate swap, currency or commodity swaps or similar hedging instruments or arrangements.
“Indemnified Party” means the Person or Persons entitled to, or claiming a right to, indemnification under Section 10.
“Indemnifying Party” means the Person or Persons claimed by the Indemnified Party to be obligated to provide indemnification under Section 10.
“Innovate” has the meaning set forth in the Preamble.
“Innovate Acquisition Proposal” has the meaning set forth in Section 4.5(b)(i).
“Innovate Ancillary Lease Documents” means all subleases, overleases and other ancillary agreements or documents materially pertaining to the tenancy at each such parcel of the Innovate Leased Real Property that materially affect or would reasonably be likely to materially affect the tenancy at any Innovate Leased Real Property.
“Innovate Business” means the business of Innovate and any of its Subsidiaries as currently conducted and currently proposed to be conducted.
“Innovate Bylaws” means the Amended and Restated By-laws of Innovate, as amended and in effect on the date of this Agreement.
“Innovate Capitalization Representation” means the representations and warranties of the Company set forth in Section 3.2(a).

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“Innovate Change of Recommendation” has the meaning set forth in Section 4.5(c).
“Innovate Charter” means the Amended and Restated Certificate of Incorporation of Innovate, as amended and in effect on the date of this Agreement.
“Innovate Closing VWAP” means the volume-weighted average stock price of Innovate Common Stock for the twenty (20) consecutive trading days prior to the Closing Date on the principal exchange, quotation system or reporting system upon which the Innovate Common Stock trades (as reported by Bloomberg, L.P.).
“Innovate Common Stock” means the common stock, par value $0.0001 per share, of Innovate.
“Innovate Contingent Workers” has the meaning set forth in Section 3.15(b).
“Innovate Contract” means any Contract together with any amendments, waivers or other modifications thereto, to which Innovate or any of its Subsidiaries is a party.
“Innovate Copyrights” has the meaning set forth in Section 3.9(a).
“Innovate Created IP” has the meaning set forth in Section 3.9(k).
“Innovate Schedule of Exceptions” has the meaning set forth in Section 3.
“Innovate Employee Programs” has the meaning set forth in Section 3.14(a).
“Innovate Financial Statements” has the meaning set forth in Section 3.5(c).
“Innovate Fundamental Representations” means the representations and warranties of Innovate and Merger Sub set forth in Sections 3.1, 3.3, 3.25 and 3.26.
“Innovate Indemnified Party” has the meaning set forth in Section 10.2.
“Innovate Intellectual Property” means all Intellectual Property owned by Innovate or any of its Subsidiaries or used or held for use by Innovate or any of its Subsidiaries in the Innovate Business or any Innovate Product. Innovate Intellectual Property includes, without limitation, Innovate Products, Innovate Patents, Innovate Trade Secrets, Innovate Marks and Innovate Copyrights.
“Innovate Intervening Event” means a material event, circumstance, change, development or condition (other than an Innovate Acquisition Proposal) that materially affects the business, assets or operations of Innovate that occurs or arises after the date of this Agreement that (a) did not result from or arise out of the announcement or pendency of, or any actions required to be taken by Innovate (or to be refrained from being taken by Innovate) pursuant to, this Agreement and (b) was not known to, or reasonably foreseeable by, Innovate or the Board of Directors of Innovate as of or prior to the date of this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances, developments or conditions constitute an Innovate Intervening Event: (a) the receipt, existence, or terms of an Innovate Acquisition Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with

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a transaction of the nature described in the definition of “Innovate Acquisition Proposal”; (b) any change in the price, or change in trading volume, of Innovate Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Innovate Intervening Event has occurred); or (c) the fact, in and of itself, that the Company exceeds internal or published projections.
“Innovate Leased Real Property” means the real property leased, subleased or licensed by Innovate, or any Subsidiary thereof, that is related to or used in connection with the Innovate Business, and the real property leased, subleased or licensed by Innovate or any Subsidiary thereof, in each case, as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Innovate or any Subsidiary thereof, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon.
“Innovate Leases” means the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Innovate Leased Real Property.
“Innovate Licenses-In” has the meaning set forth in Section 3.9(a).
“Innovate Licenses-Out” has the meaning set forth in Section 3.9(a).
“Innovate Lock-Up Agreement” has the meaning set forth in the Recitals.
“Innovate Marks” has the meaning set forth in Section 3.9(a).
“Innovate Material Adverse Effect” means any change, circumstance, condition, development, effect, event, occurrence, result or state of facts that, individually or when taken together with any other such change, circumstance, condition, development, effect, event, occurrence, result or state of facts, has or could reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets, liabilities or results of operations of Innovate and its Subsidiaries (taken as a whole), except that none of the following shall be taken into account in determining whether there has been an Innovate Material Adverse Effect: (i) changes in general economic or political conditions or the securities market in general (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) to the extent they do not disproportionately affect Innovate and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (ii) changes in or affecting the industries in which Innovate or its Subsidiaries operate to the extent they do not disproportionately affect Innovate and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (iii) changes, effects or circumstances resulting from the announcement of this Agreement; (iv) any change in GAAP, applicable accounting principles or applicable Law or the interpretation thereof after the date hereof to the extent they do not disproportionately affect the Company and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (v) the commencement or continuation of war, terrorism or hostilities, or natural disasters or political events to the extent they do not disproportionately affect Innovate and its Subsidiaries (taken as a whole) in relation to similarly situated companies in the same industry; (vi) any failure of Innovate or any of its Subsidiaries to meet internal or published projections, forecasts, revenue or earnings predictions or any change in the price or

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trading volume of Innovate Common Stock (it being understood, however, that any Effect causing or contributing to any such failure to meet projections, forecasts, revenue, earnings predictions or change in price or trading volume may constitute an Innovate Material Adverse Effect and may be taken into account in determining whether an Innovate Material Adverse Effect has occurred); or (vii) any shareholder litigation or other claims arising from allegations of breach of fiduciary duty relating to this Agreement or (b) the ability of Innovate to consummate the Contemplated Transactions or to perform any of its covenants or obligations under this Agreement in all material respects.
“Innovate Material Contract” has the meaning set forth in Section 3.10.
“Innovate Note” shall mean that Convertible Promissory Note, issued by Innovate on March 8, 2019 and held by Atlas Sciences, LLC.
“Innovate Patents” has the meaning set forth in Section 3.9(a).
“Innovate Permits” means all approvals, clearances, permits, licenses, variances, registrations, exemptions, Orders, consents, certifications, authorizations and approvals from any Innovate Regulatory Agency.
“Innovate Post-Closing Financing” means an acquisition of Innovate Common Stock and Innovate Preferred Stock to be consummated immediately following the Closing pursuant to the Equity Term Sheet with aggregate gross proceeds to Innovate as set forth therein.
“Innovate Preferred Stock” means the Series A preferred stock, par value $0.0001 per share, of Innovate having the rights, preferences, designations and limitations as set forth in the Certificate of Designations attached hereto as Exhibit G.
“Innovate Products” means the products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Innovate or any of its Subsidiaries and all products or services currently under development by Innovate or any of its Subsidiaries.
“Innovate Qualified Bidder” has the meaning set forth in Section 4.5(a).
“Innovate Recommendation” has the meaning set forth in Section 5.2(b).
“Innovate Regulatory Agency” means the FDA and any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, Manufacturing, supply or distribution of any of the Innovate Products necessary for the lawful operating of the businesses of Innovate and each of its Subsidiaries as currently conducted.
“Innovate Schedule of Exceptions” has the meaning set forth in Section 3.
“Innovate SEC Reports” has the meaning set forth in Section 3.5(a).
“Innovate Shareholder Approval” has the meaning set forth in Section 3.25.
“Innovate Shareholder Meeting” has the meaning set forth in Section 5.2(b).

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“Innovate Shareholder Proposals” has the meaning set forth in Section 5.2(b).
“Innovate Shareholders” means the holders of the capital stock of Innovate immediately prior to the Effective Time.
“Innovate Stock Option Plans” means the Innovate 2012 Omnibus Plan and Innovate 2015 Stock Incentive Plan, each as amended from time to time.
“Innovate Stock Options” means options to purchase Innovate Common Stock issued under any of the Innovate Stock Option Plans.
“Innovate Subsequent Transaction” means any Innovate Acquisition Proposal (with all references to twenty percent (20%) in the definition of Innovate Acquisition Proposal being treated as references to 50% for these purposes).
“Innovate Superior Offer” has the meaning set forth in Section 4.5(b)(ii).
“Innovate Trade Secrets” has the meaning set forth in Section 3.9(l).
“Innovate Warrants” means the warrants listed on Section 3.2(d) of the Innovate Schedule of Exceptions.
“Innovation Law” shall mean the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law 5744 1984 (formerly known as the Israeli Encouragement of Research and Development in Industry Law, 5744-1984), and all rules and regulations thereunder, all as amended from time to time.
“Intellectual Property” means all right, title, and interest in or relating to intellectual property and know-how, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) patents and patent applications, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof, inventions, discoveries and invention disclosures (whether or not patentable) (collectively, “Patents”); (b) rights in registered and unregistered trademarks, service marks, trade names, trade dress, logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing, and other source or business identifiers and general intangibles of a like nature whether registered under either the Lanham Act or state law or not registered, including all common law rights thereto (to the extent transferable) and with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (c) copyrights in both published and unpublished works, and mask works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”); (d) rights in know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); (e) any and all other intellectual property rights and/or proprietary rights relating to any of the foregoing; and (f) goodwill,

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franchises, licenses, permits, consents, approvals, and claims of infringement and misappropriation against third parties.
“Interim Options Tax Ruling” has the meaning set forth in Section 5.10(d).
“Investment Center” means the Authority for Investment and Development of Industry and the Economy of the State of Israel (formerly known as the Investment Center) of the Israeli Ministry of Economy and Industry established under the Israel Law for the Encouragement of Capital Investments, 5719-1959.
“IRS” means the Internal Revenue Service of the United States.
“Israel Employees” has the meaning set forth in Section 2.15(c).
“ITA” means the Israeli Tax Authorities.
“IT Systems” means the information and communications technologies used by a Party or any of its Subsidiaries, including hardware, software and networks.
“Key Employee” means each of John Temperato and Nir Barak.
“Knowledge of Innovate” means the actual knowledge of any of Sandeep Laumas and Ed Sitar after due inquiry by each such individual of each such individual’s direct reports.
“Knowledge of the Company” means the actual knowledge of any of John Temperato and Nir Barak after due inquiry by each such individual of each such individual’s direct reports.
“Labor and Employment Laws” means all applicable Laws regarding labor and employment, including those related to employment practices, labor relations, fair employment practices, harassment, retaliation, reasonable accommodation, disability rights or benefits, holiday and all other forms of leave, overtime compensation, social security, unemployment insurance, pension, contributions to provident funds, terms and conditions of employment, wages and hours, leaves of absence, collective bargaining, equal opportunity, occupational health and safety, workers’ compensation, immigration, individual and collective consultation, notice of termination and redundancy and the payment of social security and other Taxes, in each case, including, without limitation, the Advance Notice for Dismissal and Resignation Law, 2001, the Notification to an Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, The Salary Protection Law, 1958, the Employment by Human Resources Contractors Law, 1996, the Severance Pay Law, 1963 and the Increased Enforcement of Labor Legislation Law, 2011, and any applicable collective bargaining agreements.
“Law” or “Laws” means any federal, state, local, municipal, foreign (including foreign political subdivisions) and including the laws of the State of Israel, or other law, Order, statute, constitution, principle of common law or equity, resolution, ordinance, code, writ, edict, decree, directive, consent, approval, concession, franchise, permit, rule, regulation, judicial or administrative ruling, franchise, license, judgment, injunction, treaty, convention or other governmental certification, authorization or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under

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the authority of any Governmental Authority, and the term “applicable” with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or security and put into effect by or under the authority of a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or security.
“Legal Proceeding” means any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential liability.
“Liability” has the meaning set forth in Section 2.11.
“Lien” means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Lock-Up Agreement” has the meaning set forth in the Recitals.
“Loss” has the meaning set forth in Section 10.2.
“Manufacturing” includes (a) the qualification of suppliers and raw materials; (b) the purchasing, testing, qualification, storage, issuance and use of ingredients, raw materials, and components; (c) the generation of intermediate materials, bulk solutions, assemblies, and finished products; and (d) the testing, release, and distribution of finished products.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 1.5(c)(i).
“Merger Proposal” has the meaning set forth in Section 5.1.
“Merger Regulations” has the meaning set forth in Section 5.1.
“Merger Sub” has the meaning set forth in the Preamble.
“Multiemployer Plan” means an employee pension benefit plan or welfare benefit plan described in Section 4001(a)(3) of ERISA.
“NIS” means New Israeli Shekel.
“OCS” means the Israeli National Authority for Technological Innovation of the Israeli Ministry of Economy and Industry or any Person related thereto (including, for example, the Magnet Administration, the Incubator Administration, MATIMOP).
“OCS Notice” means the written notice to the OCS regarding the change in ownership of the Company effected as a result of the transaction contemplated by this Agreement, required to be submitted

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to the OCS in accordance with the Innovation Law which has been or shall be submitted by the Company promptly following the date hereof.
“Option Surrender Agreement” has the meaning set forth in Section 5.4(d).
“Options Tax Ruling” has the meaning set forth in Section 5.10(d).
“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any Court or Governmental Authority.
“Ordinance” means the Israeli Income Tax Ordinance New Version, 1961, and the rules and regulations promulgated thereunder.
“Ordinary Course of Business” means, in the case of each of the Company and Innovate, such actions taken in the ordinary course of its normal operations and consistent with its past practices.
“Party” or “Parties” means Innovate, Merger Sub, the Company and the Shareholder Representative.
“Pending Claims” has the meaning set forth in Section 1.12(b).
“Permit” means any franchise, authorization, approval, Order, consent, license, certificate, permit, registration, qualification or other right or privilege.
“Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes or other governmental charges, assessments or levies that are not yet due and payable or liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in, with respect to the Company and its Subsidiaries, the Company Financial Statements and, with respect to Innovate and its Subsidiaries, the Innovate Financial Statements, (b) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Encumbrances arising or incurred in the Ordinary Course of Business, the existence of which does not, and would not reasonably be expected to, materially impair the marketability, value or use and enjoyment of the asset subject to such Encumbrances, (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; and (d) licenses and other similar rights granted and obligations incurred in the Ordinary Course of Business that are not material to the operation of the applicable business, (e) Encumbrances and other conditions, easements and reservations of rights, including rights of way, for sewers, electric lines, telegraph and telephone lines and other similar purposes, and affecting the fee title to any real property leased by the Company or its Subsidiaries and being transferred to Innovate or Merger Sub at Closing which are of record as of the date of this Agreement and the existence of which does not, and would not reasonably be expected to, materially impair use and enjoyment of such real property, and (f) with respect to Company Leased Real Property only, Encumbrances (including Indebtedness) encumbering the fee title interested in any Company Leased Real Property which are not attributable to the Company or its Subsidiaries. Notwithstanding the foregoing, any Encumbrances for Indebtedness of the Company or its Subsidiaries as of the Closing will not be a Permitted Encumbrance.

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“Person” means any individual, corporation, firm, partnership, joint venture, association, trust, company, Governmental Authority, syndicate, body corporate, unincorporated organization, or other legal entity, or any governmental agency or political subdivision thereof.
“Personal Information” means (a) any information or data that can be used, directly or indirectly, alone or in combination with other information to identify an individual; (b) any other information or data relating to an identified or identifiable natural person (including, without limitation, name, address, telephone number, email address, credit or payment card information, bank account number, financial data or account information, username and password combinations, customer account number, date of birth, government-issued identifier, Social Security number or other identification number, race, ethnic origin/nationality, photograph and mental or physical health or medical information, any persistent identifier that can be used to recognize a user over time and across different websites, or one or more factors specific to the physical, physiological, generic, mental, economic, cultural or social identity of that natural person, and (c) that is otherwise governed, regulated or protected by one or more Data Privacy and Security Laws.
“PHSA” has the meaning set forth in Section 2.12(b).
“Pre-Closing Period” has the meaning set forth in Section 4.1.
“Preferred Stock Consideration” has the meaning set forth in Section 1.5(c)(i).
“Preferred Stock Conversion Proposal” has the meaning set forth in Section 1.5(c)(i).
“Pro Rata Share” means such proportion of the total Merger Consideration received by any Company Shareholder.
“Proceeding” has the meaning set forth in Section 5.6(a).
“Product Liability Claim” means a written demand for money or services or injunctive relief reasonably likely to result in litigation or arbitration proceedings or result in a material pre-litigation or pre-arbitration settlement amount, or any civil proceeding or an arbitration proceeding or any appeal therefrom, relating to or resulting from a product defect, personal injury, bodily injury, or death, in each case as a result of the ownership, possession, or proper use of any Innovate Product or Company Product, as applicable.
“Proxy Statement” has the meaning set forth in Section 5.2(b).
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the Environment.
“Representatives” means the directors, officers, employees, Affiliates, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives of the Company, Merger Sub, Innovate or any of their respective Subsidiaries, as the case may be.
“Required Consents” has the meaning set forth in Section 6.7.

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“Reverse Stock Split” has the meaning set forth in Section 5.2(b).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Severance Pay Law” has the meaning set forth in Section 2.15(g).
“Share Surrender Agreement” has the meaning set forth in Section 1.6(b).
“Shared Expenses” has the meaning set forth in Section 9.3.
“Shareholder Representative” has the meaning set forth in the Preamble.
“Subsidiary” or “Subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, more than 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
“Surviving Company” has the meaning set forth in Section 1.1.
“Tax” or “Taxes” means any and all taxes, including, without limitation, taxes based upon or measured by income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security (or similar), unemployment, disability, occupation, premium, windfall, use, service, service use, license, net worth, payroll, pension, franchise, severance, customs, transfer, capital stock and recording taxes and governmental charges in the nature of a tax, imposed by the IRS, the ITA or any other Taxing Authority (whether U.S. or non-U.S. including, without limitation, any U.S. or non-U.S. federal, state, county, local government or any subdivision or taxing agency thereof (including a United States or Israeli possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, inflation linkage differentials or additional amounts attributable to, or imposed upon, or with respect to, any such amounts, whether disputed or not.
“Tax Return” means any report, return, document, declaration, election, schedule or other information or filing, or any amendment thereto, required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, other information or filing, or any amendment thereto.
“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

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“Termination Fee” has the meaning set forth in Section 9.3(b).
“Term Sheet” means that certain term sheet, dated as of September 10, 2019, by and between the Company and Innovate, as amended or modified.
“Third Party Claim” has the meaning set forth in Section 10.7(c).
“Third Party Intellectual Property” has the meaning set forth in Section 2.6(g).
“Transfer Taxes” has the meaning set forth in Section 5.10(c).
“Treasury Regulations” means the first regulations promulgated under the Code by the United States Department of Treasury.
“Untitled Letter” means an official correspondence sent by the FDA to an individual or firm that is intended to cite regulatory violations that may not meet the threshold of regulatory significance to warrant a Warning Letter or request correction of the violations, and does not include a statement that warns the individual or firm that failure to promptly correct the violation may result in enforcement action.
“VAT” has the meaning set forth in Section 2.13(l).
“VAT Law” has the meaning set forth in Section 2.13(l).
“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions (including electronic mail) regarding Tax withholding, issued by the ITA in customary form and substance reasonably satisfactory to Innovate, that is applicable to the payments to be made to any Company Shareholder and/or holder of Company Options pursuant to this Agreement stating that no withholding, or reduced withholding rate, of any Israeli Tax is required with respect to such payment, or providing other instructions regarding such payment or withholding Tax (including the transfer of the withholding Tax amount to a trustee).
“Voting Agreements” has the meaning set forth in the Recitals.
“WARN Act” has the meaning set forth in Section 2.15(b).
“Warning Letter” means an official FDA correspondence notifying a firm or individual that FDA considers such firm or individual to be in violation of the FDCA, its implementing regulations, or other federal statutes, and is issued for violations of regulatory significance (i.e., violations that may lead to an FDA enforcement action if the documented violations are not promptly and adequately corrected) to allow such firm or individual to take voluntary corrective action.
“Withholding Drop Date” has the meaning set forth in Section 1.10(b).
“Withholding Payor” has the meaning set forth in Section 1.10(a).
“Withholding Tax Ruling” has the meaning set forth in Section 5.10(e).

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FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
This First Amendment to Agreement And Plan of Merger (this “First Amendment”) is entered effective as of December 17, 2019, by and among Innovate Biopharmaceuticals, Inc., a Delaware corporation (“Innovate”), Innt Merger Sub 1, Ltd., a company organized under the laws of Israel and a direct, wholly owned subsidiary of Innovate (“Merger Sub”), RDD Pharma Ltd., a company organized under the laws of Israel (the “Company”) and OrbiMed Israel Partners, Limited Partnership, in the capacity as the representative from and after the Effective Time for the shareholders of the Company as of immediately prior to the Effective Time in accordance with the terms and conditions of the Merger Agreement (as defined below) (the “Shareholder Representative”). Each of Innovate, Merger Sub, the Company, and the Shareholder Representative is referred to as a “Party” and collectively as the “Parties.”
A.    The Parties are parties to that certain Agreement and Plan of Merger and Reorganization made and entered into as of October 6, 2019 (the “Agreement”).
B.    Pursuant to Section 11.2 of the Agreement, the Agreement may be amended with the approval of the respective Boards of Directors of the Company and Innovate at any time (whether before or after approval of the Company Shareholder Proposals by the Company’s shareholders and whether before or after approval of the Innovate Shareholder Proposals by Innovate’s shareholders and whether before or after approval of the Merger, the other Contemplated Transactions and the Agreement by the sole shareholder of Merger Sub), except that after any such adoption and approval of the Agreement by a Party’s shareholders, no amendment shall be made which by Law requires further approval of the shareholders of such Party without the further approval of such shareholders. The Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties to the Agreement.
C.    The respective Boards of Directors of the Company and Innovate have approved this Amendment, and neither the shareholders of the Company nor the stockholders of Innovate

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have approved the Company Shareholder Proposals or Innovate Shareholder Proposals, respectively.
D.    The Parties desire to amend the Agreement on the terms and conditions set forth in this First Amendment.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth herein and in the Agreement, the Parties agree as follows:
1.Capitalized Terms. Capitalized terms used but not otherwise defined in this Amendment (including in the preamble and recitals to this Amendment) have the meanings ascribed to them in the Agreement.
2.Amendment of Recital B. Recital B of the Agreement is hereby deleted in its entirety and replaced with the following:
“B.    The Board of Directors of Innovate (i) has determined that the Merger and the other transactions contemplated by this agreement are advisable, and in the best interests of Innovate and its shareholders, and (ii) has determined to recommend that the shareholders of Innovate vote to approve the Innovate Shareholder Proposals, and such other actions as contemplated by this Agreement.”
3.Amendment of Section 1.5(a). Section 1.5(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a)    Calculation of Shares. The number of shares of Innovate Preferred Stock calculated based on the definitions in this Section 1.5 are calculated on an as-converted to Innovate Common Stock basis. If the Innovate stockholders duly approve the Preferred Stock Conversion Proposal prior to the Effective Time, then rather than issue any Innovate Preferred Stock pursuant to this Agreement, Innovate instead shall issue Innovate Common Stock (subject in all respects to the terms of this Agreement).”
4.Amendment of Section 1.5(b). Section 1.5(b) of the Agreement is hereby deleted in its entirety and replaced with the following:
(a)    “(b)    Definitions. For purposes of this Agreement, the following terms have the meanings ascribed to them as set forth below:

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(1)    “Combined Company Amount” means the number of shares Innovate capital stock equal to the Innovate Fully Diluted Shares divided by the Innovate Fully Diluted Ownership Ratio.
(2)    “Common Stock Derivative Amount” means the portion of the Common Stock Limit, if any, allocable to the Company Options pursuant to Section 5.4.
(3)    “Common Stock Issued Amount” means the number of shares of Innovate Common Stock equal to the Common Stock Limit minus the Common Stock Derivative Amount.
(4)    “Common Stock Limit” means the number of shares of Innovate Common Stock that represent 19.5% of the voting power of Innovate as of immediately prior to the Effective Time.
(5)    “Innovate Fully Diluted Ownership Ratio” means a percentage equal to 100% minus the RDD Fully Diluted Ownership Ratio.
(6)    “Innovate Fully Diluted Shares” means the number of shares of Innovate capital stock, on a fully diluted basis, immediately prior to the Effective Time.
(7)    “Merger Consideration” means the RDD Share Portion, as allocated among and issued to (or subject to and issuable in respect of) the Company Share Capital and Company Options pursuant to this Agreement.
(8)    “Preferred Stock Derivative Amount” means the portion of the Preferred Stock Merger Amount, if any, allocable to the Company Options pursuant to Section 5.4.
(9)    “Preferred Stock Issued Amount” means the number of shares of Innovate Preferred Stock equal to the Preferred Stock Merger Amount minus the Preferred Stock Derivative Amount.

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(10)    “Preferred Stock Merger Amount” means the number of shares of Innovate Preferred Stock equal to (i) the RDD Share Portion minus the Common Stock Limit.
(11)    “RDD Fully Diluted Ownership Ratio” means a percentage equal to 38.0%.
(12)    “RDD Share Portion” means the number of shares of Innovate capital stock equal to the Combined Company Amount multiplied by the RDD Fully Diluted Ownership Ratio.
(13)    “Stock Ratio” means the ratio of the Common Stock Limit to the Preferred Stock Merger Amount.”
5.Amendment of Section 1.5(c)(i). Section 1.5(c)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:
“Subject to the remaining provisions of this Section 1.5, all of the Company Share Capital issued and outstanding immediately prior to the Effective Time (other than shares described in Section1.5(c)(iii)) shall be deemed to have been transferred to Innovate solely in consideration for the right to receive from Innovate, in accordance with the terms of this Agreement and the Allocation Certificate, (i) the number of shares of validly issued, fully paid and nonassessable shares of Innovate Common Stock equal to the Common Stock Issued Amount and (ii) the number of shares of validly issued, fully paid and nonassessable shares of Innovate Preferred Stock equal to the Preferred Stock Issued Amount. The allocation of the Common Stock Issued Amount and Preferred Stock Issued Amount among the Company Share Capital will be determined pursuant to the Allocation Certificate and consistent with the Stock Ratio. The Allocation Certificate calculates the portions of the Common Stock Issued Amount and Preferred Stock Issued Amount issuable in respect of the Company Share Capital consistent with the Company Charter, taking into account the liquidation preferences set forth in the Company Charter. Notwithstanding the foregoing, if the Innovate stockholders duly approve the Preferred Stock Conversion Proposal prior to the Effective Time, then rather than issue any Innovate Preferred Stock pursuant to this

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Agreement, Innovate instead shall issue Innovate Common Stock (subject in all respects to the terms of this Agreement).”
6.Amendment of Section 1.5(c)(ii). The first sentence in Section 1.5(c)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:
“Each share of Innovate Preferred Stock shall be convertible into shares of Innovate Common Stock, subject to and contingent upon the affirmative vote of a majority of the Innovate Common Stock present or represented and entitled to vote at a meeting of stockholders of Innovate to approve, for purposes of the Nasdaq Stock Market Rules, the issuance of shares of Innovate Common Stock to the stockholders of the Company upon conversion of the shares of Innovate Preferred Stock in accordance with the terms of the Certificate of Designation in substantially the form attached hereto as Exhibit F (the “Preferred Stock Conversion Proposal”).”
7.Amendment of Section 1.12(a). Section 1.12(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“At or prior to the Closing, Innovate, the Shareholder Representative, and a mutually agreeable escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Parties (the “Escrow Agreement”), pursuant to which Innovate shall deposit Innovate Preferred Stock in an amount comprising ten percent (10%) of the Merger Consideration otherwise deliverable to the Company Shareholders (including any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”); to be held and disbursed by the Escrow Agent in a segregated escrow account (the “Escrow Account”) in accordance with the terms hereof and of the Escrow Agreement. The Escrow Shares shall be allocated among the Company Shareholders pro rata based on their respective Pro Rata Shares. The Escrow Shares shall serve as a security for, and a source of payment of, the Innovate Indemnified Parties’ indemnity rights pursuant to Section 10. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Merger Consideration received by the Company Shareholders pursuant to Section 1 hereof. Notwithstanding the foregoing, if the Innovate stockholders duly approve

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the Preferred Stock Conversion Proposal prior to the Effective Time, then Innovate shall deposit Innovate Common Stock (instead of Innovate Preferred Stock) into the Escrow Account in amount comprising ten percent (10%) of the Merger Consideration otherwise deliverable to the Company Shareholders to serve as the Escrow Shares.”
8.Amendment of Section 4.4(a)(vi).    Section 4.4(a)(vi) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(vi)    lend money to any Person; incur or guarantee any Indebtedness for borrowed money in an amount in excess of $2,750,000; issue or sell any debt securities or option, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure, or commitment therefor in excess of $250,000;”
9.Amendment of Section 6.5. Section 6.5 of the Agreement is hereby deleted in its entirety and replaced with the following:
“Innovate Post-Closing Financing. Investors shall have made written commitments to participate in the Innovate Post-Closing Financing in an aggregate amount equal to at least $10,000,000.
10.Amendment of Section 9.1(d). Section 9.1(d) of the Agreement is hereby deleted in its entirety and replaced with the following:
“by Innovate if the Company Shareholder Approval shall not have been obtained within one hundred twenty (120) days following the execution of this Agreement; provided, however, that once the Company Shareholder Approval has been obtained, Innovate may not terminate this Agreement pursuant to this Section 9.1(d);”
11.Amendment of Section 9.1(g). Section 9.1(g) of the Agreement is hereby deleted in its entirety and replaced with the following:
“by Innovate if written commitments to participate in the Innovate Post-Closing Financing in an amount equal to at least $10,000,000 have not been received prior to the Effective Time;”
12.Amendment of Section 9.3(b)(i). Section 9.3(b)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

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“If (A) this Agreement is terminated by Innovate pursuant to Section 9.1(d) and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive written agreement with respect to a Company Subsequent Transaction and ultimately consummates such Company Subsequent Transaction (which, for the avoidance of doubt, may be consummated any time within, on or after the date of such Agreement), then the Company shall pay, or cause to be paid, to Innovate, upon the consummation of such Company Subsequent Transaction, a nonrefundable fee in an amount equal to $1,000,000.”
13.Amendment of Exhibit A.

a.	The defined term “Equity Term Sheet” and its corresponding definition is hereby deleted from Exhibit A to the Agreement.

b.	The definition of “Innovate Post-Closing Financing” is hereby deleted in its entirety and replaced with the following:
“‘Innovate Post-Closing Financing’ means an acquisition by investors of Innovate Common Stock and warrants convertible into Innovate Common Stock to be consummated immediately following the Closing with the aggregate gross proceeds of such financing to be paid to Innovate.”

c.	The exhibit reference for the defined term “Innovate Preferred Stock” is hereby corrected and replaced with “Exhibit F”.

d.	The defined term “Preferred Stock Consideration” and its corresponding definition is hereby deleted from Exhibit A to the Agreement.

e.	The section reference for the defined term “Preferred Stock Conversion Proposal” is hereby corrected and replaced with “Section 1.5(c)(ii).”

14.	Amendment of Exhibit G. Exhibit G to the Agreement is hereby deleted in its entirety and replaced with the version of Exhibit G attached hereto as Appendix A.
15.Amendment of Company Schedule of Exceptions. Schedules 4.3(a) and 4.4(b)(iv) of the Company Schedule of Exceptions are hereby modified to include the following:

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“The Company is expressly permitted to enter into a non-binding letter of intent with respect to the acquisition of Naia Rare Diseases.”
16.Amendment of Company Schedule of Exceptions. References to the bridge loan in Schedules 4.3(a) and 4.4(b)(iv) of the Company Schedule of Exceptions are hereby deleted in their entirety and replaced with the following:
“The Company is permitted to enter into a bridge loan agreement prior to Closing pursuant to which the Company may borrow a principal amount of up to $750,000 on terms to be determined by the Company.”
17.Amendment of Schedule I-C. Schedule I-C to the Agreement is hereby modified to delete all references to “Sharro Trustees Limited.”
18.Full Force and Effect. Except as modified and amended by this First Amendment, the terms and conditions of the Agreement remain in full force and effect.
19.Conflict. In the event of conflict between the provisions of the Agreement and this First Amendment, the provisions of this First Amendment shall control.
20.Counterparts; Electronic Signatures. This First Amendment may be executed in one or more counterparts (including by transmission-mail), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
21.Governing Law. Sections 11.5 and 11.10 of the Agreement are incorporated by reference into this Amendment, mutatis mutandis.
[signature page follows]
IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the date first set forth above.

INNOVATE BIOPHARMACEUTICALS, INC.
By:    /s/ Edward J. Sitar
Name: Edward J. Sitar

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Title: Chief Financial Officer
INNT MERGER SUB 1 LTD.
By:    /s/ Edward J. Sitar
Name: Edward J. Sitar
Title: Authorized Signatory
RDD PHARMA LTD.
By:    /s/ John Temperato
Name: John Temperato
Title: CEO
SHAREHOLDER REPRESENTATIVE:
ORBIMED ISRAEL PARTNERS, LIMITED PARTNERSHIP

/s/ Nissim Darvish
Name: Nissim Darvish
By: OrbiMed Israel Biofund GP, L.P.
Its General Partner

By: OrbiMed Israel GP Limited
Its General Partner

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